Exhibit 99.1
Item 6.    Selected Financial Data

The following table summarizes selected consolidated historical financial data for the periods and as of the dates indicated. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in this Current Report.

The selected consolidated historical financial data at March 31, 2019 and 2018, and for each of the three years in the period ended March 31, 2019 is derived from our audited historical consolidated financial statements included in this Current Report. The selected consolidated historical financial data at March 31, 2017, 2016 and 2015 and for each of the two years in the period ended March 31, 2016 is derived from our audited historical consolidated financial statements not included in this Current Report.

	Year Ended March 31,
	2019	2018	2017	2016	2015
	(in thousands, except per unit data)
Income Statement Data
Total revenues	$8,689,157	$6,953,947	$5,216,265	$6,910,797	$12,613,349
Total cost of sales	$7,983,061	$6,263,561	$4,738,563	$6,335,869	$12,063,677
Operating income (loss)	$126,728	$187,335	$226,469	$(226,947)	$6,652
Interest expense	$164,725	$199,149	$149,601	$132,665	$109,853
Loss (gain) on early extinguishment of liabilities, net	$12,340	$23,201	$(24,727)	$(28,532)	$—
(Loss) income from continuing operations	$(79,455)	$(22,477)	$115,547	$(312,959)	$(58,047)
Net (loss) income from continuing operations allocated to common unitholders	$(171,153)	$(82,816)	$78,369	$(371,655)	$(112,611)
Basic (loss) income from continuing operations per common unit	$(1.39)	$(0.68)	$0.73	$(3.55)	$(1.30)
Diluted (loss) income from continuing operations per common unit	$(1.39)	$(0.68)	$0.70	$(3.55)	$(1.30)
Cash Flows Data
Net cash provided by (used in) operating activities	$337,250	$137,967	$(25,038)	$354,264	$262,831
Net cash provided by (used in) investing activities	$453,473	$270,582	$(363,126)	$(445,327)	$(1,366,221)
Net cash (used in) provided by financing activities	$(794,245)	$(394,281)	$371,454	$80,705	$1,134,693
Cash distributions paid per common unit	$1.56	$1.56	$1.56	$2.54	$2.37
Balance Sheet Data - Period End
Total assets	$5,902,493	$6,151,122	$6,320,379	$5,560,155	$6,655,792
Total long-term obligations, net of debt issuance costs and current maturities	$2,223,675	$2,853,064	$3,143,030	$3,155,062	$2,838,052
Total equity	$2,277,818	$2,086,095	$2,166,802	$1,694,065	$2,693,432

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a Delaware limited partnership (“we,” “us,” “our,” or the “Partnership”) formed in September 2010. NGL Energy Holdings LLC serves as our general partner. At March 31, 2019, our operations included:

•	Crude Oil Logistics

•	Water Solutions

•	Liquids

•	Refined Products and Renewables (see “Dispositions” below)

On March 30, 2018, we sold a portion of our Retail Propane segment to DCC LPG (“DCC”) for net proceeds of $212.4 million in cash, and recorded a gain on disposal of $89.3 million during the year ended March 31, 2018. The Retail Propane businesses subject to this transaction consisted of our operations across the Mid-Continent and Western portions of the United States. On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior Plus Corp. (“Superior”) for total consideration of $889.8 million in cash, and recorded a gain on disposal of $408.9 million during the year ended March 31, 2019. We retained our 50% ownership interest in Victory Propane, LLC (“Victory Propane”), which we subsequently sold on August 14, 2018 (see Note 2 to our consolidated financial statements included in this Current Report). These transactions represent a strategic shift in our operations and will have a significant effect on our operations and financial results going forward. Accordingly, the results of operations and cash flows related to our former Retail Propane segment (including equity in earnings of Victory Propane) have been classified as discontinued operations for all periods presented and prior periods have been retrospectively adjusted in the consolidated statements of operations and consolidated statements of cash flows. In addition, the assets and liabilities related to our former Retail Propane segment have been classified as held for sale within our March 31, 2018 consolidated balance sheet. See Note 1 and Note 17 to our consolidated financial statements included in this Current Report for a further discussion of the transaction.

Crude Oil Logistics

Our Crude Oil Logistics segment purchases crude oil from producers and marketers and transports it to refineries or for resale at pipeline injection stations, storage terminals, barge loading facilities, rail facilities, refineries, and other trade hubs, and provides storage, terminaling, trucking, marine and pipeline transportation services through its owned assets.

Most of our contracts to purchase or sell crude oil are at floating prices that are indexed to published rates in active markets such as Cushing, Oklahoma. We attempt to reduce our exposure to price fluctuations by using back-to-back physical contracts whenever possible. When back-to-back physical contracts are not optimal, we enter into financially settled derivative contracts as economic hedges of our physical inventory, physical sales and physical purchase contracts. We use our transportation assets to move crude oil from the wellhead to the highest value market. Spreads between crude oil prices in different markets can fluctuate, which may expand or limit our opportunity to generate margins by transporting crude oil to different markets.

The following table summarizes the range of low and high crude oil spot prices per barrel of NYMEX West Texas Intermediate Crude Oil at Cushing, Oklahoma for the periods indicated and the prices at period end:

	Crude Oil Spot Price Per Barrel
Year Ended March 31,	Low	High	At Period End
2019	$42.53	$76.41	$60.14
2018	$42.53	$66.14	$64.94
2017	$35.70	$54.45	$50.60

We believe volatility in commodity prices will continue, and our ability to adjust to and manage this volatility may impact our financial results.

Our Crude Oil Logistics segment generated an operating loss of $7.4 million during the year ended March 31, 2019, which included a loss of $105.0 million on our transaction with a third party in which they agreed to be fully responsible for our future minimum volume commitment in exchange for $67.7 million of deficiency credits on a contract with a crude oil pipeline operator and $35.3 million in cash (see Note 13 to our consolidated financial statements included in this Current Report for a further discussion). Our Crude Oil Logistics segment generated operating income of $122.9 million during the year ended March 31, 2018, which included a gain of $108.6 million on the sale of our previously held 50% interest in Glass Mountain Pipeline, LLC (“Glass Mountain”).

Water Solutions

Our Water Solutions segment provides services for the treatment and disposal of wastewater generated from crude oil and natural gas production and for the disposal of solids such as tank bottoms, drilling fluids and drilling muds and performs truck and frac tank washouts. In addition, our Water Solutions segment sells the recovered hydrocarbons that result from performing these services and sells freshwater to producers for exploration and production activities.

Our water processing facilities are strategically located near areas of high crude oil and natural gas production. A significant factor affecting the profitability of our Water Solutions segment is the extent of exploration and production in the areas near our facilities, which is generally based upon producers’ expectations about the profitability of drilling and producing new wells. The primary customer of our Wyoming facility has committed to deliver a specified minimum volume of water to our facility under a long-term contract. The primary customers of our Colorado facilities have committed to deliver all wastewater produced at wells within the DJ Basin to our facilities. Most customers of our other facilities are not under volume commitments, although many of our facilities have acreage dedications or are connected to producer facilities by pipeline.

Our Water Solutions segment generated operating income of $210.5 million during the year ended March 31, 2019, which included a gain of $141.3 million on the sales of our Bakken water disposal business and our South Pecos water disposal business (see Note 16 to our consolidated financial statements included in this Current Report for a further discussion of both transactions). Our Water Solutions segment generated an operating loss of $24.2 million during the year ended March 31, 2018.

Liquids

Our Liquids segment purchases propane, butane, and other products from refiners, processing plants, producers, and other parties, and sells the products to retailers, wholesalers, refiners, and petrochemical plants throughout the United States and in Canada. Our Liquids segment owns 27 terminals throughout the United States and a salt dome storage facility joint venture in Utah, operates a fleet of leased railcars, and leases underground storage capacity. We attempt to reduce our exposure to price fluctuations by using back-to-back physical contracts and pre-sale agreements that allow us to lock in a margin on a percentage of our winter volumes. We also enter into financially settled derivative contracts as economic hedges of our physical inventory, physical sales and physical purchase contracts.

Our wholesale Liquids business is a “cost-plus” business that can be affected by both price fluctuations and volume variations. We establish our selling price based on a pass-through of our product supply, transportation, handling, storage, and capital costs plus an acceptable margin.

Weather conditions and gasoline blending can have a significant impact on the demand for propane and butane, and sales volumes and prices are typically higher during the colder months of the year. Consequently, our revenues, operating profits, and operating cash flows are typically lower in the first and second quarters of our fiscal year.

The following table summarizes the range of low and high propane spot prices per gallon at Conway, Kansas, and Mt. Belvieu, Texas, two of our main pricing hubs, for the periods indicated and the prices at period end:

	Conway, Kansas			Mt. Belvieu, Texas
	Propane Spot Price Per Gallon			Propane Spot Price Per Gallon
Year Ended March 31,	Low	High	At Period End	Low	High	At Period End
2019	$0.50	$0.88	$0.55	$0.58	$1.11	$0.64
2018	$0.53	$0.98	$0.66	$0.57	$1.02	$0.80
2017	$0.35	$0.89	$0.56	$0.42	$0.93	$0.61

The following table summarizes the range of low and high butane spot prices per gallon at Mt. Belvieu, Texas for the periods indicated and the prices at period end:

	Butane Spot Price Per Gallon
Year Ended March 31,	Low	High	At Period End
2019	$0.71	$1.51	$0.75
2018	$0.64	$1.12	$0.78
2017	$0.52	$1.42	$0.75

We believe volatility in commodity prices will continue, and our ability to adjust to and manage this volatility may impact our financial results.

Our Liquids segment generated an operating loss of $2.9 million during the year ended March 31, 2019, which included a goodwill impairment charge of $66.2 million related to our salt dome storage facility joint venture in Utah (see Note 6 to our consolidated financial statements included in this Current Report). Our Liquids segment generated an operating loss of $93.1 million during the year ended March 31, 2018, which included a goodwill impairment charge of $116.9 million related to our salt dome storage facility joint venture in Utah (see Note 6 to our consolidated financial statements included in this Current Report).

Refined Products and Renewables

Our Refined Products and Renewables segment conducts gasoline, diesel, ethanol, and biodiesel marketing operations, purchases refined petroleum and renewable products primarily in the Gulf Coast, West Coast and Midwest regions of the United States and schedules them for delivery at various locations throughout the country. We sell our products to commercial and industrial end users, independent retailers, distributors, marketers, government entities, and other wholesalers of refined petroleum products. We sell our products at terminals owned by third parties.

On September 30, 2019, we completed the sale of TransMontaigne Product Services, LLC (“TPSL”) and associated assets to Trajectory Acquisition Company, LLC (“Trajectory”) for total consideration of approximately $233.8 million, including equity consideration, inventory and net working capital (see Note 17 to our consolidated financial statements included in this Current Report). TPSL made up a portion of our Refined Products and Renewables segment. The divested assets include (i) TPSL Terminaling Services Agreement with TransMontaigne Partners LP, including the exclusive rights to utilize 19 terminals; (ii) line space along Colonial and Plantation Pipelines; (iii) two wholly-owned refined products terminals in Georgia that we acquired in January 2019 and multiple third-party throughput agreements; and (iv) all associated customer contracts, inventory and other working capital associated with the assets. In December 2019, the Partnership formalized a plan and received approval to divest of its gas blending business in the southeastern and eastern regions of the United States (“Gas Blending”) and its refined products marketing business in the mid-continent region of the United States (“Mid-Con”). The Partnership had determined that these businesses were no longer core to the Partnership’s strategy. These transactions represent a strategic shift in our operations and will have a significant effect on our operations and financial results going forward. Accordingly, the results of operations and cash flows related to TPSL, Mid-Con and Gas Blending have been classified as discontinued operations for all periods presented, and prior periods have been retrospectively adjusted in the consolidated statements of operations and consolidated statements of cash flows. In addition, the assets and liabilities related to TPSL and certain assets and liabilities, particularly inventory, derivatives and leases, related to Mid-Con and Gas Blending have been classified as held for sale in our March 31, 2019 and 2018 consolidated balance sheets. On January 3, 2020, we completed the sale of Mid-Con to a third-party. See Note 1 and Note 17 to our consolidated financial statements included in this Current Report for a discussion of the accounting for the sale of a portion of our Refined Products and Renewables segment.

The following table summarizes the range of low and high Gulf Coast gasoline spot prices per barrel using NYMEX gasoline prompt-month futures for the periods indicated and the prices at period end:

	Gasoline Spot Price Per Barrel
Year Ended March 31,	Low	High	At Period End
2019	$52.45	$95.35	$79.62
2018	$59.24	$89.88	$84.75
2017	$53.44	$71.40	$71.40

The following table summarizes the range of low and high diesel spot prices per barrel using NYMEX ULSD prompt-month futures for the periods indicated and the prices at period end:

	Diesel Spot Price Per Barrel
Year Ended March 31,	Low	High	At Period End
2019	$69.81	$102.36	$82.88
2018	$57.32	$89.71	$85.19
2017	$45.13	$71.58	$66.09

Our Refined Products and Renewables segment generated operating income of $12.2 million and operating income of $261.2 million during the years ended March 31, 2019 and 2018, respectively.

Consolidated Results of Operations

The following table summarizes our consolidated statements of operations for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Total revenues	$8,689,157	$6,953,947	$5,216,265
Total cost of sales	7,983,061	6,263,561	4,738,563
Operating expenses	231,065	193,076	173,046
General and administrative expense	107,407	97,979	100,839
Depreciation and amortization	211,973	208,398	179,613
Loss (gain) on disposal or impairment of assets, net	34,296	(17,118)	(208,982)
Revaluation of liabilities	(5,373)	20,716	6,717
Operating income	126,728	187,335	226,469
Equity in earnings of unconsolidated entities	2,533	7,539	3,830
Revaluation of investments	—	—	(14,365)
Interest expense	(164,725)	(199,149)	(149,601)
(Loss) gain on early extinguishment of liabilities, net	(12,340)	(23,201)	24,727
Other (expense) income, net	(30,418)	6,352	26,420
(Loss) income from continuing operations before income taxes	(78,222)	(21,124)	117,480
Income tax expense	(1,233)	(1,353)	(1,933)
(Loss) income from continuing operations	(79,455)	(22,477)	115,547
Income (loss) from discontinued operations, net of tax	418,850	(47,128)	28,327
Net income (loss)	339,395	(69,605)	143,874
Less: Net loss (income) attributable to noncontrolling interests	20,206	(240)	(6,832)
Less: Net loss (income) attributable to redeemable noncontrolling interests	446	(1,030)	—
Net income (loss) attributable to NGL Energy Partners LP	$360,047	$(70,875)	$137,042

Items Impacting the Comparability of Our Financial Results

Our current and future results of operations may not be comparable to our historical results of operations for the periods presented due to business combinations, disposals and other transactions.

Recent Developments

Transactions during the Three Months Ended March 31, 2019

Repurchase and Redemption of Senior Unsecured Notes

During the three months ended March 31, 2019, we repurchased $11.9 million of the 2019 Notes (as defined herein). See Note 8 to our consolidated financial statements included in this Current Report for a further discussion.

On March 15, 2019, we paid $329.7 million to redeem all of our outstanding 2019 Notes. See Note 8 to our consolidated financial statements included in this Current Report for a further discussion.

Credit Agreement

On February 6, 2019, we amended the Credit Agreement (as defined herein) to, among other things, reset and increase the basket for the repurchase of common units, decrease the maximum total leverage indebtedness ratio for future quarters and amend the defined term “Consolidated EBITDA.” See Note 8 to our consolidated financial statements included in this Current Report for a further discussion.

Subsequent Events

See Note 19 to our consolidated financial statements included in this Current Report for a discussion of transactions that occurred subsequent to March 31, 2019.

Acquisitions

As discussed below, we completed numerous acquisitions during the years ended March 31, 2019 and 2018. These acquisitions impact the comparability of our results of operations between our current and prior fiscal years.

During the year ended March 31, 2019, in our Water Solutions segment, we acquired the remaining 18.375% interest in NGL Water Pipelines, LLC, six saltwater disposal facilities (including 22 saltwater disposal wells), two ranches and four freshwater facilities (including 45 freshwater wells). In our Liquids segment, we acquired the natural gas liquids terminal business of DCP Midstream, LP. In our Refined and Renewables segment, we acquired two refined products terminals, which were included in the sale of TPSL on September 30, 2019 and the operations of these two terminals have been classified as discontinued. See Note 4 to our consolidated financial statements included in this Current Report for a further discussion.

In our Retail Propane segment, we acquired three retail propane businesses and the remaining 40% interest in Atlantic Propane, LLC. The assets and liabilities of these retail propane transactions were included in the sale of virtually all of our remaining Retail Propane segment on July 10, 2018 and the operations have been classified as discontinued. See Note 4 and Note 17 to our consolidated financial statements included in this Current Report for a further discussion.

During the year ended March 31, 2018, in our Water Solutions segment, we acquired the remaining 50% ownership interest in NGL Solids Solutions, LLC, and in our Retail Propane segment, we acquired seven retail propane businesses and certain assets from Victory Propane. The assets and liabilities of these retail propane businesses are included in current assets and current liabilities held for sale in our March 31, 2018 consolidated balance sheet and the operations have been classified as discontinued. See Note 13 and Note 17 to our consolidated financial statements included in this Current Report for a further discussion.

Subsequent Events

See Note 19 to our consolidated financial statements included in this Current Report for a discussion of the acquisitions that occurred subsequent to March 31, 2019.

Dispositions

Sale of TPSL

On September 30, 2019, we completed the sale of TPSL to Trajectory. See “Overview-Refined and Renewables” above for a further discussion.

Sale of Mid-Con

On January 3, 2020, we completed the sale of Mid-Con to a third-party. See “Overview-Refined and Renewables” above for a further discussion.

Sale of South Pecos Water Disposal Business

On February 28, 2019, we completed the sale of our South Pecos water disposal business to a subsidiary of WaterBridge Resources LLC for $232.2 million in net cash proceeds and recorded a gain on disposal of $107.9 million during the year ended March 31, 2019. See Note 16 to our consolidated financial statements included in this Current Report for a further discussion.

As this sale transaction did not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Water Solutions segment have not been classified as discontinued operations.

Sale of Bakken Saltwater Disposal Business

On November 30, 2018, we completed the sale of NGL Water Solutions Bakken, LLC to an affiliate of Tallgrass Energy, LP for $85.0 million in net cash proceeds and recorded a gain on disposal of $33.4 million during the year ended March 31, 2019. See Note 16 to our consolidated financial statements included in this Current Report for a further discussion.

As this sale transaction did not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Water Solutions segment have not been classified as discontinued operations.

Sale of Retail Propane Business

On March 30, 2018, we sold a portion of our Retail Propane segment to DCC. On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior and on August 14, 2018, we sold our previously held interest in Victory Propane. See “Overview” above for a further discussion.

Sawtooth Joint Venture

On March 30, 2018, we completed the transaction to form a joint venture with Magnum Liquids, LLC, a portfolio company of Haddington Ventures LLC, along with Magnum Development, LLC and other Haddington-sponsored investment entities (collectively “Magnum”) to focus on the storage of natural gas liquids and refined products by combining our Sawtooth salt dome storage facility with Magnum’s refined products rights and adjacent leasehold. Magnum acquired an approximately 28.5% interest in Sawtooth from us, in exchange for consideration consisting of a cash payment of approximately $37.6 million (excluding working capital) and the contribution of certain refined products rights and adjacent leasehold. See Note 16 to our consolidated financial statements included in this Current Report for a further discussion.

Sale of Interest in Glass Mountain

On December 22, 2017, we sold our previously held 50% interest in Glass Mountain for net proceeds of $292.1 million and recorded a gain on disposal of $108.6 million during the three months ended December 31, 2017. See Note 16 to our consolidated financial statements included in this Current Report for a further discussion.

As this sale transaction did not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Crude Oil Logistics segment have not been classified as discontinued operations.

Trends

Crude oil prices can fluctuate widely based on changes in supply and demand conditions. The opportunity to generate revenues in our Crude Oil Logistics business is heavily influenced by the volume of crude oil being produced. Crude oil prices declined sharply during the period from July 2014 through February 2016. Crude oil prices have rebounded and at March 31, 2019, the spot price for NYMEX West Texas Intermediate Crude Oil at Cushing, Oklahoma was $60.14 per barrel. While crude oil production in the United States has been strong in recent years, a sharp decline in crude oil prices could reduce the incentive for producers to expand production. Low crude oil prices could result in declines in crude oil production and may adversely impact volumes and margins in our Crude Oil Logistics business. Crude oil price declines have had an adverse impact on many participants in the energy markets, and the inherent risk of customer or counterparty nonperformance is higher when crude oil prices are low or in decline.

From January 2015 to January 2018, crude oil markets were in contango, a condition in which forward crude oil prices are greater than spot prices. Our Crude Oil Logistics business benefits when the market is in contango, as increasing prices result in inventory holding gains during the time between when we purchase inventory and when we sell it. In addition, we are able to better utilize our storage assets when contango markets justify storing barrels. During the year ended March 31, 2019, crude oil markets have moved from being in backwardation to fairly flat. Backwardation is a condition in which forward crude oil prices are lower than spot prices. When markets are in backwardation, falling prices typically have an unfavorable impact on our margins.

Our opportunity to generate revenues in our Water Solutions business is based on the level of production of natural gas and crude oil in the areas where our facilities are located. As described above, crude oil prices declined sharply since July 2014 but have increased since March 31, 2016. Also, drilling rigs and production have increased since March 31, 2016, particularly in the Permian and DJ Basins which has positively impacted the volumes of our Water Solutions business (during the three months ended March 31, 2019 we processed 860,000 barrels of wastewater per day, compared to 761,000 barrels of wastewater per day during the three months ended March 31, 2018). A portion of the revenues in our Water Solutions business is generated from the sale of hydrocarbons that we recover when processing wastewater. These recovered hydrocarbon revenues have increased due primarily to an increase in the volume of wastewater processed at existing facilities as well as facilities acquired from acquisitions and an increase in crude oil prices; however, these revenues were negatively impacted by a lower percentage of skim oil volumes recovered per wastewater barrel processed. This lower percentage was due primarily to an increase in wastewater transported through pipelines (which contains less oil per barrel of wastewater), as well as operational changes in the DJ Basin, which have resulted in lower per-barrel revenues for our Water Solutions business.

Seasonality

Seasonality impacts our Liquids segment. Consequently, for our Liquids business, revenues, operating profits and operating cash flows are generated mostly in the third and fourth quarters of our fiscal year. We borrow under the Revolving Credit Facility to supplement our operating cash flows during the periods in which we are building inventory. See “–Liquidity, Sources of Capital and Capital Resource Activities–Cash Flows.”

Segment Operating Results for the Years Ended March 31, 2019 and 2018

Crude Oil Logistics

The following table summarizes the operating results of our Crude Oil Logistics segment for the periods indicated:

	Year Ended March 31,
	2019	2018	Change
	(in thousands, except per barrel amounts)
Revenues:
Crude oil sales	$3,011,355	$2,151,203	$860,152
Crude oil transportation and other	161,336	122,786	38,550
Total revenues (1)	3,172,691	2,273,989	898,702
Expenses:
Cost of sales-excluding impact of derivatives	2,939,702	2,120,640	819,062
Cost of sales-derivative (gain) loss	(1,085)	7,021	(8,106)
Operating expenses	53,352	47,846	5,506
General and administrative expenses	6,512	6,584	(72)
Depreciation and amortization expense	74,165	80,387	(6,222)
Loss (gain) on disposal or impairment of assets, net	107,424	(111,393)	218,817
Total expenses	3,180,070	2,151,085	1,028,985
Segment operating (loss) income	$(7,379)	$122,904	$(130,283)

Crude oil sold (barrels)	48,366	39,626	8,740
Crude oil transported on owned pipelines (barrels)	42,564	33,454	9,110
Crude oil storage capacity - owned and leased (barrels) (2)	5,232	6,159	(927)
Crude oil storage capacity leased to third parties (barrels) (2)	2,564	2,641	(77)
Crude oil inventory (barrels) (2)	827	1,219	(392)
Crude oil sold ($/barrel)	$62.262	$54.288	$7.974
Cost per crude oil sold ($/barrel)	$60.758	$53.694	$7.064
Crude oil product margin ($/barrel)	$1.504	$0.594	$0.910

(1)	Revenues include $36.1 million and $13.9 million of intersegment sales during the years ended March 31, 2019 and 2018, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2019 and March 31, 2018, respectively.

Crude Oil Sales Revenues. The increase was due primarily to an increase in crude oil prices and sales volumes during the year ended March 31, 2019, compared to the year ended March 31, 2018. The increase in crude oil prices throughout our fiscal year 2019 has led to an increase in production volumes for us to market. We continue to market crude oil volumes in the majority of the basins across the United States to support our various pipeline, terminal and transportation assets.

Crude Oil Transportation and Other Revenues. The increase was due to our Grand Mesa Pipeline, which increased revenues by $17.0 million during the year ended March 31, 2019, compared to the year ended March 31, 2018, primarily due to increased production growth in the DJ Basin. During the year ended March 31, 2019, approximately 42.6 million barrels of crude oil were transported on the Grand Mesa Pipeline, which averaged approximately 117,000 barrels per day, physically, and financial volumes averaged approximately 120,000 barrels per day (volume amounts are from both internal and external parties). In addition, during the year ended March 31, 2019, a new crude marketing contract increased revenues by $23.4 million. This was partially offset by a reduction in railcar sublease revenue.

Cost of Sales-Excluding Impact of Derivatives. The increase was due primarily to an increase in crude oil prices and sales volumes during the year ended March 31, 2019, compared to the year ended March 31, 2018.

Cost of Sales-Derivatives. Our cost of sales during the year ended March 31, 2019 included $0.6 million of net realized losses on derivatives and $1.7 million of net unrealized gains on derivatives. Our cost of sales during the year ended

March 31, 2018 included $4.2 million of net realized losses on derivatives and $2.8 million of net unrealized losses on derivatives.

Operating and General and Administrative Expenses. The increase was due primarily to utilities related to the higher volumes transported on the Grand Mesa Pipeline.

Depreciation and Amortization Expense. The decrease was due primarily to downsizing our fleet of crude transportation assets, which decreased depreciation and amortization expense by $4.3 million during the year ended March 31, 2019, compared to the year ended March 31, 2018. The decrease was also due to certain intangible assets being fully amortized in prior periods.

Loss (Gain) on Disposal or Impairment of Assets, Net. During the year ended March 31, 2019, we recorded a net loss of $107.4 million, which included a loss of $105.0 million on our transaction with a third party in which they agreed to be fully responsible for our future minimum volume commitment in exchange for $67.7 million of deficiency credits on a contract with a crude oil pipeline operator and $35.3 million in cash (see Note 2 and Note 13 to our consolidated financial statements included in this Current Report). The loss also includes additional costs related to this transaction of $2.0 million. In addition, we recorded a loss of $1.3 million related to the sale of two terminals during the year ended March 31, 2019. During the year ended March 31, 2018, we recorded a gain of $108.6 million on the sale of our previously held 50% interest in Glass Mountain (see Note 16 to our consolidated financial statements included in this Current Report). In addition, we recorded a net gain of $2.8 million on the sales of certain other assets.

Water Solutions

The following table summarizes the operating results of our Water Solutions segment for the periods indicated:

	Year Ended March 31,
	2019	2018	Change
	(in thousands, except per barrel and per day amounts)
Revenues:
Wastewater disposal service fees	$189,947	$149,114	$40,833
Sale of recovered hydrocarbons	72,678	58,948	13,730
Other service revenues	39,061	21,077	17,984
Total revenues	301,686	229,139	72,547
Expenses:
Cost of sales-excluding impact of derivatives	2,668	2,150	518
Cost of sales-derivative (gain) loss	(13,455)	17,195	(30,650)
Operating expenses	130,748	105,200	25,548
General and administrative expenses	6,615	2,623	3,992
Depreciation and amortization expense	108,162	98,623	9,539
(Gain) loss on disposal or impairment of assets, net	(138,204)	6,863	(145,067)
Revaluation of liabilities	(5,373)	20,716	(26,089)
Total expenses	91,161	253,370	(162,209)
Segment operating income (loss)	$210,525	$(24,231)	$234,756

Wastewater processed (barrels per day)
Permian Basin	461,456	289,360	172,096
Eagle Ford Basin	270,849	235,713	35,136
DJ Basin	161,010	113,771	47,239
Other Basins	53,799	68,466	(14,667)
Total	947,114	707,310	239,804
Solids processed (barrels per day)	6,957	5,662	1,295
Skim oil sold (barrels per day)	3,567	3,210	357
Service fees for wastewater processed ($/barrel)	$0.55	$0.58	$(0.03)
Recovered hydrocarbons for wastewater processed ($/barrel)	$0.21	$0.23	$(0.02)
Operating expenses for wastewater processed ($/barrel)	$0.38	$0.41	$(0.03)

Wastewater Disposal Service Fee Revenues. The increase was due primarily to an increase in the volume of wastewater processed at existing facilities as well as facilities acquired from acquisitions. We continue to benefit from the increased oil and gas production and rig counts as compared to the prior year in the basins in which we operate, particularly in the Permian Basin.

Recovered Hydrocarbon Revenues. The increase was due primarily to an increase in the volume of wastewater processed at existing facilities as well as facilities acquired from acquisitions and an increase in crude oil prices; however, these revenues were negatively impacted by a lower percentage of skim oil volumes recovered per wastewater barrel processed. This lower percentage was due primarily to an increase in wastewater transported through pipelines (which contains less oil per barrel of wastewater), as well as operational changes in the DJ Basin.

Other Service Revenues. Other service revenues primarily include solids disposal revenues, water pipeline revenues and freshwater revenues, all of which increased during the year ended March 31, 2019 due to increased volumes as well as acquisitions.

Cost of Sales-Excluding Impact of Derivatives. The increase was due primarily to an increase in expenses to bring wastewater to certain of our water solutions facilities.

Cost of Sales-Derivatives. We enter into derivatives in our Water Solutions segment to protect against the risk of a decline in the market price of the hydrocarbons we expect to recover when processing the wastewater and selling the skim oil. Our cost of sales during the year ended March 31, 2019 included $15.5 million of net unrealized gains on derivatives and $2.1 million of net realized losses on derivatives. In December 2018, we settled derivative contracts that had scheduled settlement dates from January 2019 through December 2020 and recorded a gain of $8.4 million on those derivatives. Our cost of sales during the year ended March 31, 2018 included $13.7 million of net unrealized losses on derivatives and $3.5 million of net realized losses on derivatives.

Operating and General and Administrative Expenses. The increase was due primarily to the increase in the number of water disposal facilities and wells that we own and operated due to higher volumes processed at existing facilities and facilities acquired from acquisitions, partially offset by cost reduction efforts. Due to the higher volumes processed, our cost per barrel has decreased, as shown in the table above. Also contributing to the increase was an increase in acquisition expenses related to one of our ranch acquisitions.

Depreciation and Amortization Expense. The increase was due primarily to acquisitions and developed facilities, partially offset by the disposition of our Bakken and South Pecos water disposal businesses and certain intangible assets being fully amortized during the years ended March 31, 2019 and 2018.

(Gain) Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2019, we completed the sale of our South Pecos water disposal business and recorded a gain on disposal of $107.9 million and the sale of our Bakken water disposal business and recorded a gain on disposal of $33.4 million (see Note 16 to our consolidated financial statements included in this Current Report for a further discussion of both transactions). In addition, we recorded a net loss of $3.1 million on the disposals of certain other assets during the year ended March 31, 2019.

During the year ended March 31, 2018, we recorded a loss of $8.2 million on the disposals of certain assets, partially offset by a gain of $1.3 million for the termination of a non-compete agreement, which included the carrying value of the non-compete agreement intangible asset that was written off (see Note 7 to our consolidated financial statements included in this Current Report).

Revaluation of Liabilities. The revaluation of liabilities represents the change in the valuation of our contingent consideration liabilities related to royalty agreements acquired as part of certain business combinations. The reduction in expense during the year ended March 31, 2019 was due primarily to lower expected production from new customers and an increase in facilities due to acquisitions, resulting in a decrease to the expected future royalty payment. The expense during the year ended March 31, 2018 was due primarily to higher actual and expected production from new customers, resulting in an increase to the expected future royalty payment.

Liquids

The following table summarizes the operating results of our Liquids segment for the periods indicated:

	Year Ended March 31,
	2019	2018	Change
	(in thousands, except per gallon amounts)
Propane sales:
Revenues (1)	$1,179,087	$1,203,486	$(24,399)
Cost of sales-excluding impact of derivatives	1,111,678	1,165,414	(53,736)
Cost of sales-derivative loss (gain)	5,856	(5,577)	11,433
Product margin	61,553	43,649	17,904

Butane sales:
Revenues (1)	637,076	562,066	75,010
Cost of sales-excluding impact of derivatives	609,833	535,017	74,816
Cost of sales-derivative (gain) loss	(1,264)	19,616	(20,880)
Product margin	28,507	7,433	21,074

Other product sales:
Revenues (1)	599,166	432,570	166,596
Cost of sales-excluding impact of derivatives	570,866	414,980	155,886
Cost of sales-derivative loss (gain)	1,001	(173)	1,174
Product margin	27,299	17,763	9,536

Service revenues:
Revenues (1)	23,003	22,548	455
Cost of sales	3,030	3,930	(900)
Product margin	19,973	18,618	1,355

Expenses:
Operating expenses	41,360	32,792	8,568
General and administrative expenses	5,672	5,331	341
Depreciation and amortization expense	25,997	24,937	1,060
Loss on disposal or impairment of assets, net	67,213	117,516	(50,303)
Total expenses	140,242	180,576	(40,334)
Segment operating loss	$(2,910)	$(93,113)	$90,203

Liquids storage capacity - owned and leased (gallons) (2)	397,343	438,968	(41,625)

Propane sold (gallons)	1,383,986	1,361,173	22,813
Propane sold ($/gallon)	$0.852	$0.884	$(0.032)
Cost per propane sold ($/gallon)	$0.807	$0.852	$(0.045)
Propane product margin ($/gallon)	$0.045	$0.032	$0.013
Propane inventory (gallons) (2)	44,757	48,928	(4,171)
Propane storage capacity leased to third parties (gallons) (2)	30,440	29,662	778

Butane sold (gallons)	610,968	544,750	66,218
Butane sold ($/gallon)	$1.043	$1.032	$0.011
Cost per butane sold ($/gallon)	$0.996	$1.018	$(0.022)
Butane product margin ($/gallon)	$0.047	$0.014	$0.033
Butane inventory (gallons) (2)	21,677	15,385	6,292
Butane storage capacity leased to third parties (gallons) (2)	62,185	51,660	10,525

Other products sold (gallons)	498,751	400,405	98,346
Other products sold ($/gallon)	$1.201	$1.080	$0.121
Cost per other products sold ($/gallon)	$1.147	$1.036	$0.111
Other products product margin ($/gallon)	$0.054	$0.044	$0.010
Other products inventory (gallons) (2)	9,158	5,822	3,336

(1)	Revenues include $23.3 million and $4.7 million of intersegment sales during the years ended March 31, 2019 and 2018, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2019 and March 31, 2018, respectively.

Propane Sales and Cost of Sales-Excluding Impact of Derivatives. The decreases in revenues and cost of sales-excluding impact of derivatives were due primarily to a decline in product pricing and lower railcar costs.

Cost of Sales-Derivatives. Our cost of wholesale propane sales included $1.4 million of net unrealized losses on derivatives and $4.4 million of net realized losses on derivatives during the year ended March 31, 2019. During the year ended March 31, 2018, our cost of wholesale propane sales included $1.0 million of net unrealized gains on derivatives and $4.6 million of net realized gains on derivatives.

Propane product margins per gallon of propane sold were higher during the year ended March 31, 2019 than during the year ended March 31, 2018 due to favorable market conditions.

Butane Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due primarily to higher commodity prices in the first six months of the year, partially offset by declining commodity prices in the latter half of the year. Volumes increased due to favorable market conditions.

Cost of Sales-Derivatives. Our cost of butane sales during the year ended March 31, 2019 included $1.5 million of net unrealized gains on derivatives and $0.3 million of net realized losses on derivatives. Our cost of butane sales included $0.5 million of net unrealized losses on derivatives and $19.1 million of net realized losses on derivatives during the year ended March 31, 2018.

Butane product margins per gallon of butane sold were higher during the year ended March 31, 2019 than during the year ended March 31, 2018 due primarily to a strong pricing market and generally strong demand.

Other Products Sales and Cost of Sales-Excluding Impact of Derivatives. Other product volumes increase was facilitated by a price arbitrage allowing for products to be sold across markets.

Cost of Sales-Derivatives. Our cost of sales of other products included less than $0.1 million of net unrealized gains on derivatives and $1.0 million of net realized losses on derivatives during the year ended March 31, 2019. Our cost of sales of other products during the year ended March 31, 2018 included $0.1 million of net unrealized gains on derivatives and $0.1 million of net realized gains on derivatives.

Other product sales product margins during the year ended March 31, 2019 were higher primarily due to a strong pricing environment and higher than anticipated production.

Service Revenues. This revenue includes storage, terminaling and transportation services income. The increase during the year ended March 31, 2019 was primarily related to an increase in revenues at our Port Hudson terminal as well as high railcar fleet utilization.

Operating and General and Administrative Expenses. Expenses were higher due to an increase in employee commissions resulting from increased profit margins, increased expenses related to the Sawtooth joint venture, increased expenses in March related to our natural gas liquids terminal acquisition and a credit in the prior year for ad valorem taxes.

Depreciation and Amortization Expense. Expense for the current year was consistent with the prior year.

Loss on Disposal or Impairment of Assets, Net. During the years ended March 31, 2019 and 2018, we recorded goodwill impairment charges of $66.2 million and $116.9 million, respectively, within our natural gas liquids salt cavern storage reporting unit due to the decreased demand for natural gas liquid storage and resulting decline in revenues and earnings as compared to actual and projected results of prior and future periods (see Note 6 to our consolidated financial statements included in this Current Report). During the years ended March 31, 2019 and 2018, we recorded a net loss of $1.0 million and $0.6 million, respectively, related to the retirement of assets.

Refined Products and Renewables

The following table summarizes the operating results of our Refined Products and Renewables segment for the periods indicated. As discussed above, the operating results related to Mid-Con, Gas Blending and TPSL have been classified as discontinued operations for all periods presented and prior periods have been retrospectively adjusted.

	Year Ended March 31,
	2019	2018	Change
	(in thousands, except per barrel amounts)
Refined products sales:
Revenues-excluding impact of derivatives (1)(2)	$2,557,753	$1,874,260	$683,493
Cost of sales-excluding impact of derivatives (3)	2,533,156	1,636,046	897,110
Derivative loss	791	1,715	(924)
Product margin	23,806	236,499	(212,693)

Renewables sales:
Revenues-excluding impact of derivatives	270,302	373,669	(103,367)
Cost of sales-excluding impact of derivatives	276,094	362,457	(86,363)
Derivative (gain) loss	(2,661)	1,467	(4,128)
Product (loss) margin	(3,131)	9,745	(12,876)

Service fees and other revenues	2,204	(87)	2,291

Expenses:
Operating expenses	4,095	6,065	(1,970)
General and administrative expenses	8,981	8,283	698
Depreciation and amortization expense	631	672	(41)
Gain on disposal or impairment of assets, net	(3,026)	(30,112)	27,086
Total expense (income), net	10,681	(15,092)	25,773
Segment operating income	$12,198	$261,249	$(249,051)

Gasoline sold (barrels)	10,772	8,330	2,442
Diesel sold (barrels)	18,835	16,395	2,440
Ethanol sold (barrels)	2,553	3,438	(885)
Biodiesel sold (barrels)	991	2,079	(1,088)
Refined products and renewables storage capacity - leased (barrels) (4)	73	62	11
Diesel inventory (barrels) (4)	108	153	(45)
Ethanol inventory (barrels) (4)	922	86	836
Biodiesel inventory (barrels) (4)	100	219	(119)
Refined products sold ($/barrel)	$88.579	$76.477	$12.102
Cost per refined products sold ($/barrel)	$87.709	$75.500	$12.209
Refined products product margin ($/barrel)	$0.870	$0.977	$(0.107)
Renewable products sold ($/barrel)	$76.270	$67.730	$8.540
Cost per renewable products sold ($/barrel)	$77.154	$65.964	$11.190
Renewable products product (loss) margin ($/barrel)	$(0.884)	$1.766	$(2.650)

(1)	Revenues include $0.3 million of intersegment sales during the year ended March 31, 2018 that are eliminated in our consolidated statements of operations.

(2)
Revenues include $64.8 million and $16.6 million of intersegment sales during the years ended March 31, 2019 and 2018, respectively, between the continuing businesses within the Refined Products and Renewables segment and TPSL, Mid-Con and Gas Blending that are eliminated in consolidation.

(3)
Cost of sales include $62.9 million and $229.0 million of intersegment cost of sales during the years ended March 31, 2019 and 2018, respectively, between the continuing businesses within the Refined Products and Renewables segment and TPSL, Mid-Con and Gas Blending that are eliminated in consolidation.

(4)	Information is presented as of March 31, 2019 and March 31, 2018, respectively.

Refined Products Revenues-Excluding Impact of Derivatives and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues-excluding impact of derivatives and cost of sales-excluding impact of derivatives were due to an increase in refined products prices and increased volumes. The increase in prices was due primarily to supply and demand for refined fuels at our wholesale locations. The increased volumes were due primarily to an expansion of our refined products operations and the continued demand for motor fuels. During the year ended March 31, 2019, Gulf Coast prices increased less than during the year ended March 31, 2018, which negatively affected our margins-excluding impact of derivatives.

Refined Products-Derivative Loss. Our margin during the year ended March 31, 2019 included a loss of $0.8 million from our risk management activities due primarily to NYMEX futures prices increasing on our short future positions. Our margin during the year ended March 31, 2018 included a loss of $1.7 million from our risk management activities due primarily to NYMEX futures prices increasing on our short future positions.

Renewables Revenues-Excluding Impact of Derivatives and Cost of Sales-Excluding Impact of Derivatives. The decreases in revenues-excluding impact of derivatives and cost of sales-excluding impact of derivatives were due primarily to decreased volumes from the loss of a marketing contract with E Energy Adams, LLC in December 2017, partially offset by an increase in renewables prices due primarily to supply and demand for renewable fuels. In addition, the favorable margin for the year ended March 31, 2018 included the impact of the biodiesel tax credit being reinstated in February 2018 related to calendar year 2017. Currently, the biodiesel tax credit has not been reinstated for calendar year 2018.

Renewables-Derivative (Gain) Loss. Our margin during the year ended March 31, 2019 included a gain of $2.7 million from our risk management activities due primarily to unrealized gains on our open forward positions. Our margin during the year ended March 31, 2018 included a loss of $1.5 million from our risk management activities due primarily to NYMEX futures prices increasing on our short future positions, partially offset by unrealized gains on our open forward positions.

Service Fees and Other Revenues. The increase was due primarily to the reclassification of sublease revenue to Service Fees and Other Revenues beginning April 1, 2018 in conjunction with the adoption of ASC 606. See Note 15 to our consolidated financial statements included in this Current Report for a further discussion.

Operating and General and Administrative Expenses. The decrease was due primarily to lower environmental expense during the year ended March 31, 2019 from an insurance recovery received during the three months ended June 30, 2018 related to a historical environmental indemnification agreement, lower compensation-related expenses and lower bad debt expense, partially offset by higher corporate overhead allocations.

Depreciation and Amortization Expense. The decrease was due primarily to certain assets being fully depreciated during the year ended March 31, 2019.

Gain on Disposal or Impairment of Assets, Net. During the year ended March 31, 2019, we recorded a gain of $3.0 million on the sale of our previously held 20% interest in E Energy Adams, LLC (see Note 2 to our consolidated financial statements included in this Current Report). During the year ended March 31, 2018, we recognized $30.1 million of the deferred gain from the sale of the general partner interest in TLP in February 2016. There is not a similar amount of deferred gain recognized during the year ended March 31, 2019 due to our adoption of ASC 606. See Note 15 to our consolidated financial statements included in this Current Report for a further discussion of the reasons for the realization of the deferred gain.

Corporate and Other

The operating loss within “Corporate and Other” includes the following components for the periods indicated:

	Year Ended March 31,
	2019	2018	Change
	(in thousands)
Other revenues:
Revenues	$1,362	$1,174	$188
Cost of sales	1,929	530	1,399
(Loss) margin	(567)	644	(1,211)

Expenses:
Operating expenses	1,605	1,173	432
General and administrative expenses	79,627	75,158	4,469
Depreciation and amortization expense	3,018	3,779	(761)
Loss on disposal or impairment of assets, net	889	8	881
Total expenses	85,139	80,118	5,021
Operating loss	$(85,706)	$(79,474)	$(6,232)

General and Administrative Expenses. The increase during the year ended March 31, 2019 was due primarily to higher equity-based compensation expense. During the year ended March 31, 2019, equity-based compensation expense was $37.6 million, compared to $35.2 million during the year ended March 31, 2018. The increase is primarily due to an increase in annual bonuses paid in common units of approximately $7.0 million and the cancellation of our Performance Awards during the year ended March 31, 2019. This increase was partially offset by a decrease specifically related to our Service Awards of approximately $4.2 million, which was primarily due to the vesting of Service Awards with higher grant date fair values during the year ended March 31, 2018. For further discussion of the Service Awards, see Note 10 to our consolidated financial statements included in this Current Report. The increase in equity-based compensation was primarily offset by a decrease in legal expenses.

Depreciation and Amortization Expense. The decrease was due primarily to certain information technology equipment which was fully depreciated at the end of March 31, 2018.

Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2019, we sold our 50% interest in Victory Propane and as consideration we received a promissory note from Victory Propane. We discounted the promissory note to its net present value and recorded a loss of $0.9 million (see Note 13 to our consolidated financial statements included in this Current Report).

Equity in Earnings of Unconsolidated Entities

The decrease of $5.0 million during the year ended March 31, 2019 was due primarily to the sale of our investments in Glass Mountain and E Energy Adams, LLC. On December 22, 2017, we sold our previously held 50% interest in Glass Mountain and on May 3, 2018, we sold our previously held 20% interest in E Energy Adams, LLC. These decreases were partially offset by earnings from our 50% interest in a water services company that we acquired as part of an acquisition in August 2018. See Note 2 and Note 16 to our consolidated financial statements included in this Current Report for a further discussion.

Interest Expense

Interest expense includes interest charged on the revolving credit facilities, senior secured notes, and senior unsecured notes, as well as amortization of debt issuance costs, letter of credit fees, interest on equipment financing notes, and accretion of interest on non-interest bearing debt obligations. The decrease of $34.4 million during the year ended March 31, 2019 was partially due to the repurchase of all senior secured notes on December 29, 2017. We also repurchased $84.1 million of the 2023 Notes (as defined herein) and $110.9 million of the 2025 Notes (as defined herein) during the year ended March 31, 2018. Also contributing to the decrease is the October 16, 2018 redemption of the remaining outstanding 2021 Notes (as defined herein) and the March 15, 2019 redemption of the remaining outstanding 2019 Notes. See Note 8 to our consolidated financial statements included in this Current Report for a further discussion.

Loss on Early Extinguishment of Liabilities, Net

During the year ended March 31, 2019, the net loss (inclusive of debt issuance costs written off) relates to the early extinguishment of a portion of the outstanding senior unsecured notes and the redemption of the 2019 Notes and 2021 Notes. During the year ended March 31, 2018, the net loss (inclusive of debt issuance costs written off) relates to the early extinguishment of all of the senior secured notes and a portion of the senior unsecured notes. See Note 8 to our consolidated financial statements included in this Current Report for a further discussion.

Other (Expense) Income, Net

The following table summarizes the components of other (expense) income, net for the periods indicated:

	Year Ended March 31,
	2019	2018
	(in thousands)
Interest income (1)	$4,726	$5,697
Gavilon legal matter settlement (2)	(34,788)	—
Other (3)	(356)	655
Other (expense) income, net	$(30,418)	$6,352

(1)
During the year ended March 31, 2019, this relates primarily to a loan receivable associated with our financing of the construction of a natural gas liquids facility that is utilized by a third party. During the year ended March 31, 2018, this relates primarily to a loan receivable associated with our financing of the construction of a natural gas liquids facility that is utilized by a third party and to a loan receivable from Victory Propane (see Note 13 to our consolidated financial statements included in this Current Report for a further discussion).

(2)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (see Note 9 to our consolidated financial statements included in this Current Report for a further discussion).

(3)
During the year ended March 31, 2019, this relates primarily to unrealized losses on marketable securities. During the year ended March 31, 2018, this relates primarily to proceeds from a litigation settlement.

Income Tax Expense

Income tax expense was $1.2 million during the year ended March 31, 2019, compared to income tax expense of $1.4 million during the year ended March 31, 2018. See Note 2 to our consolidated financial statements included in this Current Report for a further discussion.

Noncontrolling Interests - Redeemable and Non-redeemable

Noncontrolling interests represent the portion of certain consolidated subsidiaries that are owned by third parties. The increase in the noncontrolling interest loss of $21.9 million during the year ended March 31, 2019 was due primarily to a loss from operations of the Sawtooth joint venture, in which we sold a 28.5% interest in March 2018.

Segment Operating Results for the Years Ended March 31, 2018 and 2017

Crude Oil Logistics

The following table summarizes the operating results of our Crude Oil Logistics segment for the periods indicated:

	Year Ended March 31,
	2018	2017	Change
	(in thousands, except per barrel amounts)
Revenues:
Crude oil sales	$2,151,203	$1,603,667	$547,536
Crude oil transportation and other	122,786	70,027	52,759
Total revenues (1)	2,273,989	1,673,694	600,295
Expenses:
Cost of sales-excluding impact of derivatives	2,120,640	1,573,246	547,394
Cost of sales-derivative loss	7,021	5,579	1,442
Operating expenses	47,846	41,535	6,311
General and administrative expenses	6,584	5,961	623
Depreciation and amortization expense	80,387	54,144	26,243
(Gain) loss on disposal or impairment of assets, net	(111,393)	10,704	(122,097)
Total expenses	2,151,085	1,691,169	459,916
Segment operating income (loss)	$122,904	$(17,475)	$140,379

Crude oil sold (barrels)	39,626	34,212	5,414
Crude oil transported on owned pipelines (barrels)	33,454	6,365	27,089
Crude oil storage capacity - owned and leased (barrels) (2)	6,159	7,024	(865)
Crude oil storage capacity leased to third parties (barrels) (2)	2,641	3,717	(1,076)
Crude oil inventory (barrels) (2)	1,219	2,844	(1,625)
Crude oil sold ($/barrel)	$54.288	$46.874	$7.414
Cost per crude oil sold ($/barrel)	$53.694	$46.148	$7.546
Crude oil product margin ($/barrel)	$0.594	$0.726	$(0.132)

(1)	Revenues include $13.9 million and $6.8 million of intersegment sales during the years ended March 31, 2018 and 2017, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2018 and March 31, 2017, respectively.

Crude Oil Sales Revenues. The increase was due primarily to an increase in crude oil prices and sales volumes during the year ended March 31, 2018, compared to the year ended March 31, 2017. This segment continued to be impacted by competition and low margins in the majority of the basins across the United States and we continue to market crude volumes in these basins to support our various pipeline, terminal and transportation assets. Additionally, we bear the cost of certain minimum volume commitments on third-party crude oil pipelines in various basins which are currently not profitable.

Crude Oil Transportation and Other Revenues. The increase was due primarily to our Grand Mesa Pipeline becoming operational on November 1, 2016 which increased revenues by $55.0 million during the year ended March 31, 2018, compared to the year ended March 31, 2017. The increase was also due to increased volumes related to production growth in the DJ Basin. During the year ended March 31, 2018, approximately 33.5 million barrels of crude oil were transported on the Grand Mesa Pipeline, which averaged approximately 92,000 barrels per day and financial volumes averaged approximately 96,000 barrels per day (volume amounts are from both internal and external parties). Higher revenues in our trucking operations during the year ended March 31, 2018 were due primarily to increased demand for transportation services, compared to the year ended March 31, 2017, and were partially offset by the flattening of the contango curve for crude oil (a condition in which forward crude oil prices are greater than spot prices) during the year ended March 31, 2018, compared to the year ended March 31, 2017.

Cost of Sales-Excluding Impact of Derivatives. The increase was due primarily to an increase in crude oil prices during the year ended March 31, 2018, compared to the year ended March 31, 2017.

Cost of Sales-Derivatives. Our cost of sales during the year ended March 31, 2018 included $4.2 million of net realized losses on derivatives and $2.8 million of net unrealized losses on derivatives. Our cost of sales during the year ended March 31, 2017 included $7.1 million of net realized losses on derivatives and $1.5 million of net unrealized gains on derivatives.

Operating and General and Administrative Expenses. The increase was due primarily to our Grand Mesa Pipeline becoming operational on November 1, 2016 which increased expenses by $8.0 million during the year ended March 31, 2018, compared to the year ended March 31, 2017. This increase was partially offset by lower repair and maintenance expense associated with having a newer fleet of barges and a smaller fleet of trucks, as well as the timing of repairs, and lower property taxes due to decreased inventory.

Depreciation and Amortization Expense. The increase was due primarily to our Grand Mesa Pipeline becoming operational on November 1, 2016 which increased depreciation and amortization expense by $23.0 million during the year ended March 31, 2018, compared to the year ended March 31, 2017. Also contributing to the increase was higher depreciation expense related to other capital projects being placed into service.

(Gain) Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2018, we recorded a gain of $108.6 million on the sale of our previously held 50% interest in Glass Mountain (see Note 16 to our consolidated financial statements included in this Current Report). In addition, we recorded a net gain of $2.8 million on the sales of excess pipe and certain other assets. During the year ended March 31, 2017, we recorded a net loss of $6.5 million on the sales of certain assets and a loss of $4.2 million due to the write-down of certain other assets.

Water Solutions

The following table summarizes the operating results of our Water Solutions segment for the periods indicated:

	Year Ended March 31,
	2018	2017	Change
	(in thousands, except per barrel and per day amounts)
Revenues:
Wastewater disposal service fees	$149,114	$110,049	$39,065
Sale of recovered hydrocarbons	58,948	31,103	27,845
Other service revenues	21,077	18,449	2,628
Total revenues	229,139	159,601	69,538
Expenses:
Cost of sales-excluding impact of derivatives	2,150	2,071	79
Cost of sales-derivative loss	17,195	1,997	15,198
Operating expenses	105,200	85,562	19,638
General and administrative expenses	2,623	2,469	154
Depreciation and amortization expense	98,623	101,758	(3,135)
Loss (gain) on disposal or impairment of assets, net	6,863	(85,560)	92,423
Revaluation of liabilities	20,716	6,717	13,999
Total expenses	253,370	115,014	138,356
Segment operating (loss) income	$(24,231)	$44,587	$(68,818)

Wastewater processed (barrels per day)
Permian Basin	289,360	184,702	104,658
Eagle Ford Basin	235,713	208,649	27,064
DJ Basin	113,771	68,253	45,518
Other Basins	68,466	40,185	28,281
Total	707,310	501,789	205,521
Solids processed (barrels per day)	5,662	3,056	2,606
Skim oil sold (barrels per day)	3,210	1,989	1,221
Service fees for wastewater processed ($/barrel)	$0.58	$0.60	$(0.02)
Recovered hydrocarbons for wastewater processed ($/barrel)	$0.23	$0.17	$0.06
Operating expenses for wastewater processed ($/barrel)	$0.41	$0.47	$(0.06)

Wastewater Disposal Service Fee Revenues. The increase was due primarily to an increase in the volume of wastewater processed, partially offset by higher volumes in areas with lower fees. We continue to benefit from the increased rig counts as compared to the prior year in the basins in which we operate, particularly in the Permian Basin.

Recovered Hydrocarbon Revenues. The increase was due primarily to an increase in the volume of wastewater processed, an increase in the amount of hydrocarbons per barrel of wastewater processed and an increase in crude oil prices.

Other Service Revenues. The increase was due primarily to an increase in solids disposal revenues and water pipeline revenues due to increased volumes. These increases were partially offset by a decrease in freshwater revenues due to the sale of Grassland Water Solutions, LLC (“Grassland”) in November 2016 (see below discussion of the loss on the sale of Grassland).

Cost of Sales-Excluding Impact of Derivatives. Cost of Sales-Excluding Impact of Derivatives was consistent between the current year and prior year.

Cost of Sales-Derivatives. We enter into derivatives in our Water Solutions segment to protect against the risk of a decline in the market price of the hydrocarbons we expect to recover when processing the wastewater and selling the skim oil. Our cost of sales during the year ended March 31, 2018 included $13.7 million of net unrealized losses on derivatives and $3.5 million of net realized losses on derivatives. Our cost of sales during the year ended March 31, 2017 included $4.1 million of net realized losses on derivatives and the reversal of $2.1 million of net unrealized losses on derivatives at March 31, 2016 as there were no open derivatives at March 31, 2017.

Operating and General and Administrative Expenses. The increase was due primarily to higher costs of operations of water disposal wells due to higher volumes processed, partially offset by cost reduction efforts. Due to the higher volumes processed, our cost per barrel has decreased, as shown in the table above.

Depreciation and Amortization Expense. The decrease was due primarily to lower amortization expense from the write-off of an intangible asset during the year ended March 31, 2017 as well as certain intangible assets being fully amortized during the year ended March 31, 2017, partially offset by acquisitions and developed facilities (see Note 7 to our consolidated financial statements included in this Current Report).

Loss (Gain) on Disposal or Impairment of Assets, Net. During the year ended March 31, 2018, we recorded a loss of $8.2 million on the disposals of certain assets, partially offset by a gain of $1.3 million for the termination of a non-compete agreement, which included the carrying value of the non-compete agreement intangible asset that was written off (see Note 7 to our consolidated financial statements included in this Current Report).

During the year ended March 31, 2017, we recorded:

•
an adjustment of $124.7 million to the previously recorded $380.2 million estimated goodwill impairment charge recorded during the three months ended March 31, 2016 (see Note 6 to our consolidated financial statements included in this Current Report);

•
a write-off of $5.2 million related to the value of an indefinite-lived trade name intangible asset in conjunction with finalizing our goodwill impairment analysis (see Note 7 to our consolidated financial statements included in this Current Report);

•
a loss of $22.7 million related to the termination of the development agreement, which included the carrying value of the development agreement asset that was written off (see Note 16 to our consolidated financial statements included in this Current Report);

•	an impairment charge of $1.7 million to write down a loan receivable in June 2016 (see Note 13 to our consolidated financial statements included in this Current Report); and

•
a loss of $9.5 million on the sales of certain assets, including the sale of Grassland (see Note 13 to our consolidated financial statements included in this Current Report for a discussion of the sale of Grassland).

Revaluation of Liabilities. The revaluation of liabilities represents the change in the valuation of our contingent consideration liabilities related to royalty agreements acquired as part of certain business combinations during the year ended March 31, 2017. The increase in the expense during the year ended March 31, 2018 was due primarily to higher actual and expected production from new customers, resulting in an increase to the expected future royalty payment.

Liquids

The following table summarizes the operating results of our Liquids segment for the periods indicated:

	Year Ended March 31,
	2018	2017	Change
	(in thousands, except per gallon amounts)
Propane sales:
Revenues (1)	$1,203,486	$807,172	$396,314
Cost of sales-excluding impact of derivatives	1,165,414	772,871	392,543
Cost of sales-derivative gain	(5,577)	(2,633)	(2,944)
Product margin	43,649	36,934	6,715

Butane sales:
Revenues (1)	562,066	391,265	170,801
Cost of sales-excluding impact of derivatives	535,017	354,132	180,885
Cost of sales-derivative loss	19,616	7,863	11,753
Product margin	7,433	29,270	(21,837)

Other product sales:
Revenues (1)	432,570	308,031	124,539
Cost of sales-excluding impact of derivatives	414,980	290,495	124,485
Cost of sales-derivative gain	(173)	(1,477)	1,304
Product margin	17,763	19,013	(1,250)

Other revenues:
Revenues (1)	22,548	32,648	(10,100)
Cost of sales	3,930	12,893	(8,963)
Product margin	18,618	19,755	(1,137)

Expenses:
Operating expenses	32,792	37,634	(4,842)
General and administrative expenses	5,331	4,831	500
Depreciation and amortization expense	24,937	19,163	5,774
Loss on disposal or impairment of assets, net	117,516	92	117,424
Total expenses	180,576	61,720	118,856
Segment operating (loss) income	$(93,113)	$43,252	$(136,365)

Liquids storage capacity - owned and leased (gallons) (2)	438,968	358,537	80,431

Propane sold (gallons)	1,361,173	1,267,076	94,097
Propane sold ($/gallon)	$0.884	$0.637	$0.247
Cost per propane sold ($/gallon)	$0.852	$0.608	$0.244
Propane product margin ($/gallon)	$0.032	$0.029	$0.003
Propane inventory (gallons) (2)	48,928	48,351	577
Propane storage capacity leased to third parties (gallons) (2)	29,662	33,495	(3,833)

Butane sold (gallons)	544,750	456,586	88,164
Butane sold ($/gallon)	$1.032	$0.857	$0.175
Cost per butane sold ($/gallon)	$1.018	$0.793	$0.225
Butane product margin ($/gallon)	$0.014	$0.064	$(0.050)
Butane inventory (gallons) (2)	15,385	9,438	5,947
Butane storage capacity leased to third parties (gallons) (2)	51,660	80,346	(28,686)

Other products sold (gallons)	400,405	343,365	57,040
Other products sold ($/gallon)	$1.080	$0.897	$0.183
Cost per other products sold ($/gallon)	$1.036	$0.842	$0.194
Other products product margin ($/gallon)	$0.044	$0.055	$(0.011)
Other products inventory (gallons) (2)	5,822	6,426	(604)

(1)	Revenues include $4.7 million and $1.9 million of intersegment sales during the years ended March 31, 2018 and 2017, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2018 and March 31, 2017, respectively.

Propane Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due to higher commodity prices, and increased volume due to a new long-term marketing agreement.

Cost of Sales-Derivatives. Our cost of wholesale propane sales was reduced by $1.0 million and $1.5 million of net unrealized gains on derivatives for the years ended March 31, 2018 and 2017, respectively. Additionally, our cost of wholesale propane sales was reduced by $4.6 million and $1.1 million of net realized gains on derivatives for the years ended March 31, 2018 and 2017, respectively.

Product margins per gallon of propane sold were higher during the year ended March 31, 2018 than during the year ended March 31, 2017 facilitated by stronger winter demand.

Butane Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were primarily due to higher commodity prices.

Cost of Sales-Derivatives. Our cost of butane sales was increased by $0.5 million and $2.0 million of net unrealized losses on derivatives for the years ended March 31, 2018 and 2017, respectively. Additionally, our cost of butane sales was increased by $19.1 million and $5.9 million of net realized losses on derivatives for the years ended March 31, 2018 and 2017, respectively.

Product margins per gallon of butane sold were lower during the year ended March 31, 2018 than during the year ended March 31, 2017 due primarily to the overall competitive nature of the market as well as higher than anticipated unrecovered railcar fleet costs.

Other Products Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due primarily to a new long-term marketing agreement. Also, volumes have increased with the addition of the new Port Hudson terminal.

Cost of Sales-Derivatives. Our cost of sales of other products was reduced by $0.1 million and $0.2 million of net unrealized gains on derivatives for the years ended March 31, 2018 and 2017, respectively. Additionally, our cost of other products was reduced by $0.1 million and $1.3 million of net realized gains on derivatives for the years ended March 31, 2018 and 2017, respectively.

Product margin decrease during the year ended March 31, 2018 was due primarily to an increase in unrecovered railcar fleet costs.

Other Revenues. This revenue includes storage, terminaling and transportation services income. The decrease was due primarily to reduced transportation services and increased storage capacity available in the market.

Operating and General and Administrative Expenses. The decrease was due primarily to a reduction in incentive compensation that was paid in common units and reflected in “Corporate and Other”. Repair and maintenance expense was lower across most terminals due to tightly managing and prioritizing critical repairs.

Depreciation and Amortization Expense. The increase was due primarily to the acquisition of two liquids facilities during the previous fiscal year.

Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2018, we recorded a goodwill impairment charge of $116.9 million related to our salt dome storage facility in Utah due to the decreased demand for natural gas liquid storage and resulting decline in revenues and earnings as compared to actual and projected results of prior and future periods (see Note 6 to our consolidated financial statements included in this Current Report). During the years ended March 31, 2018 and 2017, we recorded a net loss of $0.6 million and $0.1 million, respectively, related to the retirement of assets.

Refined Products and Renewables

The following table summarizes the operating results of our Refined Products and Renewables segment for the periods indicated. As discussed above, the operating results related to Mid-Con, Gas Blending and TPSL have been classified as discontinued operations for all periods presented and prior periods have been retrospectively adjusted.

	Year Ended March 31,
	2018	2017	Change
	(in thousands, except per barrel amounts)
Refined products sales:
Revenues (1)(2)	$1,874,260	$1,405,001	$469,259
Cost of sales-excluding impact of derivatives (3)	1,636,046	1,283,073	352,973
Cost of sales-derivative loss	1,715	2,756	(1,041)
Product margin	236,499	119,172	117,327

Renewables sales:
Revenues	373,669	447,232	(73,563)
Cost of sales-excluding impact of derivatives	362,457	443,229	(80,772)
Cost of sales-derivative loss	1,467	1,291	176
Product margin	9,745	2,712	7,033

Service fees and other revenues	(87)	—	(87)

Expenses:
Operating expenses	6,065	7,220	(1,155)
General and administrative expenses	8,283	4,855	3,428
Depreciation and amortization expense	672	936	(264)
Gain on disposal or impairment of assets, net	(30,112)	(134,217)	104,105
Total income, net	(15,092)	(121,206)	106,114
Segment operating income	$261,249	$243,090	$18,159

Gasoline sold (barrels)	8,330	7,274	1,056
Diesel sold (barrels)	16,395	17,367	(972)
Ethanol sold (barrels)	3,438	4,044	(606)
Biodiesel sold (barrels)	2,079	84	1,995
Refined products and renewables storage capacity - leased (barrels) (4)	62	177	(115)
Diesel inventory (barrels) (4)	153	202	(49)
Ethanol inventory (barrels) (4)	86	69	17
Biodiesel inventory (barrels) (4)	219	280	(61)
Refined products sold ($/barrel)	$76.477	$58.498	$17.979
Cost per refined products sold ($/barrel)	$75.500	$58.115	$17.385
Refined products product margin ($/barrel)	$0.977	$0.383	$0.594
Renewable products sold ($/barrel)	$67.730	$108.341	$(40.611)
Cost per renewable products sold ($/barrel)	$65.964	$107.684	$(41.720)
Renewable products product margin ($/barrel)	$1.766	$0.657	$1.109

(1)	Revenues include $0.3 million and $0.5 million of intersegment sales during the years ended March 31, 2018 and 2017, respectively, that are eliminated in our consolidated statements of operations.

(2)
Revenues include $16.6 million and $36.5 million of intersegment sales during the years ended March 31, 2018 and 2017, respectively, between the continuing businesses within the Refined Products and Renewables segment and TPSL, Mid-Con and Gas Blending that are eliminated in consolidation.

(3)
Cost of sales include $229.0 million and $146.2 million of intersegment cost of sales during the years ended March 31, 2018 and 2017, respectively, between the continuing businesses within the Refined Products and Renewables segment and TPSL, Mid-Con and Gas Blending that are eliminated in consolidation.

(4)	Information is presented as of March 31, 2018 and March 31, 2017, respectively.

Refined Products Revenues and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due to an increase in refined products prices and increased volumes. The increased volumes were due primarily to an expansion of our refined products operations and the continued demand for motor fuels. During the year ended March 31, 2018, Gulf Coast prices on average were higher than the year ended March 31, 2017, which favorably affected our margins excluding the impact of derivatives.

Refined Products Cost of Sales-Derivatives. The margins for both the years ended March 31, 2018 and 2017 were negatively impacted by losses of $1.7 million and $2.8 million, respectively, from our risk management activities. These losses were due primarily to increasing future prices.

Renewables Revenues and Cost of Sales-Excluding Impact of Derivatives. The decreases in revenues and cost of sales-excluding impact of derivatives were due primarily to decreased volumes from the loss of a marketing contract with E Energy Adams, LLC in December 2017, partially offset by an increase in renewables prices. The margin was higher during the year ended March 31, 2018 due primarily to favorable biodiesel margins resulting from the biodiesel tax credit being reinstated in February 2018 for the 2017 calendar year.

Renewables Cost of Sales-Derivatives. The margins for both the years ended March 31, 2018 and 2017 were negatively impacted by losses of $1.5 million and $1.3 million, respectively, from our risk management activities. These losses were due primarily to the weakness in the price of renewable identification numbers and increasing future prices.

Service Fees and Other Revenues. Service fees and other revenues for the current quarter were consistent with the prior year.

Operating Expenses and General and Administrative Expenses. The increase was due primarily to higher corporate overhead allocations, partially offset by lower compensation-related expenses.

Depreciation and Amortization Expense. The decrease was due primarily to certain assets being fully depreciated during the year ended March 31, 2017.

Gain on Disposal or Impairment of Assets, Net. During the year ended March 31, 2018, we recorded $30.1 million of the deferred gain from the sale of the general partner interest in TLP in February 2016 (see Note 15 to our consolidated financial statements included in this Current Report for a further discussion).

During the year ended March 31, 2017, we recorded:

•	a $104.1 million gain from the sale of all of the TLP units we owned (see Note 16 to our consolidated financial statements included in this Current Report for a further discussion); and

•
$30.1 million of the deferred gain from the sale of the general partner in interest in TLP in February 2016 (see Note 15 to our consolidated financial statements included in this Current Report for a further discussion).

Corporate and Other

The operating loss within “Corporate and Other” includes the following components for the periods indicated:

	Year Ended March 31,
	2018	2017	Change
	(in thousands)
Other revenues:
Revenues	$1,174	$844	$330
Cost of sales	530	400	130
Margin	644	444	200

Expenses:
Operating expenses	1,173	1,095	78
General and administrative expenses	75,158	82,723	(7,565)
Depreciation and amortization expense	3,779	3,612	167
Loss (gain) on disposal or impairment of assets, net	8	(1)	9
Total expenses	80,118	87,429	(7,311)
Operating loss	$(79,474)	$(86,985)	$7,511

General and Administrative Expenses. The decrease for the year ended March 31, 2018 was due primarily to a decrease in equity-based compensation expense related to service awards. The expense related to service awards was $16.2 million for the year ended March 31, 2018, compared to $37.2 million for the year ended March 31, 2017. The increase in expense in the prior fiscal year was due to the cancellation of awards which accelerated the expense reporting. In addition, during the first quarter of the prior fiscal year, the expense for the service awards was accounted for under the liability method and due to an increase in our unit price during that period, we recorded an increase in equity-based compensation expense. Also, see Note 10 to our consolidated financial statements included in this Current Report for a further discussion of our equity-based compensation. The decrease from equity-based compensation was partially offset by increases in legal expenses and workmen’s compensation.

Equity in Earnings of Unconsolidated Entities

The increase of $3.7 million during the year ended March 31, 2018 was due primarily to increased earnings related to our investment in Glass Mountain. On December 22, 2017, we sold our previously held 50% interest in Glass Mountain. See Note 16 to our consolidated financial statements included in this Current Report for a further discussion.

Interest Expense

The increase of $49.5 million during the year ended March 31, 2018 was due primarily to the issuance of the 2023 Notes and 2025 Notes which have higher interest rates than the revolving credit facility. This was offset by lower interest expense on the revolving credit facility as our average balance outstanding decreased from $1.7 billion for the year ended March 31, 2017 to $1.0 billion for the year ended March 31, 2018.

(Loss) Gain on Early Extinguishment of Liabilities, Net

The following table summarizes the components of (loss) gain on early extinguishment of liabilities, net for the periods indicated:

	Year Ended March 31,
	2018	2017
	(in thousands)
Early extinguishment of long-term debt (1)	$(23,201)	$6,922
Release of contingent consideration liabilities (2)	—	22,278
Write-off deferred debt issuance costs (3)	—	(4,473)
(Loss) gain on early extinguishment of liabilities, net	$(23,201)	$24,727

(1)
During the year ended March 31, 2018, the net loss (inclusive of debt issuance costs written off) relates to the early extinguishment of all of the senior secured notes and a portion of the senior unsecured notes. During the year ended March 31, 2017, the net gain (inclusive of debt issuance costs written off) relates to the early extinguishment of a portion of the senior unsecured notes and certain equipment loans. See Note 8 to our consolidated financial statements included in this Current Report for a further discussion.

(2)
Relates to the release of certain contingent consideration liabilities in conjunction with the termination of the development agreement in June 2016 (see Note 16 to our consolidated financial statements included in this Current Report for a further discussion). Also, during the year ended March 31, 2017, we acquired certain parcels of land on which one of our water solutions facilities is located and recorded a gain on the release of certain contingent consideration liabilities as the royalty agreement was terminated.

(3)
Relates to the write off of certain deferred debt issuance costs in connection with the amendment and restatement of the Credit Agreement (as defined herein) (see Note 7 to our consolidated financial statements included in this Current Report for a further discussion).

Other Income, Net

The following table summarizes the components of other income, net for the periods indicated:

	Year Ended March 31,
	2018	2017
	(in thousands)
Interest income (1)	$5,697	$7,361
Termination of storage sublease agreement (2)	—	16,205
Other (3)	655	2,854
Other income, net	$6,352	$26,420

(1)
During the year ended March 31, 2018, this relates primarily to a loan receivable associated with our financing of the construction of a natural gas liquids facility that is utilized by a third party and to a loan receivable from Victory Propane (see Note 13 to our consolidated financial statements included in this Current Report for a further discussion). During the year ended March 31, 2017, this relates primarily to a loan receivable associated with our financing of the construction of a natural gas liquids facility that is utilized by a third party and to loan receivables from Victory Propane and Grassland (see Note 13 to our consolidated financial statements included in this Current Report for a further discussion). On June 3, 2016, we acquired the remaining 65% ownership interest in Grassland and all interest income on the receivable from Grassland has been eliminated in consolidation subsequent to that date.

(2)	Represents a gain from the termination of a storage sublease agreement (see Note 16 to our consolidated financial statements included in this Current Report for a further discussion).

(3)
During the year ended March 31, 2018, this relates primarily to proceeds from a litigation settlement. During the year ended March 31, 2017, this relates primarily to a distribution from TLP pursuant to the agreement to sell all of the TLP common units we owned in April 2016, a gain on insurance settlement related to business interruption insurance coverage on a facility in our Water Solutions segment, a payment received related to a contract termination and another party’s share of the profits and losses generated from a joint crude oil marketing arrangement.

Income Tax Expense

Income tax expense was $1.4 million during the year ended March 31, 2018, compared to income tax expense of $1.9 million during the year ended March 31, 2017. The decrease in income tax expense was due primarily to a lower state franchise tax liability in Texas as well as a lower Canadian tax liability from our taxable corporate subsidiaries in Canada. See Note 2 to our consolidated financial statements included in this Current Report for a further discussion.

Noncontrolling Interests - Redeemable and Non-redeemable

The decrease of $5.6 million during the year ended March 31, 2018 was due primarily to adjustments related to noncontrolling interests during the year ended March 31, 2017.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided the non-GAAP financial measures of EBITDA and Adjusted EBITDA. These non-GAAP financial measures are not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other entities, even when similar terms are used to identify such measures.

We define EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense, revaluation of liabilities, certain legal settlements and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss), (loss) income from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that EBITDA provides additional information to investors for evaluating our ability to make quarterly distributions to our unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information to investors for evaluating our financial performance without regard to our financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.
Other than for our Refined Products and Renewables segment, for purposes of our Adjusted EBITDA calculation, we make a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record a realized gain or loss. We do not draw such a distinction between realized and unrealized gains and losses on derivatives of our Refined Products and Renewables segment. The primary hedging strategy of our Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of our Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. We include this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Net income (loss)	$339,395	$(69,605)	$143,874
Less: Net loss (income) attributable to noncontrolling interests	20,206	(240)	(6,832)
Less: Net loss (income) attributable to redeemable noncontrolling interests	446	(1,030)	—
Net income (loss) attributable to NGL Energy Partners LP	360,047	(70,875)	137,042
Interest expense	164,879	199,747	150,504
Income tax expense	2,222	1,458	1,939
Depreciation and amortization	224,547	266,525	238,583
EBITDA	751,695	396,855	528,068
Net unrealized (gains) losses on derivatives	(17,296)	15,883	(3,338)
Inventory valuation adjustment (1)	(5,203)	11,033	7,368
Lower of cost or market adjustments	2,695	399	(1,283)
Gain on disposal or impairment of assets, net	(393,554)	(105,313)	(209,213)
Loss (gain) on early extinguishment of liabilities, net	12,340	23,201	(24,727)
Revaluation of investments	—	—	14,365
Equity-based compensation expense (2)	41,367	35,241	53,102
Acquisition expense (3)	9,780	263	1,771
Revaluation of liabilities (4)	(5,373)	20,607	12,761
Gavilon legal matter settlement (5)	34,788	—	—
Other (6)	9,203	10,081	2,443
Adjusted EBITDA	$440,442	$408,250	$381,317

(1)
Amount reflects the difference between the market value of the inventory of our Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in Note 10 to our consolidated financial statements included in this Current Report. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in Note 10 to our consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, including amounts accrued related to the LCT Capital, LLC legal matter (see Note 9 to our consolidated financial statements included in this Current Report), partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (see Note 9 to our consolidated financial statements included in this Current Report). We have excluded this amount from Adjusted EBITDA as it relates to transactions that occurred prior to our acquisition of Gavilon LLC in December 2013.

(6)
The amount for the year ended March 31, 2019 represents non-cash operating expenses related to our Grand Mesa Pipeline, unrealized losses on marketable securities and accretion expense for asset retirement obligations. The amount for the year ended March 31, 2018 represents non-cash operating expenses related to our Grand Mesa Pipeline, an adjustment to inventory related to prior periods and accretion expense for asset retirement obligations. The amount for the year ended March 31, 2017 represents non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations.

The following tables reconcile depreciation and amortization amounts per the EBITDA table above to depreciation and amortization amounts reported in our consolidated statements of operations and consolidated statements of cash flows for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Reconciliation to consolidated statements of operations:
Depreciation and amortization per EBITDA table	$224,547	$266,525	$238,583
Intangible asset amortization recorded to cost of sales	(486)	(966)	(1,994)
Depreciation and amortization of unconsolidated entities	(331)	(8,706)	(11,869)
Depreciation and amortization attributable to noncontrolling interests	2,921	497	2,913
Depreciation and amortization attributable to discontinued operations	(14,678)	(48,952)	(48,020)
Depreciation and amortization per consolidated statements of operations	$211,973	$208,398	$179,613

Reconciliation to consolidated statements of cash flows:
Depreciation and amortization per EBITDA table	$224,547	$266,525	$238,583
Amortization of debt issuance costs recorded to interest expense	9,215	10,619	7,762
Depreciation and amortization of unconsolidated entities	(331)	(8,706)	(11,869)
Depreciation and amortization attributable to noncontrolling interests	2,921	497	2,913
Depreciation and amortization attributable to discontinued operations	(14,678)	(48,952)	(48,020)
Depreciation and amortization per consolidated statements of cash flows	$221,674	$219,983	$189,369

The following table reconciles interest expense per the EBITDA table above to interest expense reported in our consolidated statements of operations for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Interest expense per EBITDA table	$164,879	$199,747	$150,504
Interest expense attributable to unconsolidated entities	(14)	(149)	—
Interest expense attributable to discontinued operations	(140)	(449)	(903)
Interest expense per consolidated statements of operations	$164,725	$199,149	$149,601

The following table summarizes additional amounts attributable to discontinued operations in the EBITDA table above for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Income tax expense	$989	$104	$6
Net unrealized losses on derivatives	$78	$—	$47
Inventory valuation adjustment	$(4,419)	$12,054	$5,057
Lower of cost or market adjustments	$1,419	$(11)	$(636)
Gain on disposal or impairment of assets, net	$(408,964)	$(89,275)	$(203)

The following tables reconcile operating income (loss) to Adjusted EBITDA by segment for the periods indicated. We have revised certain prior period information to be consistent with the calculation method used in the current fiscal year.

	Year Ended March 31, 2019
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(7,379)	$210,525	$(2,910)	$12,198	$(85,706)	$—	$126,728
Depreciation and amortization	74,165	108,162	25,997	631	3,018	—	211,973
Amortization recorded to cost of sales	80	—	147	259	—	—	486
Net unrealized gains on derivatives	(1,725)	(15,521)	(129)	—	—	—	(17,375)
Inventory valuation adjustment	—	—	—	(784)	—	—	(784)
Lower of cost or market adjustments	—	—	1,004	272	—	—	1,276
Loss (gain) on disposal or impairment of assets, net	107,424	(138,204)	67,213	(3,026)	889	—	34,296
Equity-based compensation expense	—	—	—	—	41,367	—	41,367
Acquisition expense	—	3,490	161	—	6,176	—	9,827
Other income (expense), net	21	(1)	68	(398)	(30,108)	—	(30,418)
Adjusted EBITDA attributable to unconsolidated entities	—	2,396	6	475	—	—	2,877
Adjusted EBITDA attributable to noncontrolling interest	—	(166)	(1,481)	—	—	—	(1,647)
Revaluation of liabilities	—	(5,373)	—	—	—	—	(5,373)
Gavilon legal matter settlement	—	—	—	—	34,788	—	34,788
Intersegment transactions (1)	—	—	—	1,926	—	—	1,926
Other	8,274	436	66	427	—	—	9,203
Discontinued operations	—	—	—	—	—	21,292	21,292
Adjusted EBITDA	$180,860	$165,744	$90,142	$11,980	$(29,576)	$21,292	$440,442

	Year Ended March 31, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$122,904	$(24,231)	$(93,113)	$261,249	$(79,474)	$—	$187,335
Depreciation and amortization	80,387	98,623	24,937	672	3,779	—	208,398
Amortization recorded to cost of sales	338	—	282	346	—	—	966
Net unrealized losses (gains) on derivatives	2,766	13,694	(577)	—	—	—	15,883
Inventory valuation adjustment	—	—	—	(1,021)	—	—	(1,021)
Lower of cost or market adjustments	—	—	504	(94)	—	—	410
(Gain) loss on disposal or impairment of assets, net	(111,393)	6,863	117,516	(30,112)	8	—	(17,118)
Equity-based compensation expense	—	—	—	—	35,241	—	35,241
Acquisition expense	—	—	—	—	263	—	263
Other income, net	535	211	105	3	5,498	—	6,352
Adjusted EBITDA attributable to unconsolidated entities	11,507	579	—	4,308	—	—	16,394
Adjusted EBITDA attributable to noncontrolling interest	—	(737)	—	—	—	—	(737)
Revaluation of liabilities	—	20,607	—	—	—	—	20,607
Intersegment transactions (1)	—	—	—	(212,330)	—	—	(212,330)
Other	10,617	461	85	—	—	—	11,163
Discontinued operations	—	—	—	—	—	136,444	136,444
Adjusted EBITDA	$117,661	$116,070	$49,739	$23,021	$(34,685)	$136,444	$408,250

	Year Ended March 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(17,475)	$44,587	$43,252	$243,090	$(86,985)	$—	$226,469
Depreciation and amortization	54,144	101,758	19,163	936	3,612	—	179,613
Amortization recorded to cost of sales	384	—	781	829	—	—	1,994
Net unrealized (gains) losses on derivatives	(1,513)	(2,088)	216	—	—	—	(3,385)
Inventory valuation adjustment	—	—	—	2,311	—	—	2,311
Lower of cost or market adjustments	—	—	—	(647)	—	—	(647)
Loss (gain) on disposal or impairment of assets, net	10,704	(85,560)	92	(134,217)	(1)	—	(208,982)
Equity-based compensation expense	—	—	—	—	53,102	—	53,102
Acquisition expense	—	—	—	—	1,771	—	1,771
Other (expense) income, net	(412)	739	73	19,071	6,949	—	26,420
Adjusted EBITDA attributable to unconsolidated entities	11,589	106	—	3,978	—	—	15,673
Adjusted EBITDA attributable to noncontrolling interest	—	(9,210)	—	—	—	—	(9,210)
Revaluation of liabilities	—	12,761	—	—	—	—	12,761
Intersegment transactions (1)	—	—	—	(108,579)	—	—	(108,579)
Other	1,996	368	79	—	—	—	2,443
Discontinued operations	—	—	—	—	—	189,563	189,563
Adjusted EBITDA	$59,417	$63,461	$63,656	$26,772	$(21,552)	$189,563	$381,317

(1)
Amount reflects the intersegment transactions between the continuing businesses within the Refined Products and Renewables segment and TPSL, Mid-Con and Gas Blending that are eliminated in consolidation.

Liquidity, Sources of Capital and Capital Resource Activities

Our principal sources of liquidity and capital are the cash flows from our operations, borrowings under the Revolving Credit Facility and accessing capital markets. See Note 8 to our consolidated financial statements included in this Current Report for a detailed description of our long-term debt. Our cash flows from operations are discussed below.

Our borrowing needs vary during the year due in part to the seasonal nature of our Liquids businesses. Our greatest working capital borrowing needs generally occur during the period of June through December, when we are building our natural gas liquids inventories in anticipation of the heating season. Our working capital borrowing needs generally decline during the period of January through March, when the cash flows from our Liquids segment are the greatest.

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in our partnership agreement) to unitholders as of the record date. Available cash for any quarter generally consists of all cash on hand at the end of that quarter, less the amount of cash reserves established by our general partner, to (i) provide for the proper conduct of our business, (ii) comply with applicable law, any of our debt instruments or other agreements, and (iii) provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters.

We believe that our anticipated cash flows from operations and the borrowing capacity under the Revolving Credit Facility are sufficient to meet our liquidity needs. If our plans or assumptions change or are inaccurate, or if we make acquisitions, we may need to raise additional capital or sell assets. Our ability to raise additional capital, if necessary, depends on various factors and conditions, including market conditions. We cannot give any assurances that we can raise additional capital to meet these needs (see Part I, Item 1A–“Risk Factors” included in our Form 10-K for the fiscal year ended March 31, 2019). Commitments or expenditures, if any, we may make toward any acquisition projects are at our discretion.

We have made the strategic decision to completely exit the Retail Propane business, Bakken and South Pecos water disposal businesses and certain refined products operations and re-deploy proceeds from these sales to repay certain indebtedness and for certain near-term strategic growth opportunities, primarily in the Water Solutions segment. We believe our Water Solutions and Crude Oil Logistics businesses have organic growth opportunities with the activity in our core basins, including the Delaware Basin and DJ Basin in particular. We plan to pursue a strategy of growth through acquisitions as well as undertaking certain capital expansion projects. We expect to consider financing future acquisitions and capital expansion projects through available capacity on the Revolving Credit Facility or other forms of financing.

Other sources of liquidity during the year ended March 31, 2019 are discussed below.

Dispositions

On May 3, 2018, we sold our previously held 20% interest in E Energy Adams, LLC for net proceeds of $18.6 million, which we used to pay down amounts outstanding under the Revolving Credit Facility.

On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior for total consideration of $889.8 million in cash. On August 14, 2018, we sold our previously held interest in Victory Propane. We used the proceeds to pay down amounts outstanding under the Revolving Credit Facility.

On November 30, 2018, we completed the sale of NGL Water Solutions Bakken, LLC to an affiliate of Tallgrass Energy, LP for $85.0 million in net cash proceeds, which we used to pay down amounts outstanding under the Revolving Credit Facility.

On February 28, 2019, we completed the sale of our South Pecos water disposal business to a subsidiary of WaterBridge Resources LLC for $232.2 million in net cash proceeds, which we used to fund the acquisition of a natural gas liquids terminal business with the remaining proceeds used to partially fund the redemption of our 2019 Notes.

Subsequent Events

See Note 19 to our consolidated financial statements included in this Current Report for a discussion of transactions that occurred subsequent to March 31, 2019.

Long-Term Debt

Credit Agreement

We are party to a $1.765 billion credit agreement (the “Credit Agreement”) with a syndicate of banks. As of March 31, 2019, the Credit Agreement includes a revolving credit facility to fund working capital needs, which had a capacity of $1.250 billion for cash borrowings and letters of credit (the “Working Capital Facility”), and a revolving credit facility to fund acquisitions and expansion projects, which had a capacity of $515.0 million (the “Expansion Capital Facility,” and together with the Working Capital Facility, the “Revolving Credit Facility”). The Revolving Credit Facility allows us to reallocate amounts between the Expansion Capital Facility and Working Capital Facility. We had letters of credit of $143.4 million on the Working Capital Facility at March 31, 2019. The commitments under the Credit Agreement expire on October 5, 2021.

On February 6, 2019, we amended the Credit Agreement, to, among other things, reset the basket for the repurchase of common units with a limit of $150 million in aggregate during the remaining term of the Credit Agreement, not to exceed $50 million per fiscal quarter, so long as, both immediately before and after giving pro forma effect to the repurchases, the Partnership’s Leverage Ratio (as defined in the Credit Agreement) is less than 3.25x and Revolving Availability (also as defined in the Credit Agreement) is greater than or equal to $200 million. In addition, the amendment decreases the Maximum Total Leverage Indebtedness Ratio beginning September 30, 2019 with a further decrease beginning March 31, 2020, and amends the defined term “Consolidated EBITDA” to exclude the “Gavilon Energy EPA Settlement” (as defined in the Credit Agreement) solely for the two quarters ending December 31, 2018 and March 31, 2019.

We were in compliance with the covenants under the Credit Agreement at March 31, 2019.

Senior Unsecured Notes

The senior unsecured notes include, as defined below, the 2019 Notes, 2021 Notes, 2023 Notes, 2025 Notes and 2026 Notes (collectively, the “Senior Unsecured Notes”).

Issuances

On October 24, 2016, we issued $700.0 million of 7.50% Senior Unsecured Notes Due 2023 (the “2023 Notes”). Interest is payable on May 1 and November 1 of each year. The 2023 Notes mature on November 1, 2023.

On February 22, 2017, we issued $500.0 million of 6.125% Senior Unsecured Notes Due 2025 (the “2025 Notes”). Interest is payable on March 1 and September 1 of each year. The 2025 Notes mature on March 1, 2025.

On April 9, 2019, we issued $450.0 million of 7.50% Senior Unsecured Notes Due 2026 (the “2026 Notes”) in a private placement. Interest is payable on April 15 and October 15 of each year, beginning on October 15, 2019. We received net proceeds of $441.8 million, after the initial purchasers’ discount of $6.8 million and offering costs of $1.5 million. The 2026 Notes mature on April 15, 2026.

Redemptions and Repurchases

On October 16, 2018, we redeemed all of the remaining outstanding 6.875% Senior Unsecured Notes Due 2021 (“2021 Notes”). On March 15, 2019, we redeemed all of the remaining outstanding 5.125% Senior Unsecured Notes Due 2019 (“2019 Notes”). We used amounts available under the Revolving Credit Facility to fund the redemptions as well as proceeds from the sale of our South Pecos water disposal business in February 2019.

During the year ended March 31, 2019, we repurchased $25.4 million of the 2019 Notes and $8.6 million of the 2023 Notes.

Compliance

At March 31, 2019, we were in compliance with the covenants under all of the Senior Unsecured Notes indentures.

For a further discussion of the Revolving Credit Facility and Senior Unsecured Notes redemptions and repurchases, see Note 8 to our consolidated financial statements included in this Current Report.

Revolving Credit Facility Borrowings

The following table summarizes the Revolving Credit Facility borrowings for the periods indicated:

	Average Balance Outstanding	Lowest Balance	Highest Balance
	(in thousands)
Year Ended March 31, 2019
Expansion capital borrowings	$82,816	$—	$330,000
Working capital borrowings	$852,552	$439,000	$1,095,500
Year Ended March 31, 2018
Expansion capital borrowings	$167,900	$—	$397,000
Working capital borrowings	$837,651	$719,500	$1,014,500

At-The-Market Program

On August 24, 2016, we entered into an equity distribution agreement in connection with an at-the-market program (the “ATM Program”) pursuant to which we may issue and sell up to $200.0 million of common units. We are under no obligation to issue equity under the ATM Program. We did not sell any common units under the ATM Program during the year ended March 31, 2019, and approximately $134.7 million remained available for sale under the ATM Program at March 31, 2019.

Capital Expenditures, Acquisitions and Other Investments

The following table summarizes expansion and maintenance capital expenditures (which excludes additions for tank bottoms and line fill and has been prepared on the accrual basis), acquisitions and other investments for the periods indicated. Amounts in the table below include capital expenditures and acquisitions related to TPSL and our former Retail Propane segment. There are no capital expenditures and acquisitions related to Mid-Con and Gas Blending.

	Capital Expenditures			Other
Year Ended March 31,	Expansion (1)	Maintenance (2)	Acquisitions (3)	Investments (4)
	(in thousands)
2019	$418,920	$49,177	$348,836	$389
2018	$155,213	$37,713	$50,417	$27,889
2017	$334,383	$26,073	$122,832	$44,864

(1)
Amount for the year ended March 31, 2018 includes intangible assets received as consideration as part of the Sawtooth joint venture transaction (see Note 16 to our consolidated financial statements included in this Current Report). Amounts for the years ended March 31, 2019, 2018 and 2017 include $0.4 million, $8.5 million and $5.4 million, respectively, related to our former Retail Propane segment. Amounts for the years ended March 31, 2019 and 2017 include less than $0.1 million and $42.2 million, respectively, related to TPSL. There were no amounts related to TPSL for the year ended March 31, 2018.

(2)
Amounts for the years ended March 31, 2019, 2018 and 2017 include $3.8 million, $14.0 million and $13.6 million, respectively, related to our former Retail Propane segment. There were no amounts related to TPSL for the years ended March 31, 2019, 2018 or 2017.

(3)
Amounts for the years ended March 31, 2019, 2018 and 2017 include $31.9 million, $30.5 million and $80.9 million, respectively, related to our former Retail Propane segment. Amount for the year ended March 31, 2019 includes $16.3 million related to TPSL. There were no amounts related to TPSL for the years ended March 31, 2018 and 2017.

(4)
Amounts for the years ended March 31, 2019 and 2018 primarily related to contributions made to unconsolidated entities. Amount for the year ended March 31, 2017 primarily related to payments made to terminate a development agreement and other liabilities. There were no amounts related to TPSL and our former Retail Propane segment for the years ended March 31, 2019, 2018 or 2017.

We currently expect to invest approximately $1.2 billion to $1.3 billion on acquisitions and growth capital expenditures during fiscal year 2020, which includes approximately $970 million for the acquisition of Mesquite Disposals Unlimited, LLC and certain other transactions in our Water Solutions segment that have already closed (see Note 19 to our consolidated financial statements included in this Current Report).

Cash Flows

The following table summarizes the sources (uses) of our cash flows from continuing operations for the periods indicated:

	Year Ended March 31,
Cash Flows Provided by (Used in):	2019	2018	2017
	(in thousands)
Operating activities, before changes in operating assets and liabilities	$227,906	$298,456	$135,099
Changes in operating assets and liabilities	(76,383)	1,892	(117,243)
Operating activities-continuing operations	$151,523	$300,348	$17,856
Investing activities-continuing operations	$(404,515)	$166,635	$(175,357)
Financing activities-continuing operations	$(793,920)	$(390,445)	$375,087

Operating Activities-Continuing Operations. The seasonality of our Liquids business has a significant effect on our cash flows from operating activities. Increases in natural gas liquids prices typically reduce our operating cash flows due to higher cash requirements to fund increases in inventories, and decreases in natural gas liquids prices typically increase our operating cash flows due to lower cash requirements to fund increases in inventories. In our Liquids business, we typically experience operating losses or lower operating income during our first and second quarters, or the six months ending September 30, as a result of lower volumes of natural gas liquids sales and when we are building our inventory levels for the upcoming heating season. The heating season runs through the six months ending March 31. We borrow under the Revolving Credit Facility to supplement our operating cash flows during the periods in which we are building inventory. Our operations, and as a result our cash flows, are also impacted by positive and negative movements in commodity prices, which cause fluctuations in the value of inventory, accounts receivable and payables, due to increases and decreases in revenues and cost of sales. The decrease in net cash provided by operating activities during the year ended March 31, 2019 was due primarily to fluctuations in the value of inventory, other current and noncurrent assets and accounts payable during the year ended March 31, 2019. The increase in net cash provided by operating activities during the year ended March 31, 2018 was due primarily to fluctuations in the value of inventory during the year ended March 31, 2018.

Investing Activities-Continuing Operations. Net cash used in investing activities was $404.5 million during the year ended March 31, 2019, compared to net cash provided by investing activities of $166.6 million during the year ended March 31, 2018. The increase in net cash used in investing activities was due primarily to:

•
an increase in capital expenditures from $133.8 million during the year ended March 31, 2018 to $455.6 million during the year ended March 31, 2019 due primarily to capital expenditures for expansion projects in our Water Solutions segment; and

•	a $280.7 million increase in cash paid for acquisitions during the year ended March 31, 2019.

These increases in net cash used in investing activities were partially offset by a $28.9 million decrease in payments to settle derivatives.

Net cash provided by investing activities was $166.6 million during the year ended March 31, 2018, compared to net cash used in investing activities of $175.4 million during the year ended March 31, 2017. The increase in net cash provided by investing activities was due primarily to:

•
a decrease in capital expenditures from $302.8 million during the year ended March 31, 2017 to $133.8 million during the year ended March 31, 2018 due primarily to capital expenditures for the Grand Mesa Pipeline;

•
a $201.0 million increase in proceeds from sales of assets due primarily to the sales of our previously held 50% interest in Glass Mountain and a portion of Sawtooth and an increase in proceeds from the sale of excess pipe in our Crude Oil Logistics segment during the year ended March 31, 2018 and the sales of TLP common units we owned and Grassland during the year ended March 31, 2017; and

•	a $16.9 million payment to terminate a development agreement during the year ended March 31, 2017 (see Note 16 to our consolidated financial statements included in this Current Report).

These increases in net cash provided by investing activities were partially offset by a $48.8 million increase in payments to settle derivatives.

Financing Activities-Continuing Operations. Net cash used in financing activities was $793.9 million during the year ended March 31, 2019, compared to net cash used in financing activities of $390.4 million during the year ended March 31, 2018. The increase in net cash used in financing activities was due primarily to:

•	an increase in repurchases and redemptions of our senior unsecured notes of $250.4 million during the year ended March 31, 2019; and

•	a decrease of $202.7 million due to proceeds received from the sale of our preferred units during the year ended March 31, 2018.

These increases in net cash used in financing activities were partially offset by an increase of $46.5 million in borrowings on the Revolving Credit Facility (net of repayments) during the year ended March 31, 2019.

Net cash used in financing activities was $390.4 million during the year ended March 31, 2018, compared to net cash provided by financing activities of $375.1 million during the year ended March 31, 2017. The increase in net cash used in financing activities was due primarily to:

•	$1.2 billion in proceeds from the issuance of the 2023 Notes and 2025 Notes during the year ended March 31, 2017;

•	an increase of $465.5 million for repayments and repurchases of all of our remaining outstanding senior secured notes and a portion of our Senior Unsecured Notes during the year ended March 31, 2018;

•	a decrease of $319.4 million in proceeds from the sale of our common units and preferred units during the year ended March 31, 2018;

•	an increase of $43.3 million in distributions paid to our general partners and common unitholders, preferred unitholders and noncontrolling interest owners during the year ended March 31, 2018; and

•
$26.4 million for the repurchase of a portion of our common units and warrants related to our 10.75% Class A Convertible Preferred Units (“Class A Preferred Units”) during the year ended March 31, 2018.

These increases in net cash used in financing activities were partially offset by:

•	an increase of $1.2 billion in borrowings on the revolving credit facilities (net of repayments) during the year ended March 31, 2018;

•	the repayment of equipment loans totaling $41.7 million during the year ended March 31, 2017;

•	$30.8 million in debt issuance costs for the issuance of the 2023 Notes and 2025 Notes and the amendment and restatement of the Credit Agreement during the year ended March 31, 2017; and

•
a $25.9 million release of contingent consideration liabilities related to the termination of a development agreement during the year ended March 31, 2017 (see Note 16 to our consolidated financial statements included in this Current Report).

Distributions Declared

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in our partnership agreement) to unitholders as of the record date. See further discussion of our cash distribution policy in Item 5. Market for Registrant’s Common Equity, Related Unitholder Matters and Issuer Purchases of Equity Securities included in our Form 10-K for the fiscal year ended March 31, 2019.

On March 15, 2019, the board of directors of our general partner declared a distribution on the 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Class B Preferred Units”) for the three months ended March 31, 2019 of $4.7 million in the aggregate, which was paid to the holders of the Class B Preferred Units on April 15, 2019.

On April 24, 2019, the board of directors of our general partner declared a distribution of $0.39 per common unit to the unitholders of record on May 7, 2019. In addition, the board of directors of our general partner declared a distribution to the holders of the Class A Preferred Units of $4.0 million in the aggregate. The distributions were paid to the common unitholders on May 15, 2019 and to the holders of the Class A Preferred Units on May 10, 2019.

The initial distribution on our 9.625% Class C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units will accumulate after the original issuance date until June 30, 2019 and will be payable on July 15, 2019, if declared.

For a further discussion of our distributions, see Note 10 to our consolidated financial statements included in this Current Report.

Contractual Obligations

The following table summarizes our contractual obligations at March 31, 2019 for our fiscal years ending thereafter:

		Years Ending March 31,
	Total	2020	2021	2022	2023	2024	Thereafter
	(in thousands)
Principal payments on long-term debt:
Expansion capital borrowings	$275,000	$—	$—	$275,000	$—	$—	$—
Working capital borrowings	896,000	—	—	896,000	—	—	—
Senior unsecured notes	996,458	—	—	—	—	607,323	389,135
Other long-term debt	5,331	648	4,683	—	—	—	—
Interest payments on long-term debt:
Revolving Credit Facility (1)	146,419	56,315	56,315	33,789	—	—	—
Senior unsecured notes	370,755	69,384	69,384	69,384	69,384	69,384	23,835
Other long-term debt	319	210	109	—	—	—	—
Letters of credit	143,360	—	—	143,360	—	—	—
Future minimum lease payments under noncancelable operating leases	271,462	78,348	60,417	43,259	29,252	18,341	41,845
Future minimum throughput payments under noncancelable agreements (2)	43,203	43,203	—	—	—	—	—
Construction commitments (3)	29,747	29,747	—	—	—	—	—
Fixed-price commodity purchase commitments:
Crude oil	60,227	60,227	—	—	—	—	—
Natural gas liquids	5,298	5,033	265	—	—	—	—
Index-price commodity purchase commitments (4):
Crude oil (5)	3,110,615	1,703,112	526,420	411,071	269,990	200,022	—
Natural gas liquids	565,212	564,013	1,199	—	—	—	—
Total contractual obligations	$6,919,406	$2,610,240	$718,792	$1,871,863	$368,626	$895,070	$454,815

(1)
The estimated interest payments on the Revolving Credit Facility are based on principal and letters of credit outstanding at March 31, 2019. See Note 8 to our consolidated financial statements included in this Current Report for additional information on the Credit Agreement.

(2)
We have executed noncancelable agreements with crude oil pipeline operators, which guarantee us minimum monthly shipping capacity on the pipelines. As a result, we are required to pay the minimum shipping fees if actual shipments are less than our allotted capacity. Under certain agreements we have the ability to recover minimum shipping fees previously paid if our shipping volumes exceed the minimum monthly shipping commitment during each month remaining under the agreement, with some contracts containing provisions that allow us to continue shipping up to six months after the maturity date of the contract in order to recapture previously paid minimum shipping delinquency fees. A third party has agreed to assume all rights and privileges and to be fully responsible for any minimum shipping fees due for actual shipments that are less than our allotted capacity related to $30.0 million of the fiscal year 2020 amount under a definitive agreement we signed during the three months ended June 30, 2018. See Note 9 and Note 13 to our consolidated financial statements included in this Current Report for additional information.

(3)	At March 31, 2019, the construction commitments relate to three new towboats and four new barges currently being built.

(4)
Index prices are based on a forward price curve at March 31, 2019. A theoretical change of $0.10 per gallon of natural gas liquids in the underlying commodity price at March 31, 2019 would result in a change of $102.6 million in the value of our index-price natural gas liquids purchase commitments. A theoretical change of $1.00 per barrel of crude oil in the underlying commodity price at March 31, 2019 would result in a change of $58.4 million in the value of our index-price crude oil purchase commitments. See Note 9 to our consolidated financial statements included in this Current Report for further detail of the commitments.

(5)
Our crude oil index-price purchase commitments exceed our crude oil index-price sales commitments (see Note 9 to our consolidated financial statements included in this Current Report) due primarily to our long-term purchase commitments for crude oil that we purchase and ship on the Grand Mesa Pipeline. As these purchase commitments are deliver-or-pay contracts, whereby our counterparty is required to pay us for any volumes not delivered, we have not entered into corresponding long-term sales contracts for volumes we may not receive.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements other than the letters of credit discussed in Note 8 to our consolidated financial statements included in this Current Report and the operating leases discussed in Note 9 to our consolidated financial statements included in this Current Report. See Note 2 for a discussion of the lease accounting standard we adopted effective April 1, 2019.

Environmental Legislation

See Part I, Item 1–“Business–Government Regulation–Greenhouse Gas Regulation” included in our Form 10-K for the fiscal year ended March 31, 2019 for a discussion of proposed environmental legislation and regulations that, if enacted, could result in increased compliance and operating costs. However, at this time we cannot predict the structure or outcome of any future legislation or regulations or the eventual cost we could incur in compliance.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements that are applicable to us, see Note 2 to our consolidated financial statements included in this Current Report.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires the selection and application of appropriate accounting principles to the relevant facts and circumstances of our operations and the use of estimates made by management. We have identified the following accounting policies that are most important to the portrayal of our consolidated financial position and results of operations. The application of these accounting policies, which requires subjective or complex judgments regarding estimates and projected outcomes of future events, and changes in these accounting policies, could have a material effect on our consolidated financial statements.

Revenue Recognition

Effective April 1, 2018, we recognize revenue for services and products under revenue contracts as our obligations to either perform services or deliver or sell products under the contracts are satisfied. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation in the contract and is recognized as revenue when, or as, the performance obligation is satisfied. Our revenue contracts in scope under ASC 606 primarily have a single performance obligation. The evaluation of when performance obligations have been satisfied and the transaction price that is allocated to our performance obligations requires significant judgment and assumptions, including our evaluation of the timing of when control of the underlying good or service has transferred to our customers and the relative stand-alone selling price of goods and services provided to customers under contracts with multiple performance obligations. Actual results can vary from those judgments and assumptions. See Note 15 to our consolidated financial statements included in this Current Report for a further discussion of our revenue recognition policies.

Derivative Financial Instruments

We record all derivative financial instrument contracts at fair value in our consolidated balance sheets except for certain physical contracts that qualify for the normal purchase and normal sale election. Under this accounting policy election, we do not record the physical contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs.

We have not designated any financial instruments as hedges for accounting purposes. All changes in the fair value of our physical contracts that do not qualify as normal purchases and normal sales and settlements (whether cash transactions or non-cash mark-to-market adjustments) are reported either within revenue (for sales contracts) or cost of sales (for purchase contracts) in our consolidated statements of operations, regardless of whether the contract is physically or financially settled.

We utilize various commodity derivative financial instrument contracts to attempt to reduce our exposure to price fluctuations. We do not enter into such contracts for trading purposes. Changes in assets and liabilities from commodity derivative financial instruments result primarily from changes in market prices, newly originated transactions, and the timing of settlements and are reported within cost of sales on the consolidated statements of operations, along with related settlements. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on our assessment of anticipated market movements. Inherent in the resulting contractual portfolio are certain business risks, including commodity price risk and credit risk. Commodity price risk is the risk that the market value of crude oil, natural gas liquids, or refined and renewables products will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Procedures and limits for managing commodity price risks and credit risks are specified in our market risk policy and credit policy, respectively. Open commodity positions and market price changes are monitored daily and are reported to senior management and to marketing operations personnel. Credit risk is monitored daily and exposure is minimized through customer deposits, restrictions on product liftings, letters of credit, and entering into master netting agreements that allow for offsetting counterparty receivable and payable balances for certain transactions.

Impairment of Long-Lived Assets

We evaluate the carrying value of our long-lived assets (property, plant and equipment and amortizable intangible assets) for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. We compare the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to be generated from that asset. Estimates of future net cash flows include estimating future volumes, future margins or tariff rates, future operating costs and other estimates and assumptions consistent with our business plans. If we determine that an asset’s unamortized cost may not be recoverable due to impairment, we may be required to reduce the carrying value and the subsequent useful life of the asset. Any such write-down of the value and unfavorable change in the useful life of a long-lived asset would increase costs and expenses at that time.

We evaluate our equity method investments for impairment when we believe the current fair value may be less than the carrying amount and record an impairment if we believe the decline in value is other than temporary.

Impairment of Goodwill

Goodwill is subject to at least an annual assessment for impairment. We perform our annual assessment of impairment during the fourth quarter of our fiscal year, and more frequently if circumstances warrant. For purposes of goodwill impairment testing, assets are grouped into “reporting units”. A reporting unit is either an operating segment or a component of an operating segment, depending on how similar the components of the operating segment are to each other in terms of operational and economic characteristics. For each reporting unit, we perform a qualitative assessment of relevant events and circumstances about the likelihood of goodwill impairment. If it is deemed more likely than not that the fair value of the reporting unit is less than its carrying amount, we calculate the fair value of the reporting unit. Otherwise, further testing is not required. The qualitative assessment is based on reviewing the totality of several factors, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, other entity specific events (for example, changes in management) or other events such as selling or disposing of a reporting unit. The determination of a reporting unit’s fair value is predicated on our assumptions regarding the future economic prospects of the reporting unit. Such assumptions include (i) discrete financial forecasts for the assets contained within the reporting unit, which rely on management’s estimates of operating margins, (ii) long-term growth rates for cash flows beyond the discrete forecast period, (iii) appropriate discount rates and (iv) estimates of the cash flow multiples to apply in estimating the market value of our reporting units. If the fair value of the reporting unit (including its inherent goodwill) is less than its carrying value, a charge to earnings may be required to reduce the carrying value of goodwill to its implied fair value. If future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. We monitor the markets for our products and services, in addition to the overall market, to determine if a triggering event occurs that would indicate that the fair value of a reporting unit is less than its carrying value. See Note 6 to our consolidated financial statements included in this Current Report for a further discussion of our goodwill impairment assessment.

Asset Retirement Obligations

We have contractual and regulatory obligations at certain facilities for which we have to perform remediation, dismantlement, or removal activities when the assets are retired. We are required to recognize the fair value of a liability for an asset retirement obligation if a reasonable estimate of fair value can be made. In order to determine the fair value of such a liability, we must make certain estimates and assumptions including, among other things, projected cash flows, the estimated timing of retirement, a credit-adjusted risk-free interest rate, and an assessment of market conditions, which could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective and can vary over time. Our consolidated balance sheet at March 31, 2019 includes a liability of $9.7 million related to asset retirement obligations, which is reported within other noncurrent liabilities.

In addition to the obligations described above, we may be obligated to remove facilities or perform other remediation upon retirement of certain other assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminable. We will record an asset retirement obligation for these assets in the periods in which settlement dates are reasonably determinable.

Depreciation and Amortization Methods and Estimated Useful Lives of Property, Plant and Equipment and Intangible Assets

Depreciation and amortization expense is the systematic write-off of the cost of our property, plant and equipment (net of residual or salvage value, if any) and the cost of our amortizable intangible assets to the results of operations for the quarterly and annual periods during which the assets are used. We depreciate our property, plant and equipment and amortize the majority of our intangible assets using the straight-line method, which results in our recording depreciation and amortization expense evenly over the estimated life of the individual asset. The estimate of depreciation and amortization expense requires us to make assumptions regarding the useful economic lives and residual values of our assets. When we acquire and place our property, plant and equipment in service or acquire intangible assets, we develop assumptions about the useful economic lives and residual values of such assets that we believe to be reasonable; however, circumstances may develop that could require us to change these assumptions in future periods, which would change our depreciation and amortization expense prospectively. Examples of such circumstances include changes in laws and regulations that limit the estimated economic life of an asset, changes in technology that render an asset obsolete, changes in expected salvage values or changes in customer attrition rates.

Acquisitions

To determine if a transaction should be accounted for as a business combination or an acquisition of assets, we first calculate the relative fair values of the assets acquired. If substantially all of the relative fair value is concentrated in a single asset or group of similar assets, or if not but the transaction does not include a significant process (does not meet the definition of a business), we record the transaction as an acquisition of assets. For acquisitions of assets, the purchase price is allocated based on the relative fair values. For an acquisition of assets, goodwill is not recorded. All other transactions are recorded as business combinations.

Fair values of assets acquired and liabilities assumed are based upon available information and may involve engaging an independent third party to perform an appraisal. Estimating fair values can be complex and subject to significant business judgment. We must also identify and include in the allocation all acquired tangible and intangible assets that meet certain criteria, including assets that were not previously recorded by the acquired entity. The estimates most commonly involve property, plant and equipment and intangible assets, including those with indefinite lives. The estimates also include the fair value of contracts including commodity purchase and sale agreements, storage contracts, and transportation contracts. For a business combination, the excess of the purchase price over the net fair value of acquired assets and assumed liabilities is recorded as goodwill, which is not amortized but instead is evaluated for impairment at least annually. Pursuant to GAAP, an entity is allowed a reasonable period of time (not to exceed one year) to obtain the information necessary to identify and measure the fair value of the assets acquired and liabilities assumed in a business combination.

Inventories

Our inventories consist of crude oil, natural gas liquids, gasoline, diesel, ethanol, and biodiesel. Our inventories are valued at the lower of cost or net realizable value, with cost determined using either the weighted-average cost or the first in, first out (FIFO) methods, including the cost of transportation and storage, and with net realizable value defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. In performing this analysis, we consider fixed-price forward commitments. At the end of each fiscal year, we also perform a “lower of cost or net realizable value” analysis; if the cost basis of the inventories would not be recoverable based on the net realizable value at the end of the year, we reduce the book value of the inventories to the recoverable amount. When performing this analysis during interim periods within a fiscal year, accounting standards do not require us to record a lower of cost or net realizable value write-down if we expect the net realizable value to recover by our fiscal year end. The net realizable values of these commodities change on a daily basis as supply and demand conditions change. We are unable to control changes in the net realizable value of these commodities and are unable to determine whether write-downs will be required in future periods. In addition, write-downs at interim periods could be required if we cannot conclude that net realizable values will recover sufficiently by our fiscal year end.

Equity-Based Compensation

Our general partner has granted certain restricted units to employees and directors under a long-term incentive plan. The restricted units include awards that vest contingent on the continued service of the recipients through the vesting date (the “Service Awards”). The awards may also vest upon a change of control, at the discretion of the board of directors of our general partner.

Service Awards are valued at the average of the high/low sales price as of the grant date less the present value of the expected distribution stream over the vesting period using a risk-free interest rate. We record the expense for each Service Award on a straight-line basis over the requisite period for the entire award (that is, over the requisite service period of the last separately vesting portion of the award), ensuring that the amount of compensation cost recognized at any date at least equals the portion of the grant-date value of the award that is vested at that date.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

A significant portion of our long-term debt is variable-rate debt. Changes in interest rates impact the interest payments of our variable-rate debt but generally do not impact the fair value of the liability. Conversely, changes in interest rates impact the fair value of our fixed-rate debt but do not impact its cash flows.

The Revolving Credit Facility is variable-rate debt with interest rates that are generally indexed to bank prime or LIBOR interest rates. At March 31, 2019, we had $1.2 billion of outstanding borrowings under the Revolving Credit Facility at a weighted average interest rate of 4.39%. A change in interest rates of 0.125% would result in an increase or decrease of our annual interest expense of $1.5 million, based on borrowings outstanding at March 31, 2019.

Commodity Price and Credit Risk

Our operations are subject to certain business risks, including commodity price risk and credit risk. Commodity price risk is the risk that the market value of crude oil, natural gas liquids, or refined and renewables products will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract.

Procedures and limits for managing commodity price risks and credit risks are specified in our market risk policy and credit policy, respectively. Open commodity positions and market price changes are monitored daily and are reported to senior management and to marketing operations personnel. Credit risk is monitored daily and exposure is minimized through customer deposits, restrictions on product liftings, letters of credit, and entering into master netting agreements that allow for offsetting counterparty receivable and payable balances for certain transactions. At March 31, 2019, our primary counterparties were retailers, resellers, energy marketers, producers, refiners, and dealers.

The crude oil, natural gas liquids, and refined and renewables products industries are “margin-based” and “cost-plus” businesses in which gross profits depend on the differential of sales prices over supply costs. We have no control over market conditions. As a result, our profitability may be impacted by sudden and significant changes in the price of crude oil, natural gas liquids, and refined and renewables products.

We engage in various types of forward contracts and financial derivative transactions to reduce the effect of price volatility on our product costs, to protect the value of our inventory positions, and to help ensure the availability of product during periods of short supply. We attempt to balance our contractual portfolio by purchasing volumes when we have a matching purchase commitment from our wholesale and retail customers. We may experience net unbalanced positions from time to time. In addition to our ongoing policy to maintain a balanced position, for accounting purposes we are required, on an ongoing basis, to track and report the market value of our derivative portfolio.

Although we use financial derivative instruments to reduce the market price risk associated with forecasted transactions, we do not account for financial derivative transactions as hedges. All changes in the fair value of our physical contracts that do not qualify as normal purchases and normal sales and settlements (whether cash transactions or non-cash mark-to-market adjustments) are reported either within revenue (for sales contracts) or cost of sales (for purchase contracts) in our consolidated statements of operations, regardless of whether the contract is physically or financially settled.

The following table summarizes the hypothetical impact on the March 31, 2019 fair value of our commodity derivatives of an increase of 10% in the value of the underlying commodity (in thousands):

Increase (Decrease) To Fair Value
Crude oil (Crude Oil Logistics segment)	$(10,311)
Propane (Liquids segment)	$773
Other products (Liquids segment)	$(4,215)
Diesel (Refined Products and Renewables segment)	$(1,462)
Ethanol (Refined Products and Renewables segment)	$(1,354)
Biodiesel (Refined Products and Renewables segment)	$(121)
Canadian dollars (Liquids segment)	$461

Fair Value

We use observable market values for determining the fair value of our derivative instruments. In cases where actively quoted prices are not available, other external sources are used which incorporate information about commodity prices in actively quoted markets, quoted prices in less active markets and other market fundamental analysis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of NGL Energy Holdings LLC and
Unitholders of NGL Energy Partners LP

Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of NGL Energy Partners LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of March 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended March 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of March 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Partnership’s internal control over financial reporting as of March 31, 2019, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated May 30, 2019 (not separately included herein) expressed an unqualified opinion.

Basis for opinion
These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Partnership’s auditor since 2010.

Tulsa, Oklahoma
May 30, 2019 (except for the effects of discontinued operations, as discussed in Note 17, as to which the date is February 19, 2020)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Balance Sheets
(in Thousands, except unit amounts)

	March 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,572	$22,094
Accounts receivable-trade, net of allowance for doubtful accounts of $4,016 and $3,851, respectively	998,203	820,552
Accounts receivable-affiliates	12,867	4,772
Inventories	136,128	161,649
Prepaid expenses and other current assets	65,918	82,020
Assets held for sale	580,985	708,671
Total current assets	1,812,673	1,799,758
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $417,457 and $341,222, respectively	1,828,940	1,512,286
GOODWILL	1,110,456	1,170,530
INTANGIBLE ASSETS, net of accumulated amortization of $503,117 and $417,647, respectively	800,889	775,087
INVESTMENTS IN UNCONSOLIDATED ENTITIES	1,127	17,236
LOAN RECEIVABLE-AFFILIATE	—	1,200
OTHER NONCURRENT ASSETS	113,857	202,954
ASSETS HELD FOR SALE	234,551	672,071
Total assets	$5,902,493	$6,151,122
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$879,063	$781,197
Accounts payable-affiliates	28,469	1,254
Accrued expenses and other payables	107,759	137,242
Advance payments received from customers	8,461	7,889
Current maturities of long-term debt	648	646
Liabilities held for sale	226,753	188,154
Total current liabilities	1,251,153	1,116,382
LONG-TERM DEBT, net of debt issuance costs of $12,008 and $20,645, respectively, and current maturities	2,160,133	2,679,740
OTHER NONCURRENT LIABILITIES	63,542	173,324
NONCURRENT LIABILITIES HELD FOR SALE	33	3,078
COMMITMENTS AND CONTINGENCIES (NOTE 9)

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	149,814	82,576
REDEEMABLE NONCONTROLLING INTEREST HELD FOR SALE	—	9,927

EQUITY:
General partner, representing a 0.1% interest, 124,633 and 121,594 notional units, respectively	(50,603)	(50,819)
Limited partners, representing a 99.9% interest, 124,508,497 and 121,472,725 common units issued and outstanding, respectively	2,067,197	1,852,495
Class B preferred limited partners, 8,400,000 and 8,400,000 preferred units issued and outstanding, respectively	202,731	202,731
Accumulated other comprehensive loss	(255)	(1,815)
Noncontrolling interests	58,748	83,503
Total equity	2,277,818	2,086,095
Total liabilities and equity	$5,902,493	$6,151,122
The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Year Ended March 31,
	2019	2018	2017
REVENUES:
Crude Oil Logistics	$3,136,635	$2,260,075	$1,666,884
Water Solutions	301,686	229,139	159,601
Liquids	2,415,041	2,215,985	1,537,172
Refined Products and Renewables	2,834,433	2,247,574	1,851,764
Other	1,362	1,174	844
Total Revenues	8,689,157	6,953,947	5,216,265
COST OF SALES:
Crude Oil Logistics	2,902,656	2,113,747	1,572,015
Water Solutions	(10,787)	19,345	4,068
Liquids	2,277,709	2,128,522	1,432,200
Refined Products and Renewables	2,811,554	2,001,417	1,729,880
Other	1,929	530	400
Total Cost of Sales	7,983,061	6,263,561	4,738,563
OPERATING COSTS AND EXPENSES:
Operating	231,065	193,076	173,046
General and administrative	107,407	97,979	100,839
Depreciation and amortization	211,973	208,398	179,613
Loss (gain) on disposal or impairment of assets, net	34,296	(17,118)	(208,982)
Revaluation of liabilities	(5,373)	20,716	6,717
Operating Income	126,728	187,335	226,469
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	2,533	7,539	3,830
Revaluation of investments	—	—	(14,365)
Interest expense	(164,725)	(199,149)	(149,601)
(Loss) gain on early extinguishment of liabilities, net	(12,340)	(23,201)	24,727
Other (expense) income, net	(30,418)	6,352	26,420
(Loss) Income From Continuing Operations Before Income Taxes	(78,222)	(21,124)	117,480
INCOME TAX EXPENSE	(1,233)	(1,353)	(1,933)
(Loss) Income From Continuing Operations	(79,455)	(22,477)	115,547
Income (Loss) From Discontinued Operations, net of Tax	418,850	(47,128)	28,327
Net Income (Loss)	339,395	(69,605)	143,874
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	20,206	(240)	(6,832)
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	446	(1,030)	—
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$360,047	$(70,875)	$137,042

NET (LOSS) INCOME FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS (NOTE 3)	$(171,153)	$(82,816)	$78,369
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS (NOTE 3)	$418,877	$(48,110)	$28,299
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$247,724	$(130,926)	$106,668
BASIC INCOME (LOSS) PER COMMON UNIT
(Loss) Income From Continuing Operations	$(1.39)	$(0.68)	$0.73
Income (Loss) From Discontinued Operations, net of Tax	$3.41	$(0.40)	$0.26
Net Income (Loss)	$2.01	$(1.08)	$0.99
DILUTED INCOME (LOSS) PER COMMON UNIT
(Loss) Income From Continuing Operations	$(1.39)	$(0.68)	$0.70
Income (Loss) From Discontinued Operations, net of Tax	$3.41	$(0.40)	$0.25
Net Income (Loss)	$2.01	$(1.08)	$0.95
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	123,017,064	120,991,340	108,091,486
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	123,017,064	120,991,340	111,850,621
 The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(in Thousands)

	Year Ended March 31,
	2019	2018	2017
Net income (loss)	$339,395	$(69,605)	$143,874
Other comprehensive (loss) income	(9)	13	(1,671)
Comprehensive income (loss)	$339,386	$(69,592)	$142,203

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Changes in Equity
For the Years Ended March 31, 2019, 2018, and 2017
(in Thousands, except unit amounts)

		Limited Partners
		Class B Preferred		Common
	General Partner	Units	Amount	Units	Amount	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
BALANCES AT MARCH 31, 2016	$(50,811)	—	$—	104,169,573	$1,707,326	$(157)	$37,707	$1,694,065
Distributions to general and common unit partners and preferred unitholders (Note 10)	(287)	—	—	—	(181,294)	—	—	(181,581)
Distributions to noncontrolling interest owners	—	—	—	—	—	—	(3,292)	(3,292)
Contributions	49	—	—	—	(501)	—	1,173	721
Business combinations	—	—	—	218,617	3,940	—	—	3,940
Purchase of noncontrolling interest	—	—	—	—	(215)	—	(12,602)	(12,817)
Equity issued pursuant to incentive compensation plan (Note 10)	—	—	—	2,350,082	68,414	—	—	68,414
Common units issued, net of offering costs (Note 10)	288	—	—	13,441,135	286,848	—	—	287,136
Allocation of value to beneficial conversion feature of Class A convertible preferred units (Note 10)	—	—	—	—	131,534	—	—	131,534
Issuance of warrants, net of offering costs (Note 10)	—	—	—	—	48,550	—	—	48,550
Accretion of beneficial conversion feature of Class A convertible preferred units (Note 10)	—	—	—	—	(8,999)	—	—	(8,999)
Transfer of redeemable noncontrolling interest (Note 2)	—	—	—	—	—	—	(3,072)	(3,072)
Net income	232	—	—	—	136,810	—	6,832	143,874
Other comprehensive loss	—	—	—	—	—	(1,671)	—	(1,671)
BALANCES AT MARCH 31, 2017	(50,529)	—	—	120,179,407	2,192,413	(1,828)	26,746	2,166,802
Distributions to general and common unit partners and preferred unitholders (Note 10)	(323)	—	—	—	(229,469)	—	—	(229,792)
Distributions to noncontrolling interest owners	—	—	—	—	—	—	(3,082)	(3,082)
Contributions	—	—	—	—	—	—	23	23
Sawtooth joint venture (Note 16)	—	—	—	—	(16,981)	—	76,214	59,233
Purchase of noncontrolling interest (Note 4)	—	—	—	—	(6,245)	—	(16,638)	(22,883)
Redeemable noncontrolling interest valuation adjustment (Note 2)	—	—	—	—	(5,825)	—	—	(5,825)
Repurchase of warrants (Note 10)	—	—	—	—	(10,549)	—	—	(10,549)
Equity issued pursuant to incentive compensation plan (Note 10)	28	—	—	2,260,011	34,623	—	—	34,651
Common unit repurchases and cancellations (Note 10)	—	—	—	(1,574,346)	(15,817)	—	—	(15,817)
Warrants exercised (Note 10)	—	—	—	607,653	6	—	—	6
Accretion of beneficial conversion feature of Class A convertible preferred units (Note 10)	—	—	—	—	(18,781)	—	—	(18,781)
Issuance of Class B preferred units, net of offering costs (Note 10)	—	8,400,000	202,731	—	—	—	—	202,731
Net income (loss)	5	—	—	—	(70,880)	—	240	(70,635)
Other comprehensive income	—	—	—	—	—	13	—	13
BALANCES AT MARCH 31, 2018	(50,819)	8,400,000	202,731	121,472,725	1,852,495	(1,815)	83,503	2,086,095
Distributions to general and common unit partners and preferred unitholders (Note 10)	(330)	—	—	—	(236,303)	—	—	(236,633)
Contributions	—	—	—	—	—	—	169	169
Sawtooth joint venture (Note 16)	—	—	—	—	(63)	—	(791)	(854)
Purchase of noncontrolling interest (Note 4)	—	—	—	—	(33)	—	(3,927)	(3,960)
Redeemable noncontrolling interest valuation adjustment (Note 2)	—	—	—	—	(3,349)	—	—	(3,349)
Repurchase of warrants (Note 10)	—	—	—	—	(14,988)	—	—	(14,988)
Common unit repurchases and cancellations (Note 10)	—	—	—	(26,993)	(297)	—	—	(297)
Equity issued pursuant to incentive compensation plan (Note 10)	22	—	—	2,833,968	39,712	—	—	39,734
Warrants exercised (Note 10)	—	—	—	228,797	2	—	—	2
Accretion of beneficial conversion feature of Class A convertible preferred units (Note 10)	—	—	—	—	(67,239)	—	—	(67,239)
Net income (loss)	387	—	—	—	359,660	—	(20,206)	339,841
Other comprehensive loss	—	—	—	—	—	(9)	—	(9)
Cumulative effect adjustment for adoption of ASC 606 (Note 15)	139	—	—	—	139,167	—	—	139,306
Cumulative effect adjustment for adoption of ASU 2016-01 (Note 2)	(2)	—	—	—	(1,567)	1,569	—	—
BALANCES AT MARCH 31, 2019	$(50,603)	8,400,000	$202,731	124,508,497	$2,067,197	$(255)	$58,748	$2,277,818
The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in Thousands)

	Year Ended March 31,
	2019	2018	2017
OPERATING ACTIVITIES:
Net income (loss)	$339,395	$(69,605)	$143,874
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations, net of tax	(418,850)	47,128	(28,327)
Depreciation and amortization, including amortization of debt issuance costs	221,674	219,983	189,369
Loss (gain) on early extinguishment or revaluation of liabilities, net	6,967	43,917	(18,010)
Gain on termination of a storage sublease agreement	—	—	(16,205)
Non-cash equity-based compensation expense	41,367	35,241	53,102
Loss (gain) on disposal or impairment of assets, net	34,296	(17,118)	(208,982)
Provision for doubtful accounts	381	584	(739)
Net adjustments to fair value of commodity derivatives	(10,817)	41,263	15,376
Equity in earnings of unconsolidated entities	(2,533)	(7,539)	(3,830)
Distributions of earnings from unconsolidated entities	2,206	4,632	3,564
Lower of cost or market value adjustment	14,305	410	(648)
Revaluation of investments	—	—	14,365
Other	(485)	(440)	(7,810)
Changes in operating assets and liabilities, exclusive of acquisitions:
Accounts receivable-trade and affiliates	(185,717)	(214,750)	(234,750)
Inventories	(10,093)	58,227	(71,430)
Other current and noncurrent assets	43,996	(31,689)	(37,758)
Accounts payable-trade and affiliates	87,739	197,273	221,217
Other current and noncurrent liabilities	(12,308)	(7,169)	5,478
Net cash provided by operating activities-continuing operations	151,523	300,348	17,856
Net cash provided by (used in) operating activities-discontinued operations	185,727	(162,381)	(42,894)
Net cash provided by (used in) operating activities	337,250	137,967	(25,038)
INVESTING ACTIVITIES:
Capital expenditures	(455,586)	(133,761)	(302,762)
Acquisitions, net of cash acquired	(300,614)	(19,897)	(41,928)
Net settlements of commodity derivatives	(10,173)	(39,113)	9,648
Proceeds from sales of assets	16,177	33,844	28,232
Proceeds from divestitures of businesses and investments, net	335,809	329,780	134,370
Transaction with Victory Propane (Note 13)	—	(6,424)	—
Investments in unconsolidated entities	(389)	(21,465)	(2,105)
Distributions of capital from unconsolidated entities	1,440	11,969	9,692
Repayments on loan for natural gas liquids facility	10,336	10,052	8,916
Loan to affiliate	(1,515)	(2,510)	(3,200)
Repayments on loan to affiliate	—	4,160	655
Payment to terminate development agreement	—	—	(16,875)
Net cash (used in) provided by investing activities-continuing operations	(404,515)	166,635	(175,357)
Net cash provided by (used in) investing activities-discontinued operations	857,988	103,947	(187,769)
Net cash provided by (used in) investing activities	453,473	270,582	(363,126)
FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	4,098,500	2,434,500	1,700,000
Payments on revolving credit facilities	(3,897,000)	(2,279,500)	(2,733,500)
Issuance of senior unsecured notes	—	—	1,200,000
Repayment and repurchase of senior secured and senior unsecured notes	(737,058)	(486,699)	(21,193)
Payments on other long-term debt	(653)	(877)	(46,153)
Debt issuance costs	(1,383)	(2,700)	(33,558)
Contributions from general partner	—	—	49
Contributions from noncontrolling interest owners, net	169	23	672
Distributions to general and common unit partners and preferred unitholders	(236,633)	(225,067)	(181,581)
Distributions to noncontrolling interest owners	—	(3,082)	(3,292)
Proceeds from sale of preferred units, net of offering costs	—	202,731	234,975
Repurchase of warrants	(14,988)	(10,549)	—
Common unit repurchases and cancellations	(297)	(15,817)	—
Proceeds from sale of common units, net of offering costs	—	—	287,136
Payments for settlement and early extinguishment of liabilities	(4,577)	(3,408)	(28,468)
Net cash (used in) provided by financing activities-continuing operations	(793,920)	(390,445)	375,087
Net cash used in financing activities-discontinued operations	(325)	(3,836)	(3,633)
Net cash (used in) provided by financing activities	(794,245)	(394,281)	371,454
Net (decrease) increase in cash and cash equivalents	(3,522)	14,268	(16,710)
Cash and cash equivalents, beginning of period	22,094	7,826	24,536
Cash and cash equivalents, end of period	$18,572	$22,094	$7,826

Supplemental cash flow information:
Cash interest paid	$170,632	$192,938	$117,912
Income taxes paid (net of income tax refunds)	$2,423	$1,843	$2,022
Supplemental non-cash investing and financing activities:
Distributions declared but not paid to Class B preferred unitholders	$4,725	$4,725	$—
Accrued capital expenditures	$19,121	$12,123	$1,758
Value of common units issued in business combinations	$—	$—	$3,940
The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1—Nature of Operations and Organization

NGL Energy Partners LP (“we,” “us,” “our,” or the “Partnership”) is a Delaware limited partnership formed in September 2010. NGL Energy Holdings LLC serves as our general partner. At March 31, 2019, our operations included:

•
Our Crude Oil Logistics segment purchases crude oil from producers and marketers and transports it to refineries or for resale at pipeline injection stations, storage terminals, barge loading facilities, rail facilities, refineries, and other trade hubs, and provides storage, terminaling, trucking, marine and pipeline transportation services through its owned assets.

•
Our Water Solutions segment provides services for the treatment and disposal of wastewater generated from crude oil and natural gas production and for the disposal of solids such as tank bottoms, drilling fluids and drilling muds and performs truck and frac tank washouts. In addition, our Water Solutions segment sells the recovered hydrocarbons that result from performing these services and sells freshwater to producers for exploration and production activities.

•
Our Liquids segment supplies natural gas liquids to retailers, wholesalers, refiners, and petrochemical plants throughout the United States and in Canada using its leased underground storage and fleet of leased railcars, markets regionally through its 27 owned terminals throughout the United States, and provides terminaling and storage services at its salt dome storage facility joint venture in Utah. See Note 16 for a discussion of the joint venture of our Sawtooth Caverns, LLC (“Sawtooth”) business.

•
Our Refined Products and Renewables segment conducts gasoline, diesel, ethanol, and biodiesel marketing operations, purchases refined petroleum and renewable products primarily in the Gulf Coast, West Coast and Midwest regions of the United States and schedules them for delivery at various locations throughout the country. See below for a discussion of the sale of a portion of our Refined Products and Renewables segment.

Recent Developments

On September 30, 2019, we completed the sale of TransMontaigne Product Services, LLC (“TPSL”) and associated assets to Trajectory Acquisition Company, LLC (“Trajectory”) for total consideration of approximately $233.8 million, including equity consideration, inventory and net working capital (see Note 17). TPSL made up a portion of our Refined Products and Renewables segment. The divested assets include (i) TPSL Terminaling Services Agreement with TransMontaigne Partners LP, including the exclusive rights to utilize 19 terminals; (ii) line space along Colonial and Plantation Pipelines; (iii) two wholly-owned refined products terminals in Georgia that we acquired in January 2019 and multiple third-party throughput agreements; and (iv) all associated customer contracts, inventory and other working capital associated with the assets. In December 2019, the Partnership formalized a plan and received approval to divest of its gas blending business in the southeastern and eastern regions of the United States (“Gas Blending”) and its refined products marketing business in the mid-continent region of the United States (“Mid-Con”). The Partnership had determined that these businesses were no longer core to the Partnership’s strategy. These transactions represent a strategic shift in our operations and will have a significant effect on our operations and financial results going forward. Accordingly, the results of operations and cash flows related to TPSL, Mid-Con and Gas Blending have been classified as discontinued operations for all periods presented, and prior periods have been retrospectively adjusted in the consolidated statements of operations and consolidated statements of cash flows. In addition, the assets and liabilities related to TPSL and certain assets and liabilities, particularly inventory, derivatives and leases, related to Mid-Con and Gas Blending have been classified as held for sale in our March 31, 2019 and 2018 consolidated balance sheets. On January 3, 2020, we completed the sale of Mid-Con to a third-party. See Note 17 for a further discussion of these transactions.

On March 30, 2018, we sold a portion of our Retail Propane segment to DCC LPG (“DCC”) for net proceeds of $212.4 million in cash. The Retail Propane businesses subject to this transaction consisted of our operations across the Mid-Continent and Western portions of the United States. On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior Plus Corp. (“Superior”) for total consideration of $889.8 million in cash. We retained our 50% ownership interest in Victory Propane, LLC (“Victory Propane”), which we subsequently sold on August 14, 2018 (see Note 2). These transactions represent a strategic shift in our operations and will have a significant effect on our operations and financial results going forward. Accordingly, the results of operations and cash flows related to our former Retail Propane segment (including equity in earnings of Victory Propane) have been classified as discontinued operations for all periods presented and prior periods have been retrospectively adjusted in the consolidated statements of operations and consolidated statements of cash flows. In addition, the assets and liabilities related to our former Retail Propane segment have been classified as held for sale within our March 31, 2018 consolidated balance sheet. See Note 17 for a further discussion of the transaction.

Note 2—Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The accompanying consolidated financial statements include our accounts and those of our controlled subsidiaries. Intercompany transactions and account balances have been eliminated in consolidation. Investments we do not control, but can exercise significant influence over, are accounted for using the equity method of accounting. We also own an undivided interest in a crude oil pipeline, and include our proportionate share of assets, liabilities, and expenses related to this pipeline in our consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amount of assets and liabilities reported at the date of the consolidated financial statements and the amount of revenues and expenses reported during the periods presented.

Critical estimates we make in the preparation of our consolidated financial statements include, among others, determining the fair value of assets and liabilities acquired in acquisitions, the fair value of derivative instruments, the collectibility of accounts receivable, the recoverability of inventories, useful lives and recoverability of property, plant and equipment and amortizable intangible assets, the impairment of long-lived assets and goodwill, the fair value of asset retirement obligations, the value of equity-based compensation, accruals for environmental matters and estimating certain revenues. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value is based upon assumptions that market participants would use when pricing an asset or liability. We use the following fair value hierarchy, which prioritizes valuation technique inputs used to measure fair value into three broad levels:

•	Level 1: Quoted prices in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

•
Level 2: Inputs (other than quoted prices included within Level 1) that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability, and (iv) inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include non-exchange traded derivatives such as over-the-counter commodity price swap and option contracts and forward commodity contracts. We determine the fair value of all of our derivative financial instruments utilizing pricing models for similar instruments. Inputs to the pricing models include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

•	Level 3: Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to a fair value measurement requires judgment, considering factors specific to the asset or liability.

Derivative Financial Instruments

We record all derivative financial instrument contracts at fair value in our consolidated balance sheets except for certain physical contracts that qualify for the normal purchase and normal sale election. Under this accounting policy election,

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

we do not record the physical contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs.

We have not designated any financial instruments as hedges for accounting purposes. All changes in the fair value of our physical contracts that do not qualify as normal purchases and normal sales and settlements (whether cash transactions or non-cash mark-to-market adjustments) are reported either within revenue (for sales contracts) or cost of sales (for purchase contracts) in our consolidated statements of operations, regardless of whether the contract is physically or financially settled.

We utilize various commodity derivative financial instrument contracts to attempt to reduce our exposure to price fluctuations. We do not enter into such contracts for trading purposes. Changes in assets and liabilities from commodity derivative financial instruments result primarily from changes in market prices, newly originated transactions, and the timing of settlements and are reported within cost of sales on the consolidated statements of operations, along with related settlements. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on our assessment of anticipated market movements. Inherent in the resulting contractual portfolio are certain business risks, including commodity price risk and credit risk. Commodity price risk is the risk that the market value of crude oil, natural gas liquids, or refined and renewables products will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Procedures and limits for managing commodity price risks and credit risks are specified in our market risk policy and credit policy, respectively. Open commodity positions and market price changes are monitored daily and are reported to senior management and to marketing operations personnel. Credit risk is monitored daily and exposure is minimized through customer deposits, restrictions on product liftings, letters of credit, and entering into master netting agreements that allow for offsetting counterparty receivable and payable balances for certain transactions.

Cost of Sales

We include all costs we incur to acquire products, including the costs of purchasing, terminaling, and transporting inventory, prior to delivery to our customers, in cost of sales. Cost of sales excludes depreciation of our property, plant and equipment.

Depreciation and Amortization

Depreciation and amortization in our consolidated statements of operations includes all depreciation of our property, plant and equipment and amortization of intangible assets other than debt issuance costs, for which the amortization is recorded to interest expense, and certain contract-based intangible assets, for which the amortization is recorded to cost of sales.

Income Taxes

We qualify as a partnership for income tax purposes. As such, we generally do not pay United States federal income tax. Rather, each owner reports his or her share of our income or loss on his or her individual tax return. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined, as we do not have access to information regarding each partner’s basis in the Partnership.

We have certain taxable corporate subsidiaries in the United States and Canada, and our operations in Texas are subject to a state franchise tax that is calculated based on revenues net of cost of sales. Our fiscal years 2015 to 2018 generally remain subject to examination by federal, state, and Canadian tax authorities. We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in income in the period that includes the enactment date.

A publicly traded partnership is required to generate at least 90% of its gross income (as defined for federal income tax purposes) from certain qualifying sources. Income generated by our taxable corporate subsidiaries is excluded from this qualifying income calculation. Although we routinely generate income outside of our corporate subsidiaries that is non-qualifying, we believe that at least 90% of our gross income has been qualifying income for each of the calendar years since our IPO.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

During the year ended March 31, 2019, we recognized a deferred tax liability of $16.3 million as a result of acquiring a corporation in connection with one of our acquisitions (see Note 4). The deferred tax liability is the tax effected cumulative temporary difference between the GAAP basis and tax basis of the acquired assets within the corporation. For GAAP purposes, certain of the acquired assets will be depreciated and amortized over time which will lower the GAAP basis. The deferred tax benefit recorded for the year ended March 31, 2019 is $1.5 million with an effective tax rate of 31%. The deferred tax liability is $14.8 million at March 31, 2019 and is included within other noncurrent liabilities in our consolidated balance sheet.

We evaluate uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, we determine whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. We had no material uncertain tax positions that required recognition in our consolidated financial statements at March 31, 2019 or 2018.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand and time deposits, and funds invested in highly liquid instruments with maturities of three months or less at the date of purchase. At times, certain account balances may exceed federally insured limits.

Accounts Receivable and Concentration of Credit Risk

We operate in the United States and Canada. We grant unsecured credit to customers under normal industry standards and terms, and have established policies and procedures that allow for an evaluation of each customer’s creditworthiness as well as general economic conditions. The allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts, which assessment considers the overall creditworthiness of customers and any specific disputes. Accounts receivable are considered past due or delinquent based on contractual terms. We write off accounts receivable against the allowance for doubtful accounts when collection efforts have been exhausted.

We execute netting agreements with certain customers to mitigate our credit risk. Receivables and payables are reflected at a net balance to the extent a netting agreement is in place and we intend to settle on a net basis.

Our accounts receivable consist of the following at the dates indicated:

	March 31, 2019			March 31, 2018
Segment	Gross Receivable	Allowance for Doubtful Accounts	Net	Gross Receivable	Allowance for Doubtful Accounts	Net
	(in thousands)
Crude Oil Logistics	$514,243	$(15)	$514,228	$404,865	$—	$404,865
Water Solutions	57,526	(3,157)	54,369	59,958	(2,952)	57,006
Liquids	134,050	(177)	133,873	131,006	(20)	130,986
Refined Products and Renewables	295,984	(667)	295,317	228,574	(879)	227,695
Corporate and Other	416	—	416	—	—	—
Total	$1,002,219	$(4,016)	$998,203	$824,403	$(3,851)	$820,552

Changes in the allowance for doubtful accounts are as follows for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Allowance for doubtful accounts, beginning of period	$(3,851)	$(3,604)	$(5,340)
Provision for doubtful accounts	(381)	(584)	739
Write off of uncollectible accounts	216	337	997
Allowance for doubtful accounts, end of period	$(4,016)	$(3,851)	$(3,604)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Amounts in the tables above do not include accounts receivable or allowance for doubtful accounts related to TPSL, as these amounts have been classified as current assets held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17). In addition, amounts in the tables above do not include accounts receivable or allowance for doubtful accounts related to our former Retail Propane segment, as these amounts have been classified as current assets held for sale within our March 31, 2018 consolidated balance sheet (see Note 1 and Note 17).

We did not have any customers that represented over 10% of consolidated revenues for fiscal years 2019, 2018 and 2017.

Inventories

Our inventories are valued at the lower of cost or net realizable value, with cost determined using either the weighted-average cost or the first in, first out (FIFO) methods, including the cost of transportation and storage, and with net realizable value defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. In performing this analysis, we consider fixed-price forward commitments.

Inventories consist of the following at the dates indicated:

	March 31,
	2019	2018
	(in thousands)
Crude oil	$51,359	$77,351
Natural gas liquids:
Propane	33,478	38,910
Butane	15,294	12,613
Other	7,482	6,515
Refined products and renewables:
Diesel	9,186	12,752
Ethanol	14,650	5,542
Biodiesel	4,679	7,966
Total	$136,128	$161,649

Amounts in the table above do not include inventory related to Mid-Con, Gas Blending and TPSL, as these amounts have been classified as current assets held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17). In addition, amounts in the table above do not include inventory related to our former Retail Propane segment, as these amounts have been classified as current assets held for sale within our March 31, 2018 consolidated balance sheet (see Note 1 and Note 17).

Investments in Unconsolidated Entities

Investments we do not control, but can exercise significant influence over, are accounted for using the equity method of accounting. Investments in partnerships and limited liability companies, unless our investment is considered to be minor, and investments in unincorporated joint ventures are also accounted for using the equity method of accounting. Under the equity method, we do not report the individual assets and liabilities of these entities on our consolidated balance sheets; instead, our ownership interests are reported within investments in unconsolidated entities on our consolidated balance sheets. Under the equity method, the investment is recorded at acquisition cost, increased by our proportionate share of any earnings and additional capital contributions and decreased by our proportionate share of any losses, distributions paid, and amortization of any excess investment. Excess investment is the amount by which our total investment exceeds our proportionate share of the net assets of the investee. We consider distributions received from unconsolidated entities which do not exceed cumulative equity in earnings subsequent to the date of investment to be a return on investment and are classified as operating activities in our consolidated statements of cash flows. We consider distributions received from unconsolidated entities in excess of cumulative equity in earnings subsequent to the date of investment to be a return of investment and are classified as investing activities in our consolidated statements of cash flows.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Our investments in unconsolidated entities consist of the following at the dates indicated:

		Ownership	Date Acquired	March 31,
Entity	Segment	Interest (1)	or Formed	2019	2018
				(in thousands)
Water services company (2)	Water Solutions	50%	August 2018	$920	$—
Natural gas liquids terminal company (3)	Liquids	50%	March 2019	207	—
Water treatment and disposal facility (4)	Water Solutions	—%	August 2015	—	2,094
E Energy Adams, LLC (5)	Refined Products and Renewables	—%	December 2013	—	15,142
Victory Propane (6)	Corporate and Other	—%	April 2015	—	—
Total				$1,127	$17,236

(1)	Ownership interest percentages are at March 31, 2019.

(2)	This is an investment in an unincorporated joint venture that we acquired as part of an acquisition in August 2018. See Note 4 for a further discussion.

(3)	This is an investment in an unincorporated joint venture that we acquired as part of an acquisition in March 2019. See Note 4 for a further discussion.

(4)
This is an investment in an unincorporated joint venture. On February 28, 2019, we sold this investment as part of the sale of our South Pecos water disposal business. See Note 16 for a further discussion.

(5)
On May 3, 2018, we sold our previously held 20% interest in E Energy Adams, LLC for net proceeds of $18.6 million and recorded a gain on disposal of $3.0 million during the year ended March 31, 2019 within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations.

(6)	On August 14, 2018, we sold our previously held 50% interest in Victory Propane. See Note 13 for a further discussion.

Combined summarized financial information for all of our unconsolidated entities is as follows for the dates and periods indicated:

Balance sheets:

	March 31,
	2019	2018
	(in thousands)
Current assets	$1,328	$24,431
Noncurrent assets	$519	$99,164
Current liabilities	$178	$16,787
Noncurrent liabilities	$—	$10,620

Statements of operations:

	March 31,
	2019	2018	2017
	(in thousands)
Revenues	$21,036	$182,820	$180,632
Cost of sales	$9,919	$114,890	$114,316
Net income	$5,506	$26,438	$19,462

At March 31, 2019, cumulative equity earnings and cumulative distributions of our unconsolidated entities since they were acquired were $1.9 million and $3.0 million, respectively.

Variable Interest Entity

Victory Propane was formed as a joint venture in April 2015 by us and an unrelated third party. The business purpose of Victory Propane is to acquire and/or develop retail propane operations in a defined geographic area. In conjunction with the

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

formation of Victory Propane, we agreed to provide Victory Propane a revolving line of credit of $5.0 million and have concluded that Victory Propane is a variable interest entity because the equity of Victory Propane is not sufficient to fund its activities without additional subordinated financial support. On August 14, 2018, we sold our interest in Victory Propane. Our equity in earnings in Victory Propane has been classified as discontinued operations for all periods presented, as discussed further in Note 1 and Note 17.

Other Noncurrent Assets

Other noncurrent assets consist of the following at the dates indicated:

	March 31,
	2019	2018
	(in thousands)
Loan receivable (1)	$19,474	$29,463
Line fill (2)	33,437	34,897
Minimum shipping fees - pipeline commitments (3)	23,494	88,757
Other	37,452	49,837
Total	$113,857	$202,954

(1)
Represents the noncurrent portion of a loan receivable associated with our financing of the construction of a natural gas liquids facility that is utilized by a third party and the noncurrent portion of a loan receivable with Victory Propane (see Note 13).

(2)
Represents minimum volumes of product we are required to leave on certain third-party owned pipelines under long-term shipment commitments. At March 31, 2019, line fill consisted of 335,069 barrels of crude oil and 262,000 barrels of propane. At March 31, 2018, line fill consisted of 360,425 barrels of crude oil and 262,000 barrels of propane. Line fill held in pipelines we own is included within property, plant and equipment (see Note 5).

(3)
Represents the minimum shipping fees paid in excess of volumes shipped, or deficiency credits, for two contracts with crude oil pipeline operators. This amount can be recovered when volumes shipped exceed the minimum monthly volume commitment (see Note 9). During the three months ended June 30, 2018, we entered into a definitive agreement, as described further in Note 13, in which we agreed to provide the benefit of our deficiency credit under one of these contracts. As a result of providing this benefit to the third party, we wrote off $67.7 million of these deficiency credits and recorded a loss within loss (gain) on disposal or impairment of assets, net. Under the remaining other contract for which we have the future benefit, we currently have 13 months in which to ship the excess volumes.

Amounts in the table above do not include other noncurrent assets related to TPSL, as these amounts have been classified as noncurrent assets held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17). In addition, amounts in the table above do not include other noncurrent assets related to our former Retail Propane segment, as these amounts have been classified as noncurrent assets held for sale within our March 31, 2018 consolidated balance sheet (see Note 1 and Note 17).

Accrued Expenses and Other Payables

Accrued expenses and other payables consist of the following at the dates indicated:

	March 31,
	2019	2018
	(in thousands)
Accrued compensation and benefits	$19,312	$17,778
Excise and other tax liabilities	10,481	8,279
Derivative liabilities	4,960	8,321
Accrued interest	24,882	39,947
Product exchange liabilities	5,945	1,116
Gavilon legal matter settlement (Note 9)	12,500	—
Deferred gain on sale of general partner interest in TLP (1)	—	30,113
Other	29,679	31,688
Total	$107,759	$137,242

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(1)	See Note 15 for a discussion of the accounting for the deferred gain upon adoption of ASC 606.

Amounts in the table above do not include accrued expenses and other payables related to TPSL and Mid-Con and Gas Blending derivative liabilities, as these amounts have been classified as current liabilities held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17). In addition, amounts in the table above do not include accrued expenses and other payables related to our former Retail Propane segment, as these amounts have been classified as current liabilities held for sale within our March 31, 2018 consolidated balance sheet (see Note 1 and Note 17).

Property, Plant and Equipment

We record property, plant and equipment at cost, less accumulated depreciation. Acquisitions and improvements are capitalized, and maintenance and repairs are expensed as incurred. As we dispose of assets, we remove the cost and related accumulated depreciation from the accounts, and any resulting gain or loss is included within loss (gain) on disposal or impairment of assets, net. We compute depreciation expense of our property, plant and equipment using the straight-line method over the estimated useful lives of the assets (see Note 5).

Intangible Assets

Our intangible assets include contracts and arrangements acquired in business combinations, including customer relationships, customer commitments, pipeline capacity rights, rights-of-way and easements, water rights, executory contracts and other agreements, covenants not to compete, and trade names. In addition, we capitalize certain debt issuance costs associated with the revolving credit facilities. We amortize the majority of our intangible assets on a straight-line basis over the estimated useful lives of the assets (see Note 7). We amortize debt issuance costs over the terms of the related debt using a method that approximates the effective interest method.

Impairment of Long-Lived Assets

We evaluate the carrying value of our long-lived assets (property, plant and equipment and amortizable intangible assets) for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. In that event, we recognize a loss equal to the amount by which the carrying value exceeds the fair value of the asset group. When we cease to use an acquired trade name, we test the trade name for impairment using the relief from royalty method and we begin amortizing the trade name over its estimated useful life as a defensive asset. See Note 5 and Note 7 for a further discussion of long-lived asset impairments recognized in the consolidated statements of operations.

We evaluate our equity method investments for impairment when we believe the current fair value may be less than the carrying amount and record an impairment if we believe the decline in value is other than temporary.

Goodwill

Goodwill represents the excess of the consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities assumed. Business combinations are accounted for using the “acquisition method” (see Note 4). We expect that all of our goodwill at March 31, 2019 is deductible for federal income tax purposes.

Goodwill and indefinite-lived intangible assets are not amortized, but instead are evaluated for impairment at least annually. We perform our annual assessment of impairment during the fourth quarter of our fiscal year, and more frequently if circumstances warrant.

To perform this assessment, we first consider qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit exceeds its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit does not exceed its carrying amount, we calculate the fair value for the reporting unit and compare the amount to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered to be impaired and the goodwill balance is reduced by the difference between the fair value and carrying amount of the reporting unit.

Estimates and assumptions used to perform the impairment evaluation are inherently uncertain and can significantly affect the outcome of the analysis. The estimates and assumptions we used in the annual goodwill impairment assessment

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

included market participant considerations and future forecasted operating results. Changes in operating results and other assumptions could materially affect these estimates. See Note 6 for a further discussion and analysis of our goodwill impairment assessment.

Product Exchanges

Quantities of products receivable or returnable under exchange agreements are reported within prepaid expenses and other current assets and within accrued expenses and other payables in our consolidated balance sheets. We estimate the value of product exchange assets and liabilities based on the weighted-average cost basis of the inventory we have delivered or will deliver on the exchange, plus or minus location differentials. Product exchanges related to TPSL have been classified as current assets and current liabilities held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17). In addition, product exchanges related to our former Retail Propane segment have been classified as current assets held for sale within our March 31, 2018 consolidated balance sheet (see Note 1 and Note 17).

Noncontrolling Interests

Noncontrolling interests represent the portion of certain consolidated subsidiaries that are owned by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ earnings or losses each period and any distributions that are paid. Noncontrolling interests are reported as a component of equity, unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded between liabilities and equity (mezzanine or temporary equity) in our consolidated balance sheet. The redeemable noncontrolling interest is adjusted at each balance sheet date to its maximum redemption value if the amount is greater than the carrying value. The redeemable noncontrolling interest is classified as held for sale in our March 31, 2018 consolidated balance sheet (see Note 17). The following table summarizes changes in our redeemable noncontrolling interest in our consolidated balance sheets (in thousands):

Balance at March 31, 2017	$3,072
Net income attributable to redeemable noncontrolling interest	1,030
Redeemable noncontrolling interest valuation adjustment	5,825
Balance at March 31, 2018	9,927
Net loss attributable to redeemable noncontrolling interest	(446)
Redeemable noncontrolling interest valuation adjustment	3,349
Disposal of redeemable noncontrolling interest	(12,830)
Balance at March 31, 2019	$—

Acquisitions

To determine if a transaction should be accounted for as a business combination or an acquisition of assets, we first calculate the relative fair values of the assets acquired. If substantially all of the relative fair value is concentrated in a single asset or group of similar assets, or if not but the transaction does not include a significant process (does not meet the definition of a business), we record the transaction as an acquisition of assets. For acquisitions of assets, the purchase price is allocated based on the relative fair values. For an acquisition of assets, goodwill is not recorded. All other transactions are recorded as business combinations. We record the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. For a business combination, the excess of the purchase price over the net fair value of acquired assets and assumed liabilities is recorded as goodwill, which is not amortized but instead is evaluated for impairment at least annually (as described above).

Pursuant to GAAP, an entity is allowed a reasonable period of time (not to exceed one year) to obtain the information necessary to identify and measure the fair value of the assets acquired and liabilities assumed in a business combination. As discussed in Note 4, certain of our acquisitions are still within this measurement period, and as a result, the acquisition date fair values we have recorded for the assets acquired and liabilities assumed are subject to change.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments-Credit Losses.” The ASU requires a financial asset (or a group of financial assets) measured at amortized cost to be presented at the net amount expected to be collected, which would include accounts

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

receivable. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. The ASU is effective for the Partnership beginning April 1, 2020, and requires a modified retrospective method of adoption, although early adoption is permitted. We are currently in the process of assessing the impact of this ASU on our consolidated financial statements.

In February 2016, the FASB issued ASC 842, “Leases.” This will replace previous lease accounting guidance in GAAP. The new guidance requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. It also retains a distinction between finance leases and operating leases. This guidance is effective for the Partnership beginning April 1, 2019. We evaluated our current leases and other contracts that may be considered leases under the new standard and the impact on our internal controls, accounting policies and financial statements and disclosures. Our evaluation process includes compiling a database of our leases, implementing accounting software to assist with compliance and developing internal controls to ensure completeness and accuracy of our leases meeting the scope of ASC 842. Based on our current population of leases, we expect the impact of ASC 842 to increase our assets and liabilities by between $533 million and $563 million due to the recognition of right-of-use assets and lease liabilities. We elected the following transitional practical expedients, which will allow us to not evaluate land easements prior to April 1, 2019: use hindsight in determining the lease term; to not reassess whether current or expired contracts contain leases; to not reassess the lease classification for any expired or existing leases; and to not reassess initial costs. We also expect to elect the optional transition method to record the adoption impact through a cumulative effect adjustment to equity.

On April 1, 2018, we adopted ASC 606, “Revenue from Contracts with Customers,” using a modified retrospective approach of adoption. ASC 606 supersedes previous revenue recognition requirements in Topic 605, “Revenue Recognition,” and includes a five-step revenue recognition model to depict the transfer of goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To achieve this core principle, more judgment and estimates are required within the revenue recognition process than required under Topic 605. In addition, ASC 606 requires significantly expanded disclosures related to the nature, timing, amount and uncertainty of revenue and cash flows arising from contracts with customers. See Note 15 for a further discussion of the impact of adoption of ASC 606 on our consolidated financial statements and our revenue recognition policies.

On April 1, 2018, we adopted ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” One of the provisions of ASU No. 2016-01 was to supersede the guidance to classify equity securities with readily determinable fair value into different categories (that is, trading or available-for-sale) and require equity securities to be measured at fair value with changes in fair value recognized through net income. As a result of the adoption, we recorded a cumulative effect adjustment of $1.6 million, moving the unrealized loss from accumulated other comprehensive income to limited partners’ equity.

Note 3—Income (Loss) Per Common Unit

The following table presents our calculation of basic and diluted weighted average common units outstanding for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
Weighted average common units outstanding during the period:
Common units - Basic	123,017,064	120,991,340	108,091,486
Effect of Dilutive Securities:
Performance awards	—	—	173,087
Warrants	—	—	3,586,048
Common units - Diluted	123,017,064	120,991,340	111,850,621

For the year ended March 31, 2019, the Service Awards (as defined herein), warrants and the Class A Preferred Units (as defined herein) were considered antidilutive. Due to the termination of the Performance Award plan (see Note 10), there were no outstanding Performance Awards (as defined herein) as of March 31, 2019. For the year ended March 31, 2018, the Service Awards, Performance Awards, warrants and Class A Preferred Units were considered antidilutive. For the year ended March 31, 2017, the Service Awards and Class A Preferred Units were considered antidilutive.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Our income (loss) per common unit is as follows for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands, except unit and per unit amounts)
(Loss) income from continuing operations	$(79,455)	$(22,477)	$115,547
Less: Continuing operations loss (income) attributable to noncontrolling interests	20,206	(240)	(6,832)
Net (loss) income from continuing operations attributable to NGL Energy Partners LP	(59,249)	(22,717)	108,715
Less: Distributions to preferred unitholders (1)	(111,936)	(59,697)	(30,142)
Less: Continuing operations net loss (income) allocated to general partner (2)	32	(53)	(204)
Less: Repurchase of warrants (3)	—	(349)	—
Net (loss) income from continuing operations allocated to common unitholders	$(171,153)	$(82,816)	$78,369

Income (loss) from discontinued operations, net of tax	$418,850	$(47,128)	$28,327
Less: Discontinued operations loss (income) attributable to redeemable noncontrolling interests	446	(1,030)	—
Less: Discontinued operations (income) loss allocated to general partner (2)	(419)	48	(28)
Net income (loss) from discontinued operations allocated to common unitholders	$418,877	$(48,110)	$28,299

Net income (loss) allocated to common unitholders	$247,724	$(130,926)	$106,668

Basic income (loss) per common unit
(Loss) income from continuing operations	$(1.39)	$(0.68)	$0.73
Income (loss) from discontinued operations, net of tax	$3.41	$(0.40)	$0.26
Net income (loss)	$2.01	$(1.08)	$0.99
Diluted income (loss) per common unit
(Loss) income from continuing operations	$(1.39)	$(0.68)	$0.70
Income (loss) from discontinued operations, net of tax	$3.41	$(0.40)	$0.25
Net income (loss)	$2.01	$(1.08)	$0.95
Basic weighted average common units outstanding	123,017,064	120,991,340	108,091,486
Diluted weighted average common units outstanding	123,017,064	120,991,340	111,850,621

(1)	This amount includes the distribution to preferred unitholders as well as the accretion for the beneficial conversion, as discussed further in Note 10.

(2)	Net (income) loss allocated to the general partner includes distributions to which it is entitled as the holder of incentive distribution rights.

(3)	This amount represents the excess of the repurchase price over the fair value of the warrants, as discussed further in Note 10.

Note 4—Acquisitions

The following summarizes our acquisitions during the year ended March 31, 2019:

Water Pipeline Company

On April 24, 2018, we acquired the remaining 18.375% interest in NGL Water Pipelines, LLC operating in the Delaware Basin portion of the Permian Basin in West Texas for total consideration of approximately $4.0 million. The acquisition of the remaining interest was accounted for as an equity transaction, no gain or loss was recorded, and the carrying value of the noncontrolling interest was adjusted to reflect the change in ownership interest of the subsidiary. As of the date of the transaction, the 18.375% interest had a carrying value of $3.9 million.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Saltwater Water Solutions Facilities

During the year ended March 31, 2019, we acquired six saltwater disposal facilities (including 15 saltwater disposal wells) for total consideration of approximately $116.1 million.

As part of these acquisitions, we recorded customer relationship, favorable contract and non-compete agreement intangible assets whereby we estimated the value of these intangible assets using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

The agreements for these acquisitions contemplate post-closing payments for certain working capital items. We are accounting for these transactions as business combinations. The following table summarizes the transaction close date preliminary estimates of the fair values for the assets acquired and liabilities assumed (in thousands):

Property, plant and equipment	$36,590
Goodwill	50,619
Intangible assets	29,287
Current liabilities	(10)
Other noncurrent liabilities	(410)
Fair value of net assets acquired	$116,076

As of March 31, 2019, the allocation of the purchase price is considered preliminary as we are continuing to gather additional information to finalize the fair values of the property, plant and equipment and intangible assets.

Goodwill represents the excess of the consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to expand the number of our disposal sites in an oilfield production basin currently serviced by us, thereby enhancing our competitive position as a provider of disposal services in this oilfield production basin. We expect that all of the goodwill will be deductible for federal income tax purposes.

The operations of these water solutions facilities have been included in our consolidated statement of operations since their acquisition date. Our consolidated statement of operations for the year ended March 31, 2019 includes revenues of $12.6 million and operating income of $4.9 million that were generated by the operations of these water solutions facilities. We incurred $0.2 million of transaction costs related to these acquisitions during the year ended March 31, 2019. These amounts are recorded within general and administrative expenses in our consolidated statement of operations.

During the year ended March 31, 2019, we also acquired seven saltwater disposal wells for total consideration of $35.2 million, which we are accounting for as acquisitions of assets. The consideration paid for this transaction was allocated primarily to property, plant and equipment.

Freshwater Water Solutions Facilities

During the year ended March 31, 2019, we acquired a ranch and four freshwater facilities (including 27 freshwater wells) and a right-of-way that can be used for pipelines for total consideration of approximately $77.2 million.

As part of these acquisitions, we recorded water rights, customer relationship, favorable contract and non-compete agreement intangible assets, whereby we estimated the value of these intangible assets using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

A book/tax difference was created as part of one of these acquisitions and as a result, we have recorded a preliminary noncurrent deferred tax liability of $16.3 million (see Note 2 for a further discussion).

We recorded contingent consideration liabilities within accrued expenses and other payables and other noncurrent liabilities in our consolidated balance sheet related to future royalty payments due to the seller. We estimated the contingent consideration for one liability based on the contracted royalty rate, which is a flat rate per barrel, multiplied by the expected volumes of freshwater sold. We estimated the contingent consideration for the other liability based on the contracted royalty rate, which is a flat rate per barrel, multiplied by the expected third party volumes to be transported on the pipeline for the

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

expected useful life of the rights-of-way. These amounts were then discounted to present value using our weighted average cost of capital plus a premium representative of the uncertainty associated with the expected volumes. As of the acquisition date, we recorded a contingent liability of $2.7 million.

We assumed land leases with a royalty component as part of the acquisition of certain of these facilities. The acquisition method of accounting requires that executory contracts with unfavorable terms relative to market conditions at the acquisition date be recorded as liabilities in the acquisition accounting. We recorded a liability within other noncurrent liabilities of $0.5 million related to these leases due to the royalty terms being deemed unfavorable. We will amortize this liability based on the volumes processed by the facilities.

The agreements for these acquisitions contemplate post-closing payments for certain working capital items. We are accounting for these transactions as business combinations. The following table summarizes the transaction close date preliminary estimates of the fair values for the assets acquired and liabilities assumed (in thousands):

Property, plant and equipment	$7,123
Goodwill	23,570
Intangible assets	64,015
Investments in unconsolidated entities	2,060
Current liabilities	(276)
Other noncurrent liabilities	(19,288)
Fair value of net assets acquired	$77,204

As of March 31, 2019, the allocation of the purchase price is considered preliminary as we are continuing to gather additional information to finalize the fair values of land, other property, plant and equipment, intangible assets, including customer relationships, and the investment in the unconsolidated entity. We are also engaging a third party valuation firm to assist us in this effort. The noncurrent deferred tax liability is also considered preliminary and will be finalized once the fair value of the assets acquired has been finalized.

Goodwill represents the excess of the consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to expand our service offerings in an oilfield production basin currently serviced by us, thereby enhancing our competitive position as a provider of disposal and other services in this oilfield production basin. We expect that all of the goodwill will be deductible for federal income tax purposes.

The operations of these water solutions facilities have been included in our consolidated statement of operations since their acquisition date. Our consolidated statement of operations for the year ended March 31, 2019 includes revenues of $2.0 million and an operating loss of $1.1 million that were generated by the operations of these water solutions facilities. We incurred $3.7 million of transaction costs related to these acquisitions during the year ended March 31, 2019. These amounts are recorded within general and administrative expenses in our consolidated statement of operations.

During the year ended March 31, 2019, we also acquired an additional ranch (including 18 freshwater wells) for total consideration of $28.4 million, which we are accounting for as an acquisition of assets. The consideration paid for this transaction was allocated to land and intangible assets.

Natural Gas Liquids Terminal Business

In March 2019, we completed the acquisition of the natural gas liquids terminal business of DCP Midstream, LP. The acquisition consisted of five propane rail terminals, located in the Eastern United States, a 50% ownership interest in an additional rail terminal, located in the state of Maine, and an import/export terminal located in Chesapeake, Virginia for total consideration of approximately $103.4 million. The import/export terminal has the capability to load and unload ships ranging in size from handy-sized vessels up to very large gas carriers. These terminals complement our existing natural gas liquids portfolio and also create additional opportunities for new and existing customers to supply their business.

As part of this acquisition, we recorded a customer relationship intangible asset whereby we estimated the value of this intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The agreement for this acquisition contemplates post-closing payments for certain working capital items. We are accounting for this transaction as a business combination. The following table summarizes the transaction close date preliminary estimates of the fair values for the assets acquired and liabilities assumed (in thousands):

Inventories	$15,370
Other current assets	667
Property, plant and equipment	42,413
Goodwill	20,472
Intangible assets	26,900
Investments in unconsolidated entities	204
Current liabilities	(2,128)
Other noncurrent liabilities	(524)
Fair value of net assets acquired	$103,374

As of March 31, 2019, the allocation of the purchase price is considered preliminary as we are continuing to gather additional information to finalize the fair values of the property, plant and equipment, intangible assets and the investment in the unconsolidated entity.

Goodwill represents the excess of the consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to expand the number of our natural gas liquids terminals in an area currently serviced by us, thereby enhancing our competitive position as a provider of terminaling services in this area. We expect that all of the goodwill will be deductible for federal income tax purposes.

The operations of these natural gas liquids terminals have been included in our consolidated statement of operations since their acquisition date. Our consolidated statement of operations for the year ended March 31, 2019 includes revenues of $22.7 million and operating income of $2.4 million that were generated by the operations of these natural gas liquids terminals. We incurred $0.5 million of transaction costs related to this acquisition during the year ended March 31, 2019. These amounts are recorded within general and administrative expenses in our consolidated statement of operations.

Refined Products Terminals

In January 2019, we completed the acquisition of two refined products terminals located in Georgia for total consideration of approximately $16.3 million.

As part of this acquisition, we recorded a customer relationship intangible asset whereby we estimated the value of this intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

The agreement for this acquisition contemplates post-closing payments for certain working capital items. We are accounting for this transaction as a business combination. The following table summarizes the transaction close date preliminary estimates of the fair values for the assets acquired and liabilities assumed (in thousands):

Inventories	$327
Other current assets	85
Property, plant and equipment	9,986
Goodwill	1,328
Intangible assets	4,600
Current liabilities	(4)
Fair value of net assets acquired	$16,322

As of March 31, 2019, the allocation of the purchase price is considered preliminary as we are continuing to gather additional information to finalize the fair values of the property, plant and equipment and intangible assets.

Goodwill represents the excess of the consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to expand the number of our refined

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

products terminals in an area currently serviced by us, thereby enhancing our competitive position as a provider of terminaling services in this area. We expect that all of the goodwill will be deductible for federal income tax purposes.

The operations of these refined products terminals have been included in our consolidated statement of operations since their acquisition date. Our consolidated statement of operations for the year ended March 31, 2019 includes revenues of $0.3 million and an operating loss of $0.1 million that were generated by the operations of these refined products terminals. We incurred $0.1 million of transaction costs related to this acquisition during the year ended March 31, 2019. These amounts are recorded within general and administrative expenses in our consolidated statement of operations.

The assets and liabilities of this acquisition and the operations have been classified as discontinued (see Note 1 and Note 17).

Retail Propane Businesses

During the three months ended June 30, 2018, we acquired three retail propane businesses for total consideration of approximately $19.1 million. We accounted for these transactions as business combinations.

On July 9, 2018, and in conjunction with the sale of the Retail Propane segment (see Note 1), we acquired the remaining 40% interest in Atlantic Propane, LLC, which was part of our Retail Propane segment, for total consideration of approximately $12.8 million. The acquisition of the remaining interest was accounted for as an equity transaction, no gain or loss was recorded, and the carrying value of the noncontrolling interest was adjusted to reflect the change in ownership interest of the subsidiary. Atlantic Propane, LLC was included in the sale to Superior (see Note 1).

The assets and liabilities of these retail propane transactions were included in the sale of virtually all of our remaining Retail Propane segment on July 10, 2018 and the operations have been classified as discontinued (see Note 17).

The following summarizes the status of the preliminary purchase price allocation of acquisitions prior to April 1, 2018:

Retail Propane Businesses

During the three months ended June 30, 2018, we completed the acquisition accounting for the remaining four retail propane businesses, which were part of the sale of virtually all of our Retail Propane segment (see Note 17). The assets and liabilities are included in current assets and current liabilities held for sale in our March 31, 2018 consolidated balance sheet (see Note 17). There were no material adjustments to the fair value of assets acquired and liabilities assumed during the three months ended June 30, 2018.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Note 5—Property, Plant and Equipment

Our property, plant and equipment consists of the following at the dates indicated:

	Estimated			March 31,
Description	Useful Lives			2019	2018
	(in years)			(in thousands)
Natural gas liquids terminal and storage assets	2	-	30	$280,106	$238,487
Pipeline and related facilities	30	-	40	243,799	243,616
Vehicles and railcars	3	-	25	124,948	121,159
Water treatment facilities and equipment	3	-	30	704,666	601,139
Crude oil tanks and related equipment	2	-	30	225,476	218,588
Barges and towboats	5	-	30	103,735	92,712
Information technology equipment	3	-	7	31,831	29,521
Buildings and leasehold improvements	3	-	40	143,711	147,110
Land				62,379	51,816
Tank bottoms and line fill (1)				20,071	20,118
Other	3	-	20	14,870	11,646
Construction in progress				290,805	77,596
				2,246,397	1,853,508
Accumulated depreciation				(417,457)	(341,222)
Net property, plant and equipment				$1,828,940	$1,512,286

(1)
Tank bottoms, which are product volumes required for the operation of storage tanks, are recorded at historical cost. We recover tank bottoms when the storage tanks are removed from service. Line fill, which represents our portion of the product volume required for the operation of the proportionate share of a pipeline we own, is recorded at historical cost.

Amounts in the table above do not include property, plant and equipment and accumulated depreciation related to TPSL, as these amounts have been classified as noncurrent assets held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17). In addition, amounts in the table above do not include property, plant and equipment and accumulated depreciation related to our former Retail Propane segment, as these amounts have been classified as noncurrent assets held for sale within our March 31, 2018 consolidated balance sheet (see Note 1 and Note 17).

The following table summarizes depreciation expense and capitalized interest expense for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Depreciation expense	$101,515	$99,954	$89,848
Capitalized interest expense	$482	$182	$6,887

Amounts in the table above do not include depreciation expense and capitalized interest related to TPSL and our former Retail Propane segment, as these amounts have been classified as discontinued operations within our consolidated statements of operations for all periods presented (see Note 1 and Note 17).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

We record (gains) losses from the sales of property, plant and equipment and any write-downs in value due to impairment within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations. The following table summarizes (gains) losses on the disposal or impairment of property, plant and equipment by segment for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Crude Oil Logistics (1)	$3,489	$(3,144)	$8,124
Water Solutions	3,067	8,117	7,169
Liquids	993	639	92
Corporate	—	8	(1)
Total	$7,549	$5,620	$15,384

(1)
Amount for the year ended March 31, 2018 primarily relates to a gain related to the sale of excess pipe, partially offset by losses from the disposal of certain assets and the write-down of other assets. Amount for the year ended March 31, 2017 primarily relates to losses from the sale of certain assets, including excess pipe.

Note 6—Goodwill

The following table summarizes changes in goodwill by segment for the periods indicated (in thousands):

	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Total
	(in thousands)
Balances at March 31, 2017	$579,846	$424,270	$266,046	$17,050	$1,287,212
Revisions to acquisition accounting	—	195	—	—	195
Impairment	—	—	(116,877)	—	(116,877)
Balances at March 31, 2018	579,846	424,465	149,169	17,050	1,170,530
Acquisitions (Note 4)	—	74,189	20,472	—	94,661
Disposals (Note 16)	—	(88,515)	—	—	(88,515)
Impairment	—	—	(66,220)	—	(66,220)
Balances at March 31, 2019	$579,846	$410,139	$103,421	$17,050	$1,110,456

Amounts in the table above do not include goodwill that was allocated to TPSL and Gas Blending, as the amounts have been classified as noncurrent assets held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17).

Fiscal Year 2019 Goodwill Impairment Assessment

Due to the continued decrease in demand for natural gas liquid storage and the resulting decline in revenues and earnings as compared to actual and projected results, we tested the goodwill within our natural gas liquids salt cavern storage reporting unit (“Sawtooth reporting unit”), which is part of our Liquids segment, for impairment at January 1, 2019. We estimated the fair value of our Sawtooth reporting unit based on the income approach, also known as the discounted cash flow method, which utilizes the present value of future expected cash flows to estimate the fair value. The future cash flows of our Sawtooth reporting unit were projected based upon estimates as of the test date of future revenues, operating expenses and cash outflows necessary to support these cash flows, including working capital and maintenance capital expenditures. We also considered expectations regarding: (i) expected storage volumes, which are assumed to increase in the coming years due to increased production of natural gas liquids, (ii) expected propane and butane prices, (iii) expected rental fees and (iv) the addition of storing refined products (which we acquired as part of the sale of a portion of the reporting unit (see Note 16). We assumed that commodity prices would be flat through the duration of the model and an average increase of approximately 7% increase in rental fees per year starting in April 2020, and held such prices and fees flat for periods in our model beyond our 2024 fiscal year. For expenses, we assumed an increase consistent with the increase in storage volumes, and maintenance capital was held flat throughout the model. The discount rate used in our discounted cash flow method was a risk adjusted

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

weighted average cost of capital calculated as of January 1, 2019 of approximately 13.1%. The discounted cash flow results indicated that the estimated fair value of our Sawtooth reporting unit was less than its carrying value by approximately 35.2% at January 1, 2019.

During the three months ended March 31, 2019, we recorded a goodwill impairment charge of $66.2 million, which was a write-off of the remaining goodwill within the Sawtooth reporting unit. The goodwill impairment charge was recorded within loss (gain) on disposal or impairment of assets, net, in our consolidated statement of operations.

We performed a qualitative assessment as of January 1, 2019 to determine whether it was more likely than not that the fair value of each reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, we determined that the fair value of each of these reporting units was more likely than not greater than the carrying value of the reporting units, other than the Sawtooth reporting unit as previously described.

Fiscal Year 2018 Goodwill Impairment Assessment

Due to the decreased demand for natural gas liquid storage and resulting decline in revenues and earnings as compared to actual and projected results of prior and future periods, we tested the goodwill within our Sawtooth reporting unit, which is part of our Liquids segment, for impairment at September 30, 2017. We estimated the fair value of our Sawtooth reporting unit based on the income approach, also known as the discounted cash flow method, which utilizes the present value of future expected cash flows to estimate the fair value. The future cash flows of our Sawtooth reporting unit were projected based upon estimates as of the test date of future revenues, operating expenses and cash outflows necessary to support these cash flows, including working capital and maintenance capital expenditures. We also considered expectations regarding: (i) expected storage volumes, which are assumed to increase in the coming years due to increased production of natural gas liquids, (ii) expected propane and butane prices and (iii) expected rental fees. We assumed a 2% per year increase in commodity prices and a 4% increase in rental fees per year starting in April 2018, and held such prices and fees flat for periods in our model beyond our 2023 fiscal year. For expenses, we assumed an increase consistent with the increase in storage volumes, and maintenance capital was held flat throughout the model. The discount rate used in our discounted cash flow method was a risk adjusted weighted average cost of capital calculated as of September 30, 2017 of 12%. The discounted cash flow results indicated that the estimated fair value of our Sawtooth reporting unit was less than its carrying value by approximately 32% at September 30, 2017.

During the three months ended September 30, 2017, we recorded a goodwill impairment charge of $116.9 million, which was recorded within loss (gain) on disposal or impairment of assets, net, in our consolidated statement of operations. At September 30, 2017, our Sawtooth reporting unit had a goodwill balance of $66.2 million.

In Note 16, we discuss a transaction in which we formed a joint venture which included our Sawtooth salt dome storage facility. As a result of this transaction, we tested the goodwill of our Sawtooth reporting unit, immediately prior to the closing of this transaction, for impairment. As of March 30, 2018, our Sawtooth reporting unit had a goodwill balance of $66.2 million. Similar to the analysis we performed as of September 30, 2017, as discussed above, we estimated the fair value of our Sawtooth reporting unit based on the income approach, also known as the discounted cash flow method, which utilizes the present value of future expected cash flows to estimate the fair value. The future cash flows of our Sawtooth reporting unit were projected based upon estimates as of the test date of future revenues, operating expenses and cash outflows necessary to support these cash flows, including working capital and maintenance capital expenditures. We also considered expectations regarding: (i) expected storage volumes, which are assumed to increase in the coming years due to increased production of natural gas liquids, (ii) expected propane and butane prices and (iii) expected rental fees. We assumed a 2% per year increase in commodity prices and a 4% increase in rental fees per year starting in April 2018, and held such prices and fees flat for periods in our model beyond our 2023 fiscal year. For expenses, we assumed an increase consistent with the increase in storage volumes, and maintenance capital was held flat throughout the model. The discount rate used in our discounted cash flow method was a risk adjusted weighted average cost of capital calculated as of March 30, 2018 of 12.4%. The discounted cash flow results indicated that the estimated fair value of our Sawtooth reporting unit was greater than its carrying value by approximately 2% at March 30, 2018.

Our estimated fair value is predicated upon management’s assumption of the growth in the production of natural gas liquids and the decline in the use of railcars to store natural gas liquids. We used these assumptions to estimate the demand for storage at our facility and the revenue generated by customers reserving capacity at our facility. Due to the current volatility in commodity prices and the excess railcars currently in the market, we believe it is reasonably possible that the need for underground storage we estimate in our model does not materialize, such that our estimate of fair value could change and result in further impairment of the goodwill in our Sawtooth reporting unit.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

We performed a qualitative assessment as of January 1, 2018 to determine whether it was more likely than not that the fair value of each reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, we determined that the fair value of each of these reporting units was more likely than not greater than the carrying value of the reporting units, other than the Sawtooth reporting unit as previously described.

Fiscal Year 2017 Goodwill Impairment Assessment

We performed a qualitative assessment as of January 1, 2017 to determine whether it was more likely than not that the fair value of each reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, we determined that the fair value of each of these reporting units was more likely than not greater than the carrying value of the reporting units.

Fiscal Year 2016 Goodwill Impairment Assessment

As discussed previously, during the three months ended June 30, 2016, we finalized our goodwill impairment analysis of our Water Solutions reporting unit, with the assistance of a third party valuation firm. As a result of finalizing our analysis, we determined that we needed to reverse $124.7 million of the previously recorded goodwill impairment estimate of $380.2 million recorded during the year ended March 31, 2016. The adjustment was due primarily to the change in the fair value of our customer relationship intangible assets. With the assistance of the third party valuation firm, inputs such as revenue growth rates and attrition rates related to existing customers were refined to better correlate with our historical revenue growth and attrition rates of our existing customers in our Water Solutions reporting unit. This change resulted in a lower fair value allocated to customer relationships and higher value to goodwill than in our preliminary calculation. We recorded the adjustment within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations.

Note 7—Intangible Assets

Our intangible assets consist of the following at the dates indicated:

				March 31, 2019			March 31, 2018
Description	Amortizable Lives			Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(in years)			(in thousands)
Amortizable:
Customer relationships	3	-	30	$742,832	$(369,983)	$372,849	$718,764	$(328,666)	$390,098
Customer commitments	10			310,000	(74,917)	235,083	310,000	(43,917)	266,083
Pipeline capacity rights	30			7,799	(1,387)	6,412	7,799	(1,127)	6,672
Rights-of-way and easements	1	-	40	73,409	(4,509)	68,900	63,995	(3,214)	60,781
Water rights	14			64,868	(3,018)	61,850	—	—	—
Executory contracts and other agreements	3	-	30	47,230	(17,212)	30,018	42,919	(15,424)	27,495
Non-compete agreements	2	-	32	12,723	(2,570)	10,153	5,465	(706)	4,759
Debt issuance costs (1)	5			42,345	(29,521)	12,824	40,992	(24,593)	16,399
Total amortizable				1,301,206	(503,117)	798,089	1,189,934	(417,647)	772,287
Non-amortizable:
Trade names				2,800	—	2,800	2,800	—	2,800
Total				$1,304,006	$(503,117)	$800,889	$1,192,734	$(417,647)	$775,087

(1)
Includes debt issuance costs related to the Revolving Credit Facility (as defined herein). Debt issuance costs related to fixed-rate notes are reported as a reduction of the carrying amount of long-term debt.

Amounts in the table above do not include intangible assets and accumulated amortization related to TPSL, as these amounts have been classified as noncurrent assets held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17). In addition, amounts in the table above do not include intangible assets and accumulated amortization related to our former Retail Propane segment, as these amounts have been classified as noncurrent assets held for sale within our March 31, 2018 consolidated balance sheet (see Note 1 and Note 17).

The weighted-average remaining amortization period for intangible assets is approximately 11.4 years.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Write off of Intangible Assets

During the year ended March 31, 2018, we wrote off $1.8 million related to the non-compete agreement which was terminated as part of our acquisition of the remaining interest in NGL Solids Solutions, LLC. In connection with the amendment and restatement of the Credit Agreement (as defined herein) in February 2017, we wrote off $4.5 million of deferred debt issuance costs. During the year ended March 31, 2017, we wrote-off $5.2 million related to the value of an indefinite-lived trade name intangible asset in conjunction with finalizing our goodwill impairment analysis. In addition, as a result of terminating the development agreement in the Water Solutions segment in June 2016 (see Note 16), we incurred a loss of $5.8 million to write off the water facility development agreement. The losses for the years ended March 31, 2018 and 2017 are reported within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations.

Amortization expense is as follows for the periods indicated:

	Year Ended March 31,
Recorded In	2019	2018	2017
	(in thousands)
Depreciation and amortization	$110,458	$108,444	$89,765
Cost of sales	486	966	1,994
Interest expense	4,928	4,568	4,471
Total	$115,872	$113,978	$96,230

Amounts in the table above do not include amortization expense related to TPSL and our former Retail Propane segment, as these amounts have been classified as discontinued operations within our consolidated statements of operations for all periods presented (see Note 1 and Note 17).

Expected amortization of our intangible assets is as follows (in thousands):

Year Ending March 31,
2020	$116,626
2021	104,512
2022	91,674
2023	83,654
2024	77,514
Thereafter	324,109
Total	$798,089

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Note 8—Long-Term Debt

Our long-term debt consists of the following at the dates indicated:

	March 31, 2019			March 31, 2018
	Face Amount	Unamortized Debt Issuance Costs (1)	Book Value	Face Amount	Unamortized Debt Issuance Costs (1)	Book Value
	(in thousands)
Revolving credit facility:
Expansion capital borrowings	$275,000	$—	$275,000	$—	$—	$—
Working capital borrowings	896,000	—	896,000	969,500	—	969,500
Senior unsecured notes:
5.125% Notes due 2019 ("2019 Notes")	—	—	—	353,424	(1,653)	351,771
6.875% Notes due 2021 ("2021 Notes")	—	—	—	367,048	(4,499)	362,549
7.500% Notes due 2023 ("2023 Notes")	607,323	(6,916)	600,407	615,947	(8,542)	607,405
6.125% Notes due 2025 ("2025 Notes")	389,135	(5,092)	384,043	389,135	(5,951)	383,184
Other long-term debt	5,331	—	5,331	5,977	—	5,977
	2,172,789	(12,008)	2,160,781	2,701,031	(20,645)	2,680,386
Less: Current maturities	648	—	648	646	—	646
Long-term debt	$2,172,141	$(12,008)	$2,160,133	$2,700,385	$(20,645)	$2,679,740

(1)	Debt issuance costs related to the Revolving Credit Facility are reported within intangible assets, rather than as a reduction of the carrying amount of long-term debt.

Amounts in the table above do not include long-term debt related to our former Retail Propane segment, as these amounts have been classified as liabilities held for sale within our March 31, 2018 consolidated balance sheet (see Note 17).

Amortization expense for debt issuance costs related to long-term debt in the table above was $4.3 million, $6.1 million and $3.3 million during the years ended March 31, 2019, 2018 and 2017.

Expected amortization of debt issuance costs is as follows (in thousands):

Year Ending March 31,
2020	$2,371
2021	2,367
2022	2,367
2023	2,367
2024	1,744
Thereafter	792
Total	$12,008

Credit Agreement

We are party to a $1.765 billion credit agreement (the “Credit Agreement”) with a syndicate of banks. As of March 31, 2019, the Credit Agreement includes a revolving credit facility to fund working capital needs, which had a capacity of $1.250 billion for cash borrowings and letters of credit (the “Working Capital Facility”), and a revolving credit facility to fund acquisitions and expansion projects, which had a capacity of $515.0 million (the “Expansion Capital Facility,” and together with the Working Capital Facility, the “Revolving Credit Facility”). The Revolving Credit Facility allows us to reallocate amounts between the Expansion Capital Facility and Working Capital Facility. We had letters of credit of $143.4 million on the Working Capital Facility at March 31, 2019. The capacity under the Working Capital Facility may be limited by a “borrowing base” (as defined in the Credit Agreement) which is calculated based on the value of certain working capital items at any point in time.

The commitments under the Credit Agreement expire on October 5, 2021. We have the right to prepay outstanding borrowings under the Credit Agreement without incurring any penalties, and prepayments of principal may be required if we

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

enter into certain transactions to sell assets or obtain new borrowings. The Credit Agreement is secured by substantially all of our assets.

At March 31, 2019, the borrowings under the Credit Agreement had a weighted average interest rate of 4.39%, calculated as the weighted average LIBOR rate of 2.49% plus a margin of 1.75% for LIBOR borrowings and the prime rate of 5.50% plus a margin of 0.75% on alternate base rate borrowings. At March 31, 2019, the interest rate in effect on letters of credit was 1.75%. Commitment fees are charged at a rate ranging from 0.375% to 0.50% on any unused capacity.

On July 5, 2018, we amended the Credit Agreement. In the amendment, the lenders consented to, subject to the consummation of the Retail Propane disposition, release NGL Propane, LLC and its wholly-owned subsidiaries from its guaranty and other obligations under the loan documents, among other things. In return, the Partnership agreed to use the net proceeds from the Retail Propane disposition to pay down existing indebtedness no later than five business days after the consummation of the Retail Propane disposition.

On February 6, 2019, we amended the Credit Agreement, to, among other things, reset the basket for the repurchase of common units with a limit of $150 million in aggregate during the remaining term of the Credit Agreement, not to exceed $50 million per fiscal quarter, so long as, both immediately before and after giving pro forma effect to the repurchases, the Partnership’s Leverage Ratio (as defined in the Credit Agreement) is less than 3.25x and Revolving Availability (also as defined in the Credit Agreement) is greater than or equal to $200 million. In addition, the amendment decreases the Maximum Total Leverage Indebtedness Ratio beginning September 30, 2019 with a further decrease beginning March 31, 2020 (as presented in the table below), and amends the defined term “Consolidated EBITDA” to exclude the “Gavilon Energy EPA Settlement” (as defined in the Credit Agreement) solely for the two quarters ending December 31, 2018 and March 31, 2019.

The following table summarizes the debt covenant levels specified in the Credit Agreement as of March 31, 2019 (as modified on February 6, 2019):

		Senior Secured	Interest	Total Leverage
Period Beginning	Leverage Ratio (1)	Leverage Ratio (1)	Coverage Ratio (2)	Indebtedness Ratio (1)
March 31, 2019	4.50	3.25	2.75	6.50
September 30, 2019	4.50	3.25	2.75	6.25
March 31, 2020 and thereafter	4.50	3.25	2.75	6.00

(1)	Represents the maximum ratio for the period presented.

(2)	Represents the minimum ratio for the period presented.

At March 31, 2019, our leverage ratio was approximately 2.63 to 1, our senior secured leverage ratio was approximately 0.58 to 1, our interest coverage ratio was approximately 3.70 to 1 and our total leverage indebtedness ratio was approximately 4.48 to 1.

The Credit Agreement contains various customary representations, warranties, and additional covenants, including, without limitation, limitations on fundamental changes and limitations on indebtedness and liens. Our obligations under the Credit Agreement may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) a breach by the Partnership or its subsidiaries of any material representation or warranty or any covenant made in the Credit Agreement, or (iii) certain events of bankruptcy or insolvency.

We were in compliance with the covenants under the Credit Agreement at March 31, 2019.

Senior Secured Notes

On June 19, 2012, we entered into the Note Purchase Agreement (as amended, the “Senior Secured Notes Purchase Agreement”) whereby we issued $250.0 million of senior secured notes in a private placement (the “Senior Secured Notes”). The Senior Secured Notes paid interest at a fixed rate of 6.65% which was payable quarterly. The Senior Secured Notes were required to be repaid in semi-annual installments of $25.0 million beginning on December 19, 2017 and ending on the maturity date of June 19, 2022. We had the option to prepay outstanding principal, although we would incur a prepayment penalty. On December 29, 2017, we repurchased all of the remaining outstanding Senior Secured Notes. See below for the details related to the repurchase.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Repurchases

The following table summarizes repurchases of Senior Secured Notes for the period indicated:

Year Ended March 31,
2018
(in thousands)
Senior Secured Notes
Notes repurchased	$230,500
Cash paid (excluding payments of accrued interest)	$250,179
Loss on early extinguishment of debt (1)	$(23,971)

(1)
Loss on the early extinguishment of debt for the Senior Secured Notes during the year ended March 31, 2018 is inclusive of the write off of debt issuance costs of $4.3 million. The loss is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

Prior to the December 29, 2017 repurchase of all the remaining outstanding Senior Secured Notes, we made a semi-annual principal installment payment of $19.5 million on December 19, 2017.

Senior Unsecured Notes

The senior unsecured notes include, as defined below, the 2019 Notes, 2021 Notes, 2023 Notes, 2025 Notes and 2026 Notes (collectively, the “Senior Unsecured Notes”).

The Partnership and NGL Energy Finance Corp. are co-issuers of the Senior Unsecured Notes, and the obligations under the Senior Unsecured Notes are fully and unconditionally guaranteed by certain of our existing and future restricted subsidiaries that incur or guarantee indebtedness under certain of our other indebtedness, including the Revolving Credit Facility. The indentures governing the Senior Unsecured Notes contain various customary covenants, including, (i) pay distributions on, purchase or redeem our common equity or purchase or redeem our subordinated debt, (ii) incur or guarantee additional indebtedness or issue preferred units, (iii) create or incur certain liens, (iv) enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us, (v) consolidate, merge or transfer all or substantially all of our assets, and (vi) engage in transactions with affiliates.

Our obligations under the Senior Unsecured Notes may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) experiencing an event of default on certain other debt agreements, or (iii) certain events of bankruptcy or insolvency.

Issuances

On July 9, 2014, we issued $400.0 million of 5.125% Senior Unsecured Notes Due 2019 (the “2019 Notes”). Interest is payable on January 15 and July 15 of each year. The 2019 Notes were redeemed on March 15, 2019. See further discussion below.

On October 16, 2013, we issued $450.0 million of 6.875% Senior Unsecured Notes Due 2021 (the “2021 Notes”). Interest is payable on April 15 and October 15 of each year. The 2021 Notes were redeemed on October 16, 2018. See further discussion below.

On October 24, 2016, we issued $700.0 million of 7.50% Senior Unsecured Notes Due 2023 (the “2023 Notes”). Interest is payable on May 1 and November 1 of each year. The registration of the 2023 Notes became effective on July 11, 2017. The 2023 Notes mature on November 1, 2023.

On February 22, 2017, we issued $500.0 million of 6.125% Senior Unsecured Notes Due 2025 (the “2025 Notes”). Interest is payable on March 1 and September 1 of each year. The registration of the 2025 Notes became effective on July 11, 2017. The 2025 Notes mature on March 1, 2025.

On April 9, 2019, we issued $450.0 million of 7.50% Senior Unsecured Notes Due 2026 (the “2026 Notes”) in a private placement. The 2026 Notes bear interest, which is payable on April 15 and October 15 of each year, beginning on

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

October 15, 2019. We received net proceeds of $441.8 million, after the initial purchasers’ discount of $6.8 million and offering costs of $1.5 million. The 2026 Notes mature on April 15, 2026.

The Partnership and NGL Energy Finance Corp. are co-issuers of the 2026 Notes, and the obligations under the 2026 Notes are fully and unconditionally guaranteed by certain of our existing and future restricted subsidiaries that incur or guarantee indebtedness under certain of our other indebtedness, including the Revolving Credit Facility. The indenture governing the 2026 Notes contains various customary covenants, including, (i) pay distributions on, purchase or redeem our common equity or purchase or redeem our subordinated debt, (ii) incur or guarantee additional indebtedness or issue preferred units, (iii) create or incur certain liens, (iv) enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us, (v) consolidate, merge or transfer all or substantially all of our assets, and (vi) engage in transactions with affiliates.

Our obligations under the indenture may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) experiencing an event of default on certain other debt agreements, or (iii) certain events of bankruptcy or insolvency.

We have the option to redeem all or a portion of the 2026 Notes at any time on or after April 15, 2022 at fixed redemption prices beginning at 103.750% on such date and declining annually and ratably to par for redemptions occurring on or after April 15, 2024 plus accrued and unpaid interest. At any time prior to April 15, 2022, we may redeem all or a portion of the 2026 Notes, at a redemption price equal to the “make whole price” specified in the indenture, plus accrued and unpaid interest.

In connection with the closing of the offering of the 2026 Notes, the Partnership entered into a registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Partnership agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) so that holders can exchange the 2026 Notes for registered notes that have substantially identical terms as the 2026 Notes and evidence the same indebtedness as the 2026 Notes. In addition, the subsidiary guarantors agreed to exchange the guarantee related to the 2026 Notes for a registered guarantee having substantially the same terms as the original guarantees. The Partnership is obligated to use commercially reasonable efforts to file an exchange offer registration statement with respect to the exchange notes and exchange guarantees and cause such exchange offer registration statement to become effective on or prior to 365 days after the closing of this offering. If the Partnership fails to satisfy this obligation, it will be required to pay to the holders of the 2026 Notes liquidated damages in an amount equal 0.25% per annum on the principal amount of the 2026 Notes held by such holder during the 90-day period immediately following the occurrence of such registration default, and such amount shall increase by 0.25% per annum at the end of such 90-day period.

Redemptions

The following table summarizes redemptions of Senior Unsecured Notes for the period indicated:

Year Ended March 31,
2019
(in thousands)
2019 Notes (1)
Notes redeemed	$328,005
Cash paid (excluding payments of accrued interest)	$329,719
Loss on early extinguishment of debt	$(2,113)

2021 Notes (2)
Notes redeemed	$367,048
Cash paid (excluding payments of accrued interest)	$373,358
Loss on early extinguishment of debt	$(10,130)

(1)
On March 15, 2019, we redeemed all of the remaining outstanding 2019 Notes. Loss on the early extinguishment of debt for the 2019 Notes during the year ended March 31, 2019 is inclusive of the write off of debt issuance costs of $0.4 million. The loss is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

(2)
On October 16, 2018, we redeemed all of the remaining outstanding 2021 Notes. Loss on the early extinguishment of debt for the 2021 Notes during the year ended March 31, 2019 is inclusive of the write off of debt issuance costs of $3.8 million. The loss is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Repurchases

The following table summarizes repurchases of Senior Unsecured Notes for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
2019 Notes
Notes repurchased	$25,419	$26,034	$9,009
Cash paid (excluding payments of accrued interest)	$25,406	$26,002	$7,099
(Loss) gain on early extinguishment of debt (1)	$(34)	$(140)	$1,759

2021 Notes
Notes repurchased	$—	$—	$21,241
Cash paid (excluding payments of accrued interest)	$—	$—	$14,094
Gain on early extinguishment of debt (2)	$—	$—	$6,748

2023 Notes
Notes repurchased	$8,624	$84,053	$—
Cash paid (excluding payments of accrued interest)	$8,575	$83,967	$—
Loss on early extinguishment of debt (3)	$(63)	$(1,136)	$—

2025 Notes
Notes repurchased	$—	$110,865	$—
Cash paid (excluding payments of accrued interest)	$—	$107,050	$—
Gain on early extinguishment of debt (4)	$—	$2,046	$—

(1)
(Loss) gain on early extinguishment of debt for the 2019 Notes during the years ended March 31, 2019, 2018 and 2017 is inclusive of the write off of debt issuance costs of less than $0.1 million $0.2 million and $0.2 million, respectively. The (loss) gain is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

(2)
Gain on early extinguishment of debt for the 2021 Notes during the year ended March 31, 2017 is inclusive of the write off of debt issuance costs of $0.4 million. The gain is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

(3)
Loss on early extinguishment of debt for the 2023 Notes during the years ended March 31, 2019 and 2018 is inclusive of the write off of debt issuance costs of $0.1 million and $1.2 million, respectively. The loss is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

(4)
Gain on early extinguishment of debt for the 2025 Notes during the year ended March 31, 2018 is inclusive of the write off of debt issuance costs of $1.8 million. The gain is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

Compliance

At March 31, 2019, we were in compliance with the covenants under all of the Senior Unsecured Notes indentures.

Other Long-Term Debt

We have other notes payable related to equipment financing. The interest rates on these instruments range from 4.13% to 7.10% per year and have an aggregate principal balance of $5.3 million at March 31, 2019. Equipment loans totaling $41.7 million were paid off on March 30, 2017, resulting in a loss on the early extinguishment of debt of $1.6 million, which was net of $0.1 million of debt issuance costs and $1.5 million of prepayment penalties. The loss is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Debt Maturity Schedule

The scheduled maturities of our long-term debt are as follows at March 31, 2019:

Year Ending March 31,	Revolving Credit Facility	Senior Unsecured Notes	Other Long-Term Debt	Total
	(in thousands)
2020	$—	$—	$648	$648
2021	—	—	4,683	4,683
2022	1,171,000	—	—	1,171,000
2023	—	—	—	—
2024	—	607,323	—	607,323
Thereafter	—	389,135	—	389,135
Total	$1,171,000	$996,458	$5,331	$2,172,789

Note 9—Commitments and Contingencies

Legal Contingencies

In August 2015, LCT Capital, LLC (“LCT”) filed a lawsuit against NGL Energy Holdings LLC (the “GP”) and the Partnership seeking payment for investment banking services relating to the purchase of TransMontaigne Inc. and related assets in July 2014. After pre-trial rulings, LCT was limited to pursuing claims of (i) quantum meruit (the value of the services rendered by LCT) and (ii) fraudulent misrepresentation against the defendants. Following a jury trial conducted in Delaware state court from July 23, 2018 through August 1, 2018, the jury returned a verdict consisting of an award of $4.0 million for quantum meruit and $29.0 million for fraudulent misrepresentation, subject to statutory interest. The GP and the Partnership contend that the jury verdict, at least in respect of fraudulent misrepresentation, is not supportable by either controlling law or the evidentiary record. Both defendants have a pending motion for judgment as a matter of law on the fraudulent misrepresentation claim and plan to file post-verdict motions as appropriate before the trial court, and, if need be, will file an appeal to the Delaware Supreme Court. It is our position that the awards, even if they each stand, are not cumulative. Any allocation of the ultimate verdict award between the GP and the Partnership will be made by the board of directors once all information is available to it and after the post-trial and any appellate process has run its course and the verdict is final as a matter of law. Because the Partnership is a named defendant in the lawsuit, and any judgment ultimately awarded would be joint and several with the GP, we have determined that it is probable that the Partnership could be liable for a portion of this judgment. At this time, we believe the amount that could be allocated to the Partnership would not be material as it is estimated to be less than $4.0 million. As of March 31, 2019, we have accrued $2.5 million related to this matter.

We are party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of our management, the ultimate resolution of these claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, and other arrangements, is not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain, and estimates of our liabilities may change materially as circumstances develop.

Environmental Matters

At March 31, 2019, we have an environmental liability, measured on an undiscounted basis, of $2.5 million, which is recorded within accrued expenses and other payables in our consolidated balance sheet. Our operations are subject to extensive federal, state, and local environmental laws and regulations. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in our business, and there can be no assurance that we will not incur significant costs. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs. Accordingly, we have adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials designed to prevent material environmental or other damage, and to limit the financial liability that could result from such events. However, some risk of environmental or other damage is inherent in our business.

In 2015, as previously disclosed, the U.S. Environmental Protection Agency (“EPA”) informed NGL Crude Logistics, LLC, formerly known as Gavilon, LLC (“Gavilon Energy”), of alleged violations that occurred in 2011 by Gavilon Energy of

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

the Clean Air Act’s renewable fuel standards regulations (prior to its acquisition by us in December 2013). On October 4, 2016, the U.S. Department of Justice, acting at the request of the EPA, filed a civil complaint in the Northern District of Iowa against Gavilon Energy and one of its then suppliers, Western Dubuque Biodiesel LLC (“Western Dubuque”). Consistent with the earlier allegations by the EPA, the civil complaint related to transactions between Gavilon Energy and Western Dubuque and the generation of biodiesel renewable identification numbers (“RINs”) sold by Western Dubuque to Gavilon Energy in 2011. On December 19, 2016, we filed a motion to dismiss the complaint. On January 9, 2017, the EPA filed an amended complaint. The amended complaint seeks an order declaring Western Dubuque’s RINs invalid and requiring the defendants to retire an equivalent number of valid RINs and that the defendants pay statutory civil penalties. On January 23, 2017, we filed a motion to dismiss the amended complaint. On May 24, 2017, the court denied our motion to dismiss. Subsequently, the EPA filed a second amended complaint seeking an order declaring Western Dubuque’s RINs invalid, an order requiring us to retire an equivalent number of valid RINs and an award against us of statutory civil penalties. In May 2018, the parties completed briefing on cross-motions for summary judgment concerning liability issues in the case. On July 3, 2018, the Court denied our summary judgment motion and largely granted the plaintiff’s two summary judgment motions on liability. On July 19, 2018, Gavilon Energy reached an agreement in principle with the EPA regarding the terms of a settlement of the case, which was memorialized in a consent decree lodged to the Court on September 27, 2018. Such terms will result in Gavilon Energy paying cash of $25.0 million and retiring 36 million RINs, over a twelve-month period. The consent decree was approved by the Court on November 8, 2018. The consent decree resolves all matters between Gavilon Energy and the EPA in connection with the above-described complaint. During the year ended March 31, 2019, we paid the EPA $12.5 million and retired all 36 million RINs. As of March 31, 2019, we have an accrual, which is included within accrued expenses and other payables in our consolidated balance sheet, of $12.5 million.

Asset Retirement Obligations

We have contractual and regulatory obligations at certain facilities for which we have to perform remediation, dismantlement, or removal activities when the assets are retired. Our liability for asset retirement obligations is discounted to present value. To calculate the liability, we make estimates and assumptions about the retirement cost and the timing of retirement. Changes in our assumptions and estimates may occur as a result of the passage of time and the occurrence of future events. The following table summarizes changes in our asset retirement obligation, which is reported within other noncurrent liabilities in our consolidated balance sheets (in thousands):

Balance at March 31, 2017	$8,181
Liabilities incurred	592
Liabilities assumed in acquisitions	21
Liabilities settled	(549)
Accretion expense	888
Balance at March 31, 2018	9,133
Liabilities incurred	586
Liabilities assumed in acquisitions	438
Liabilities associated with disposed assets (1)	(585)
Liabilities settled	(546)
Accretion expense	697
Balance at March 31, 2019	$9,723

(1)	This amount primarily relates to the sales of our Bakken and South Pecos water disposal businesses (see Note 16).

In addition to the obligations described above, we may be obligated to remove facilities or perform other remediation upon retirement of certain other assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminable. We will record an asset retirement obligation for these assets in the periods in which settlement dates are reasonably determinable.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Operating Leases

We have executed various noncancelable operating lease agreements for product storage, office space, vehicles, real estate, railcars, and equipment. The following table summarizes future minimum lease payments under these agreements at March 31, 2019 (in thousands):

Year Ending March 31,
2020	$78,348
2021	60,417
2022	43,259
2023	29,252
2024	18,341
Thereafter	41,845
Total	$271,462

Amounts in the table above do not include future minimum lease payments related to Mid-Con, Gas Blending and TPSL as Mid-Con, Gas Blending and TPSL have been classified as discontinued operations in our consolidated statements of operations (see Note 1 and Note 17).

Rental expense relating to operating leases was $91.6 million, $111.3 million, and $114.6 million during the years ended March 31, 2019, 2018 and 2017, respectively. Amounts above do not include rental expense related to Mid-Con, Gas Blending, TPSL and our former Retail Propane segment, as these amounts have been classified as discontinued operations within our consolidated statements of operations for all periods presented (see Note 1 and Note 17).

Pipeline Capacity Agreements

We have executed noncancelable agreements with crude oil pipeline operators, which guarantee us minimum monthly shipping capacity on the pipelines. As a result, we are required to pay the minimum shipping fees if actual shipments are less than our allotted capacity. Under certain agreements we have the ability to recover minimum shipping fees previously paid if our shipping volumes exceed the minimum monthly shipping commitment during each month remaining under the agreement, with some contracts containing provisions that allow us to continue shipping up to six months after the maturity date of the contract in order to recapture previously paid minimum shipping delinquency fees. We currently have an asset recorded in other noncurrent assets in our consolidated balance sheet for minimum shipping fees paid in both the current and previous periods that are expected to be recovered in future periods by exceeding the minimum monthly volumes (see Note 2).

The future minimum throughput payments under these agreements at March 31, 2019 are $43.2 million. The payments for these agreements will be completed at the end of fiscal year 2020. Of the total future minimum throughput payments, a third party has agreed to assume all rights and privileges and to be fully responsible for any minimum shipping fees due for actual shipments that are less than our allotted capacity related to $30.0 million of the fiscal year 2020 amount under a definitive agreement we signed during the three months ended June 30, 2018 (see Note 13).

Construction Commitments

At March 31, 2019, we had construction commitments of $29.7 million.

Sales and Purchase Contracts

We have entered into product sales and purchase contracts for which we expect the parties to physically settle and deliver the inventory in future periods.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

At March 31, 2019, we had the following commodity purchase commitments (in thousands):

	Crude Oil (1)		Natural Gas Liquids
	Value	Volume (in barrels)	Value	Volume (in gallons)
Fixed-Price Commodity Purchase Commitments:
2020	$60,227	1,040	$5,033	7,545
2021	—	—	265	378
Total	$60,227	1,040	$5,298	7,923

Index-Price Commodity Purchase Commitments:
2020	$1,703,112	30,363	$564,013	1,023,998
2021	526,420	10,227	1,199	2,152
2022	411,071	8,264	—	—
2023	269,990	5,482	—	—
2024	200,022	4,110	—	—
Total	$3,110,615	58,446	$565,212	1,026,150

(1)
Our crude oil index-price purchase commitments exceed our crude oil index-price sales commitments (presented below) due primarily to our long-term purchase commitments for crude oil that we purchase and ship on the Grand Mesa Pipeline. As these purchase commitments are deliver-or-pay contracts, whereby our counterparty is required to pay us for any volumes not delivered, we have not entered into corresponding long-term sales contracts for volumes we may not receive.

At March 31, 2019, we had the following commodity sale commitments (in thousands):

	Crude Oil		Natural Gas Liquids
	Value	Volume (in barrels)	Value	Volume (in gallons)
Fixed-Price Commodity Sale Commitments:
2020	$63,759	1,090	$45,626	52,766
2021	—	—	1,395	1,580
2022	—	—	86	100
Total	$63,759	1,090	$47,107	54,446

Index-Price Commodity Sale Commitments:
2020	$1,240,074	20,500	$594,877	778,454
2021	—	—	1,634	2,183
Total	$1,240,074	20,500	$596,511	780,637

We account for the contracts shown in the tables above using the normal purchase and normal sale election. Under this accounting policy election, we do not record the physical contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs. Contracts in the tables above may have offsetting derivative contracts (described in Note 11) or inventory positions (described in Note 2).

Certain other forward purchase and sale contracts do not qualify for the normal purchase and normal sale election. These contracts are recorded at fair value in our consolidated balance sheet and are not included in the tables above. These contracts are included in the derivative disclosures in Note 11, and represent $8.6 million of our prepaid expenses and other current assets and $4.9 million of our accrued expenses and other payables at March 31, 2019.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Note 10—Equity

Partnership Equity

The Partnership’s equity consists of a 0.1% general partner interest and a 99.9% limited partner interest, which consists of common units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest. Our general partner is not required to guarantee or pay any of our debts or obligations.

General Partner Contributions

In connection with the issuance of common units for the vesting of restricted units and warrants that were exercised for common units during the year ended March 31, 2019, we issued 3,039 notional units to our general partner for less than $0.1 million in order to maintain its 0.1% interest in us.

In connection with the issuance of common units for the vesting of restricted units and warrants that were exercised for common units during the year ended March 31, 2018, we issued 1,294 notional units to our general partner for less than $0.1 million in order to maintain its 0.1% interest in us.

In connection with the issuance of common units for the vesting of restricted units, ATM Program (as defined herein) and the equity issuance in February 2017, as discussed within this note, as well as common units issued for a retail propane acquisition during the year ended March 31, 2017, we issued 16,026 notional units to our general partner for $0.3 million in order to maintain its 0.1% interest in us.

Equity Issuances

On August 24, 2016, we entered into an equity distribution agreement in connection with an at-the-market program (the “ATM Program”) pursuant to which we may issue and sell up to $200.0 million of common units. This ATM Program is registered with the SEC on an effective registration statement on Form S-3. During the year ended March 31, 2017, we sold 3,321,135 common units for net proceeds of $64.4 million (net of offering costs of $0.9 million). We did not sell any common units under the ATM Program during the years ended March 31, 2019 and 2018. As of March 31, 2019, approximately $134.7 million remained available for sale under the ATM Program.

On February 22, 2017, we completed a public offering of 10,120,000 common units. We received net proceeds of $222.5 million (net of offering costs of $11.8 million).

Common Unit Repurchase Program

On August 29, 2017, the board of directors of our general partner authorized a common unit repurchase program, under which we may repurchase up to $15.0 million of our outstanding common units through December 31, 2017 from time to time in the open market or in other privately negotiated transactions. Under this program, we repurchased 1,516,848 common units for an aggregate price of $15.0 million, including commissions. This program ended on December 31, 2017.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Our Distributions

The following table summarizes distributions declared on our common units during the last three fiscal years:

Date Declared	Record Date	Payment Date	Amount Per Unit	Amount Paid to Limited Partners	Amount Paid to General Partner
				(in thousands)	(in thousands)
April 21, 2016	May 3, 2016	May 13, 2016	$0.3900	$40,626	$70
July 21, 2016	August 4, 2016	August 12, 2016	$0.3900	$41,146	$71
October 20, 2016	November 4, 2016	November 14, 2016	$0.3900	$41,907	$72
January 19, 2017	February 3, 2017	February 14, 2017	$0.3900	$42,923	$74
April 24, 2017	May 8, 2017	May 15, 2017	$0.3900	$46,870	$80
July 20, 2017	August 4, 2017	August 14, 2017	$0.3900	$47,460	$81
October 19, 2017	November 6, 2017	November 14, 2017	$0.3900	$47,000	$81
January 23, 2018	February 6, 2018	February 14, 2018	$0.3900	$47,223	$81
April 24, 2018	May 7, 2018	May 15, 2018	$0.3900	$47,374	$82
July 24, 2018	August 8, 2018	August 14, 2018	$0.3900	$47,600	$82
October 23, 2018	November 8, 2018	November 14, 2018	$0.3900	$48,260	$83
January 22, 2019	February 6, 2019	February 14, 2019	$0.3900	$48,373	$83
April 24, 2019	May 7, 2019	May 15, 2019	$0.3900	$49,127	$85

Class A Convertible Preferred Units

On April 21, 2016, we entered into a private placement agreement to issue $200 million of 10.75% Class A Convertible Preferred Units (“Class A Preferred Units”) to Oaktree Capital Management L.P. and its co-investors (“Oaktree”). On June 23, 2016, the private placement agreement was amended to increase the aggregate principal amount from $200 million to $240 million. We received net proceeds of $235.0 million (net of offering costs of $5.0 million) in connection with the issuance of 19,942,169 Class A Preferred Units and 4,375,112 warrants.

We pay a cumulative, quarterly distribution in arrears at an annual rate of 10.75% on the Class A Preferred Units to the extent declared by the board of directors of our general partner. To the extent declared, such distributions will be paid for each such quarter within 45 days after each quarter end.

The following table summarizes distributions declared on our Class A Preferred Units during the last three fiscal years:

Date Declared	Payment Date	Amount Paid to Class A Preferred Unitholders
		(in thousands)
July 21, 2016	August 12, 2016	$1,795
October 20, 2016	November 14, 2016	$6,449
January 19, 2017	February 14, 2017	$6,449
April 24, 2017	May 15, 2017	$6,449
July 20, 2017	August 14, 2017	$6,449
October 19, 2017	November 14, 2017	$6,449
January 23, 2018	February 14, 2018	$6,449
April 24, 2018	May 15, 2018	$6,449
July 24, 2018	August 14, 2018	$6,449
October 23, 2018	November 14, 2018	$6,449
January 22, 2019	February 14, 2019	$6,449
April 24, 2019	May 10, 2019	$4,034

If the Class A Preferred Unit quarterly distribution is not made in full in cash for any quarter, the Class A Preferred Unit distribution rate will increase by one quarter of a percentage point (0.25%) per year beginning with distributions for the first six-month period that a payment default is in effect, and will further increase by an additional one quarter of a percentage point (0.25%) beginning with distributions for the next six-month period during which a payment default remains in effect. The

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

deficiency rate shall not exceed 11.25% per year; as long as the default is occurring, the amount of accrued but unpaid Class A Preferred Unit quarterly distributions shall increase at an annual rate of 10.75%, compounded quarterly, until paid in full.

The Class A Preferred Units have no mandatory redemption date but are redeemable, at our election, any time after the first anniversary of the closing date. We have the right to redeem all of the outstanding Class A Preferred Units at a price per Class A Preferred Unit equal to the purchase price multiplied by the redemption multiple then in effect. The redemption multiple means (a) 140% for redemptions occurring on or after the first, but prior to the second anniversary of the closing date, (b) 115% for redemptions occurring on or after the second, but prior to the third anniversary of the closing date, (c) 110% for redemptions occurring on or after the third, but prior to the eighth anniversary of the closing date and (d) 101% for redemptions occurring on or after the eighth anniversary of the closing date.

At any time after the third anniversary of the initial closing date, the Class A preferred unitholders shall have the right to convert all of the outstanding Class A Preferred Units at a price per Class A Preferred Unit equal to the purchase price multiplied by the conversion multiple then in effect, which may be settled in common units, cash or a combination, at our discretion. The conversion multiple means if our common units are trading at or above $12.035 (“the initial conversion price”), the conversion price is not adjusted. However, if the conversion price is less than the initial conversion price, the conversion price will be reset to the greater of (i) the adjusted volume weighted average price of our common units for the 15 trading days immediately preceding the third anniversary of the closing date or (ii) $5.00.

Upon a change of control of the Partnership, each Class A preferred unitholder shall have the right, at its election, to either (i) elect to have its Class A Preferred Units converted to common units; (ii) if we are the surviving entity of such change of control, it can elect to continue to hold its Class A Preferred Units; or (iii) require us to redeem its Class A Preferred Units for cash equal to (a) prior to the first anniversary of the closing date, 140% of the unit purchase price; (b) on or after the first but prior to the second anniversary of the closing date, 130% of the unit purchase price; (c) on or after the second anniversary of the closing date, 120% of the unit purchase price; and (d) thereafter, 101% of the unit purchase price. In each case, this amount will include any accrued but unpaid distributions at the redemption date.

Under the private placement agreement, we are required to file within 180 days of the initial closing date a registration statement registering the resales of common units issued or to be issued upon conversion of the Class A Preferred Units or exercise of the warrants and have the registration statement declared effective within 360 days after the closing date. We are required to continue to maintain the effectiveness of the registration statement until all securities have been sold. The Partnership’s registration statement was declared effective by the SEC on November 23, 2016.

The warrants have an eight year term, after which unexercised warrants will expire. The holders of the warrants may exercise one-third of the warrants from and after the first anniversary of the original issue date, another one-third of the warrants from and after the second anniversary and the final one-third of the warrants from and after the third anniversary. Upon a change of control or in the event we exercise our redemption right with respect to the Class A Preferred Units, all unvested warrants shall immediately vest and be exercisable in full. The warrants have an exercise price of $0.01. During the year ended March 31, 2019, 228,797 warrants were exercised for common units and we received proceeds of less than $0.1 million, and we repurchased 1,229,575 unvested warrants for a total purchase price of $15.0 million on April 26, 2018. During the year ended March 31, 2018, 607,653 warrants were exercised for common units and we received proceeds of less than $0.1 million, and we repurchased 850,716 unvested warrants for a total purchase price of $10.5 million on June 23, 2017. As of March 31, 2019, we had 1,458,371 warrants that remain outstanding, which were all exercised for common units on April 5, 2019 (see below for a further discussion).

We allocated the net proceeds on a relative fair value basis to the Class A Preferred Units ($186.4 million), which includes the value of a beneficial conversion feature, and warrants ($48.6 million). As discussed below, $131.5 million of the amount allocated to the Class A Preferred Units was allocated to the intrinsic value of the beneficial conversion feature. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. Per the applicable accounting guidance, we are required to allocate a portion of the proceeds allocated to the Class A Preferred Units to the beneficial conversion feature based on the intrinsic value of the beneficial conversion feature. The intrinsic value is calculated at the commitment date based on the difference between the fair value of the common units at the issuance date (number of common units issuable at conversion multiplied by the per unit value of our common units at the issuance date) and the proceeds attributed to the Class A Preferred Units. We record the accretion attributable to the beneficial conversion feature as a deemed distribution using the effective interest method over the three year period prior to the effective dates of the holders’ conversion right. Accretion for the beneficial conversion feature was $67.2 million, $18.8 million and $9.0 million for the years ended March 31, 2019, 2018 and 2017, respectively.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

As discussed above, the Class A Preferred Units are not mandatorily redeemable but are redeemable upon a change of control, which was not certain to occur at the issuance of the Class A Preferred Units. Due to the redemption being conditioned upon an event that is not certain to occur or that is not under our control, we are required to record the value allocated to the Class A Preferred Units, excluding the value of the beneficial conversion feature, between liabilities and equity (mezzanine or temporary equity) in our consolidated balance sheet. The value allocated to the warrants and the beneficial conversion feature was recorded within limited partners’ equity in our consolidated balance sheet.

On April 5, 2019, we made a partial redemption of 7,468,978 of the Class A Preferred Units. The applicable Class A redemption premium on the date of redemption was $13.389, calculated at 111.25% of $12.035 (the Class A Preferred Unit price), and the accrued but unpaid and accumulated distributions of $0.338. The amount per Class A Preferred Unit paid to each Class A preferred unitholder was $13.727, for a total payment of $102.5 million. On April 5, 2019, Oaktree also exercised all of its 1,458,371 warrants to purchase common units for proceeds of less than $0.1 million.

On May 11, 2019, we redeemed the remaining 12,473,191 outstanding Class A Preferred Units. The applicable Class A redemption premium on the date of redemption was $13.2385, calculated at 110% of $12.035 (the Class A Preferred Unit price), and the accrued but unpaid and accumulated distributions of $0.1437. The amount per Class A Preferred Unit paid to each Class A preferred unitholder was $13.3822, for a total payment of $166.9 million. In addition, we paid the Class A preferred unitholders the distribution declared for the quarter ended March 31, 2019, as noted above.

Class B Preferred Units

On June 13, 2017, we issued 8,400,000 of our 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Class B Preferred Units”) representing limited partner interests at a price of $25.00 per unit for net proceeds of $202.7 million (net of the underwriters’ discount of $6.6 million and offering costs of $0.7 million).

At any time on or after July 1, 2022, we may redeem our Class B Preferred Units, in whole or in part, at a redemption price of $25.00 per Class B Preferred Unit plus an amount equal to all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared. We may also redeem the Class B Preferred Units upon a change of control as defined in our partnership agreement. If we choose not to redeem the Class B Preferred Units, the Class B preferred unitholders may have the ability to convert the Class B Preferred Units to common units at the then applicable conversion rate. Class B preferred unitholders have no voting rights except with respect to certain matters set forth in our partnership agreement.

Distributions on the Class B Preferred Units are payable on the 15th day of each January, April, July and October of each year to holders of record on the first day of each payment month. The initial distribution rate for the Class B Preferred Units from and including the date of original issue to, but not including, July 1, 2022 is 9.00% per year of the $25.00 liquidation preference per unit (equal to $2.25 per unit per year). On and after July 1, 2022, distributions on the Class B Preferred Units will accumulate at a percentage of the $25.00 liquidation preference equal to the applicable three-month LIBOR plus a spread of 7.213%.

The following table summarizes distributions declared on our Class B Preferred Units during the last two fiscal years:

Date Declared	Record Date	Payment Date	Amount Paid to Class B Preferred Unitholders
			(in thousands)
September 18, 2017	September 29, 2017	October 16, 2017	$5,670
December 19, 2017	December 29, 2017	January 15, 2018	$4,725
March 19, 2018	April 2, 2018	April 16, 2018	$4,725
June 19, 2018	July 2, 2018	July 16, 2018	$4,725
September 12, 2018	October 1, 2018	October 15, 2018	$4,725
December 17, 2018	December 31, 2018	January 15, 2019	$4,725
March 15, 2019	April 1, 2019	April 15, 2019	$4,725

The distribution amount paid on April 15, 2019 is included in accrued expenses and other payables in our consolidated balance sheet at March 31, 2019.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Class C Preferred Units

On April 2, 2019, we issued 1,800,000 of our 9.625% Class C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Class C Preferred Units”) representing limited partner interests at a price of $25.00 per unit for net proceeds of $43.1 million (net of the underwriters’ discount of $1.4 million and estimated offering costs of $0.5 million).

At any time on or after April 15, 2024, we may redeem our Class C Preferred Units, in whole or in part, at a redemption price of $25.00 per Class C Preferred Unit plus an amount equal to all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared. We may also redeem the Class C Preferred Units upon a change of control as defined in our partnership agreement. If we choose not to redeem the Class C Preferred Units, the Class C preferred unitholders may have the ability to convert the Class C Preferred Units to common units at the then applicable conversion rate. Class C preferred unitholders have no voting rights except with respect to certain matters set forth in our partnership agreement.

Distributions on the Class C Preferred Units are payable on the 15th day of each January, April, July and October of each year to holders of record on the first day of each payment month. The initial distribution rate for the Class C Preferred Units from and including the date of original issue to, but not including, April 15, 2024, is 9.625% per year of the $25.00 liquidation preference per unit (equal to $2.41 per unit per year). On and after April 15, 2024, distributions on the Class C Preferred Units will accumulate at a percentage of the $25.00 liquidation preference equal to the applicable three-month LIBOR plus a spread of 7.384%.

Amended and Restated Partnership Agreement

On April 2, 2019, NGL Energy Holdings LLC executed the Fifth Amended and Restated Agreement of Limited Partnership. The preferences, rights, powers and duties of holders of the Class C Preferred Units are defined in the amended and restated partnership agreement. The Class C Preferred Units rank senior to the common units, with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up, and are on parity with the Class A Preferred Units (see above discussion regarding the redemption of these units) and Class B Preferred Units. The Class C Preferred Units have no stated maturity but we may redeem the Class C Preferred Units at any time on or after April 15, 2024 or upon the occurrence of a change in control.

On June 13, 2017, NGL Energy Holdings LLC executed the Fourth Amended and Restated Agreement of Limited Partnership. The preferences, rights, powers and duties of holders of the Class B Preferred Units are defined in the amended and restated partnership agreement. The Class B Preferred Units rank senior to the common units, with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up, and are on parity with the Class A Preferred Units (see above discussion regarding the redemption of these units). The Class B Preferred Units have no stated maturity but we may redeem the Class B Preferred Units at any time on or after July 1, 2022 or upon the occurrence of a change in control.

On June 24, 2016, NGL Energy Holdings LLC executed the Third Amended and Restated Agreement of Limited Partnership. The preferences, rights, powers and duties of holders of the Class A Preferred Units are defined in the amended and restated partnership agreement. The Class A Preferred Units rank senior to the common units, with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up. The Class A Preferred Units have no stated maturity and are not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless redeemed by the Partnership or converted into common units at the election of the Partnership or the Class A preferred unitholders or in connection with a change of control. See above for a discussion regarding the redemption of the Class A Preferred Units.

Equity-Based Incentive Compensation

Our general partner has adopted a long-term incentive plan (“LTIP”), which allows for the issuance of equity-based compensation. Our general partner has granted certain restricted units to employees and directors, which vest in tranches, subject to the continued service of the recipients. The awards may also vest upon a change of control, at the discretion of the board of directors of our general partner. No distributions accrue to or are paid on the restricted units during the vesting period.

The restricted units include awards that vest contingent on the continued service of the recipients through the vesting date (the “Service Awards”).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

On April 1, 2017, we made an accounting policy election to account for actual forfeitures, rather than estimate forfeitures each period (as previously required). As a result, the cumulative effect adjustment, which represents the differential between the amount of compensation expense previously recorded and the amount that would have been recorded without assuming forfeitures, had no impact on our consolidated financial statements.

The following table summarizes the Service Award activity during the years ended March 31, 2019, 2018 and 2017:

Unvested Service Award units at March 31, 2016	2,297,132
Units granted	3,124,600
Units vested and issued	(2,350,082)
Units forfeited	(363,150)
Unvested Service Award units at March 31, 2017	2,708,500
Units granted	1,964,911
Units vested and issued	(2,260,011)
Units forfeited	(134,525)
Unvested Service Award units at March 31, 2018	2,278,875
Units granted	3,141,993
Units vested and issued	(2,833,968)
Units forfeited	(278,500)
Unvested Service Award units at March 31, 2019	2,308,400

In connection with the vesting of certain restricted units during the year ended March 31, 2019, we canceled 26,993 of the newly-vested common units in satisfaction of $0.3 million of employee tax liability paid by us. Pursuant to the terms of the LTIP, these canceled units are available for future grants under the LTIP.

The following table summarizes the scheduled vesting of our unvested Service Award units at March 31, 2019:

Year Ending March 31,	Number of Units
2020	1,005,725
2021	869,425
2022	433,250
Total	2,308,400

Service Awards are valued at the average of the high/low sales price as of the grant date less the present value of the expected distribution stream over the vesting period using a risk-free interest rate. We record the expense for each Service Award on a straight-line basis over the requisite period for the entire award (that is, over the requisite service period of the last separately vesting portion of the award), ensuring that the amount of compensation cost recognized at any date at least equals the portion of the grant-date value of the award that is vested at that date.

During the years ended March 31, 2019, 2018 and 2017, we recorded compensation expense related to Service Award units of $12.0 million, $16.2 million and $56.2 million, respectively.

Of the restricted units granted and vested during the year ended March 31, 2019, 1,745,801 units were granted as a bonus for performance during the year ended March 31, 2018. The total amount of these bonus payments was $20.4 million, of which we had accrued $6.3 million as of March 31, 2018. Also, 59,393 units were granted and vested as incentive compensation for the year ended March 31, 2018. The value of these awards was $0.7 million and was recorded within general and administrative expense in our consolidated statement of operations for the year ended March 31, 2018.

Of the restricted units granted and vested during the year ended March 31, 2019, 176,817 units were granted as a bonus for performance during the year ended March 31, 2019. The total amount of these bonus payments was $2.4 million.

Of the restricted units granted and vested during the year ended March 31, 2017, 1,008,091 units were granted as a bonus for performance during the year ended March 31, 2016. We accrued expense of $16.8 million during the year ended March 31, 2016 as an estimate of the value of such bonus units that would be granted. During the year ended March 31, 2017, we recorded an additional $2.2 million to true up the estimate to the $19.0 million of actual expense associated with these

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

bonuses. Since the units were not granted until August 2016, the full $19.0 million is reflected in the expense during the year ended March 31, 2017.

The following table summarizes the estimated future expense we expect to record on the unvested Service Award units at March 31, 2019 (in thousands):

Year Ending March 31,
2020	$8,168
2021	4,154
2022	1,350
Total	$13,672

Beginning in April 2015, our general partner granted units that vest contingent both on the continued service of the recipients through the vesting date and also on the performance of our common units relative to other entities in the Alerian MLP Index (the “Index”) over specified periods of time (the “Performance Awards”). These Performance Award units were granted to certain employees. Performance was to be calculated based on the return on our common units (including changes in the market price of the common units and distributions paid during the performance period) relative to the returns on the common units of the other entities in the Index. During the three months ended December 31, 2018, the compensation committee of the board of directors of our general partner terminated the Performance Award plan and all unvested outstanding Performance Awards units were canceled. Accordingly, as no replacement awards were granted, all previously unrecognized compensation cost was expensed as of the cancellation date. During the year ended March 31, 2019, we recorded compensation expense related to the cancellation of the Performance units of $3.1 million which was recorded within general and administrative expense in our consolidated statement of operations for the year ended March 31, 2019.

The following table summarizes the Performance Award activity during the years ended March 31, 2019, 2018 and 2017:

Unvested Performance Award units at March 31, 2016	637,382
Units granted	932,309
Units forfeited	(380,691)
Unvested Performance Award units at March 31, 2017	1,189,000
Units granted	224,000
Units forfeited	(496,000)
Unvested Performance Award units at March 31, 2018	917,000
Units forfeited	(445,500)
Units canceled	(471,500)
Unvested Performance Award units at March 31, 2019	—

During the July 1, 2015 through June 30, 2018 performance period, the return on our common units was below the return of the 50th percentile of our peer companies in the Index. As a result, no Performance Award units vested on July 1, 2018 and performance units with the July 1, 2018 vesting date are considered to be forfeited.

The fair value of the Performance Awards is estimated using a Monte Carlo simulation at the grant date. The significant inputs used to calculate the fair value of these awards include (i) the price per our common units at the grant date and the beginning of the performance period, (ii) a compounded risk-free interest rate, (iii) our compounded dividend yield, (iv) our historical volatility, (v) the volatility and correlations of our peers and (vi) the remaining performance period. We recorded the expense on a straight-line basis over the period beginning with the grant date and ending with the vesting date of the tranche. Any Performance Awards not earned at the end of the performance period will terminate, expire and otherwise be forfeited by the participants. During the years ended March 31, 2019, 2018 and 2017, we recorded compensation expense related to Performance Award units of $4.9 million (including amounts recorded related to the cancellation of the Performance Award plan (see above)), $5.3 million and $7.2 million, respectively.

The number of common units that may be delivered pursuant to awards under the LTIP is limited to 10% of our issued and outstanding common units. The maximum number of common units deliverable under the LTIP automatically increases to 10% of the issued and outstanding common units immediately after each issuance of common units, unless the plan administrator determines to increase the maximum number of units deliverable by a lesser amount. When an award is forfeited,

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

canceled, exercised, paid or otherwise terminates or expires without the delivery of units, the units subject to such award are again available for new awards under the LTIP. The LTIP provides that units allocated to satisfy tax withholding obligations are not deemed to reduce availability for awards under the LTIP. Following a review of the LTIP, the compensation committee of the board of directors of our general partner determined that units vested after July 1, 2016 were inadvertently counted as a reduction to the Partnership’s LTIP reserve. Accordingly, after making the adjustments as provided for in the LTIP, as of March 31, 2019, there are approximately 3.3 million units remaining available for issuance under the LTIP.

Note 11—Fair Value of Financial Instruments

Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values due to their short-term nature.

Commodity Derivatives

The following table summarizes the estimated fair values of our commodity derivative assets and liabilities reported in our consolidated balance sheet at the dates indicated:

	March 31, 2019		March 31, 2018
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
	(in thousands)
Level 1 measurements	$3,754	$(1,349)	$2,835	$(4,406)
Level 2 measurements	8,882	(5,119)	7,013	(11,503)
	12,636	(6,468)	9,848	(15,909)

Netting of counterparty contracts (1)	(1,577)	1,577	(664)	664
Net cash collateral provided (held)	1,740	(208)	(4,718)	3,742
Commodity derivatives	$12,799	$(5,099)	$4,466	$(11,503)

(1)
Relates to commodity derivative assets and liabilities that are expected to be net settled on an exchange or through a netting arrangement with the counterparty. Our physical contracts that do not qualify as normal purchase normal sale transactions are not subject to such netting arrangements.

The following table summarizes the accounts that include our commodity derivative assets and liabilities in our consolidated balance sheets at the dates indicated:

	March 31,
	2019	2018
	(in thousands)
Prepaid expenses and other current assets	$12,799	$4,466
Accrued expenses and other payables	(4,960)	(8,321)
Other noncurrent liabilities	(139)	(3,182)
Net commodity derivative asset (liability)	$7,700	$(7,037)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes our open commodity derivative contract positions at the dates indicated. We do not account for these derivatives as hedges.

Contracts	Settlement Period	Net Long (Short) Notional Units (in barrels)	Fair Value of Net Assets (Liabilities)
		(in thousands)
At March 31, 2019:
Crude oil fixed-price (1)	April 2019–December 2020	(1,961)	979
Propane fixed-price (1)	April 2019–March 2020	198	608
Refined products fixed-price (1)	April 2019–January 2021	(177)	376
Other	April 2019–March 2022		4,205
			6,168
Net cash collateral provided			1,532
Net commodity derivative asset			$7,700

At March 31, 2018:
Cross-commodity (2)	April 2018–March 2019	155	$(430)
Crude oil fixed-price (1)	April 2018–December 2019	(1,376)	$(8,960)
Crude oil index (1)	April 2018–April 2018	(10)	$(6)
Propane fixed-price (1)	April 2018–February 2019	14	1,849
Refined products fixed-price (1)	April 2018–January 2020	(229)	215
Refined products index (1)	April 2018–April 2018	(4)	(17)
Other	April 2018–March 2022		1,288
			(6,061)
Net cash collateral held			(976)
Net commodity derivative liability			$(7,037)

(1)
We may have fixed price physical purchases, including inventory, offset by floating price physical sales or floating price physical purchases offset by fixed price physical sales. These contracts are derivatives we have entered into as an economic hedge against the risk of mismatches between fixed and floating price physical obligations.

(2)
We may purchase or sell a physical commodity where the underlying contract pricing mechanisms are tied to different commodity price indices. These contracts are derivatives we have entered into as an economic hedge against the risk of one commodity price moving relative to another commodity price.

Amounts in the tables above do not include commodity derivative contract positions related to Mid-Con, Gas Blending and TPSL, as these amounts have been classified as current and noncurrent assets and liabilities held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 1 and Note 17). In addition, amounts in the tables above do not include commodity derivative contract positions related to our former Retail Propane segment, as these amounts have been classified as current assets held for sale within our March 31, 2018 consolidated balance sheet (see Note 1 and Note 17).

The following table summarizes the net gains (losses) recorded from our commodity derivatives to revenues and cost of sales in our consolidated statements of operations for the periods indicated (in thousands):

Year Ended March 31,
2019	$10,817
2018	$(41,263)
2017	$(15,376)

Amounts in the table above do not include net gains (losses) from our commodity derivatives related to Mid-Con, Gas Blending, TPSL and our former Retail Propane segment, as these amounts have been classified as discontinued operations within our consolidated statements of operations for all periods presented (see Note 1 and Note 17).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Credit Risk

We have credit policies that we believe minimize our overall credit risk, including an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances, and the use of industry standard master netting agreements, which allow for offsetting counterparty receivable and payable balances for certain transactions. At March 31, 2019, our primary counterparties were retailers, resellers, energy marketers, producers, refiners, and dealers. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, as the counterparties may be similarly affected by changes in economic, regulatory or other conditions. If a counterparty does not perform on a contract, we may not realize amounts that have been recorded in our consolidated balance sheets and recognized in our net income.

Interest Rate Risk

The Revolving Credit Facility is variable-rate debt with interest rates that are generally indexed to bank prime or LIBOR interest rates. At March 31, 2019, we had $1.2 billion of outstanding borrowings under the Revolving Credit Facility at a weighted average interest rate of 4.39%.

Fair Value of Fixed-Rate Notes

The following table provides fair values estimates of our fixed-rate notes at March 31, 2019 (in thousands):

Senior Unsecured Notes:
2023 Notes	$626,621
2025 Notes	$375,126

For the Senior Unsecured Notes, the fair value estimates were developed based on publicly traded quotes and would be classified as Level 1 in the fair value hierarchy.

Note 12—Segments

The following table summarizes revenues related to our segments. Revenues for reporting periods beginning after April 1, 2018 are presented under Topic 606 (see Note 15 for a further discussion), while prior periods are not adjusted and continue to be reported under the accounting standard in effect for those periods. Transactions between segments are recorded based on prices negotiated between the segments. The “Corporate and Other” category in the table below includes certain corporate expenses that are not allocated to the reportable segments.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

	Year Ended March 31,
	2019	2018 (1)	2017 (1)
	(in thousands)
Revenues:
Crude Oil Logistics:
Topic 606 revenues
Crude oil sales	$3,011,355	$2,151,203	$1,603,667
Crude oil transportation and other	148,738	122,786	70,027
Non-Topic 606 revenues	12,598	—	—
Elimination of intersegment sales	(36,056)	(13,914)	(6,810)
Total Crude Oil Logistics revenues	3,136,635	2,260,075	1,666,884
Water Solutions:
Topic 606 revenues
Disposal service fees	217,545	149,114	110,049
Sale of recovered hydrocarbons	72,678	58,948	31,103
Freshwater revenues	2,404	—	—
Other service revenues	9,017	21,077	18,449
Non-Topic 606 revenues	42	—	—
Total Water Solutions revenues	301,686	229,139	159,601
Liquids:
Topic 606 revenues
Propane sales	1,169,117	1,203,486	807,172
Butane sales	628,063	562,066	391,265
Other product sales	592,889	432,570	308,031
Service revenues	26,655	22,548	32,648
Non-Topic 606 revenues	21,608	—	—
Elimination of intersegment sales	(23,291)	(4,685)	(1,944)
Total Liquids revenues	2,415,041	2,215,985	1,537,172
Refined Products and Renewables:
Topic 606 revenues
Refined products sales	2,535,243	1,874,260	1,405,001
Renewables sales	—	373,669	447,232
Service fees and other revenues	—	(87)	—
Non-Topic 606 revenues	299,190	—	—
Elimination of intersegment sales	—	(268)	(469)
Total Refined Products and Renewables revenues	2,834,433	2,247,574	1,851,764
Corporate and Other
Non-Topic 606 revenues	1,362	1,174	844
Total Corporate and Other revenues	1,362	1,174	844
Total revenues	$8,689,157	$6,953,947	$5,216,265

(1)	We adopted ASC 606 as of April 1, 2018. Revenue reported in fiscal years 2018 and 2017 has not been changed from its previous presentation.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes depreciation and amortization expense and operating income (loss) by segment for the periods indicated.

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Depreciation and Amortization:
Crude Oil Logistics	$74,165	$80,387	$54,144
Water Solutions	108,162	98,623	101,758
Liquids	25,997	24,937	19,163
Refined Products and Renewables	631	672	936
Corporate and Other	3,018	3,779	3,612
Total depreciation and amortization (1)	$211,973	$208,398	$179,613

Operating Income (Loss):
Crude Oil Logistics	$(7,379)	$122,904	$(17,475)
Water Solutions	210,525	(24,231)	44,587
Liquids	(2,910)	(93,113)	43,252
Refined Products and Renewables	12,198	261,249	243,090
Corporate and Other	(85,706)	(79,474)	(86,985)
Total operating income (loss)	$126,728	$187,335	$226,469

(1)	Amounts do not include amortization expense recorded within interest expense and cost of sales (see Note 7 and Note 8).

The following table summarizes additions to property, plant and equipment and intangible assets by segment for the periods indicated. This information has been prepared on the accrual basis, and includes property, plant and equipment and intangible assets acquired in acquisitions. This information below does not include goodwill by segment.

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Crude Oil Logistics	$28,039	$36,762	$168,053
Water Solutions	567,637	102,261	109,008
Liquids	72,717	25,023	66,864
Corporate and Other	1,819	1,472	2,825
Total	$670,212	$165,518	$346,750

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following tables summarize long-lived assets (consisting of property, plant and equipment, intangible assets, and goodwill) and total assets by segment at the dates indicated:

	March 31,
	2019	2018
	(in thousands)
Long-lived assets, net:
Crude Oil Logistics	$1,584,636	$1,638,558
Water Solutions	1,600,836	1,256,143
Liquids (1)	498,767	501,302
Refined Products and Renewables	29,477	30,384
Corporate and Other	26,569	31,516
Total	$3,740,285	$3,457,903

(1)	Includes $0.5 million and $0.6 million of non-US long-lived assets at March 31, 2019 and 2018, respectively.

	March 31,
	2019	2018
	(in thousands)
Total assets:
Crude Oil Logistics	$2,237,612	$2,285,813
Water Solutions	1,668,292	1,323,171
Liquids (1)	721,008	717,690
Refined Products and Renewables	383,026	341,495
Corporate and Other	77,019	102,211
Assets held for sale	815,536	1,380,742
Total	$5,902,493	$6,151,122

(1)	Includes $12.0 million and $27.5 million of non-US total assets at March 31, 2019 and 2018, respectively.

All of the tables above do not include amounts related to Mid-Con, Gas Blending, TPSL and our former Retail Propane segment, as these amounts have been classified as discontinued operations within our consolidated statements of operations for all periods presented and as held for sale within our March 31, 2019 and 2018 consolidated balance sheets (see Note 17).

Note 13—Transactions with Affiliates

A member of the board of directors of our general partner is an executive officer of WPX Energy, Inc. (“WPX”). We purchase crude oil from and sell crude oil to WPX (certain of the purchases and sales that were entered into in contemplation of each other are recorded on a net basis within revenues in our consolidated statement of operations). We also treat and dispose of wastewater and solids received from WPX.

SemGroup Corporation (“SemGroup”) holds ownership interests in our general partner. We sell product to and purchase product from SemGroup, and these transactions are included within revenues and cost of sales, respectively, in our consolidated statements of operations. We also lease crude oil storage from SemGroup.

We purchased ethanol from E Energy Adams, LLC, in which we previously held an ownership interest as an equity method investee. We sold our interest in E Energy Adams, LLC on May 3, 2018 (see Note 2). These transactions are reported within cost of sales in our consolidated statements of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes these related party transactions for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Sales to WPX	$28,026	$—	$—
Purchases from WPX (1)	$329,525	$—	$—
Sales to SemGroup	$1,114	$606	$3,866
Purchases from SemGroup	$4,395	$5,034	$12,254
Sales to entities affiliated with management	$21,385	$268	$290
Purchases from entities affiliated with management	$4,382	$3,870	$15,209
Sales to equity method investees	$—	$294	$692
Purchases from equity method investees	$—	$66,820	$121,336

(1)	Amount primarily relates to purchases of crude oil under the definitive agreement we signed with WPX, as discussed further below.

Accounts receivable from affiliates consist of the following at the dates indicated:

	March 31,
	2019	2018
	(in thousands)
Receivables from NGL Energy Holdings LLC	$7,277	$4,693
Receivables from WPX	5,185	—
Receivables from SemGroup	71	49
Receivables from entities affiliated with management	334	24
Receivables from equity method investees	—	6
Total	$12,867	$4,772

Accounts payable to affiliates consist of the following at the dates indicated:

	March 31,
	2019	2018
	(in thousands)
Payables to WPX	$27,844	$—
Payables to entities affiliated with management	625	1,246
Payables to equity method investees	—	8
Total	$28,469	$1,254

Other Related Party Transactions

Victory Propane

On August 14, 2018, we sold our 50% interest in Victory Propane to Victory Propane, LLC. As consideration, we received a promissory note in the amount of $3.4 million, which encompassed the purchase price for our 50% interest plus the outstanding balance of the loan receivable of $2.6 million as of the date of the transaction. The promissory note bears no interest and matures on July 31, 2023. We discounted the promissory note to its net present value of $2.6 million, with the amount of the reduction in the value of the promissory note recorded as a loss within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations. This was the final transaction in exiting the retail propane business and was considered to be inconsequential by management. As a result of the sale, Victory Propane is no longer considered a related party.

At March 31, 2018, we had a loan receivable from Victory Propane, an equity method investee at the time (see Note 2), of $1.2 million.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

During the three months ended December 31, 2017 we completed a transaction with Victory Propane, an equity method investee at the time (See Note 2), to purchase Victory Propane’s Michigan assets. We paid Victory Propane $6.4 million in cash and received current assets, property, plant and equipment and customers. The allocation of the consideration was as follows (in thousands):

Current assets	$276
Property, plant and equipment	1,366
Intangible assets (customer relationships)	4,782
Fair value of net assets acquired	$6,424

Victory Propane recognized a gain on this transaction. As all intra-entity profits and losses are eliminated between an investor and investee until realized, we eliminated our proportionate share of the gain from this transaction on our books. As a result, our underlying equity in the net assets of Victory Propane exceeded our investment (see Note 2), and this difference was amortized as income over the remaining life of the noncurrent assets acquired until they were sold on August 14, 2018. As the sale of virtually all of our remaining Retail Propane segment to Superior (see Note 1) included Victory Propane’s Michigan assets, we were able to recognize our proportionate share of the gain recognized by Victory Propane. As a result, we were able to reverse our proportionate share of their losses that had been recorded against the balance of the loan receivable and write up the value of our investment in Victory Propane to $0.8 million.

Agreement with WPX

During the three months ended June 30, 2018, we entered into a definitive agreement with WPX. Under this agreement, we agreed to provide WPX the benefit of our minimum shipping fees or deficiency credits (fees paid in previous periods that were in excess of the volumes actually shipped) totaling $67.7 million at the time of the transaction (as discussed further in Note 2), which can be utilized for volumes shipped that exceed the minimum monthly volume commitment in subsequent periods. As a result, we wrote-off these minimum shipping fees previously included within other noncurrent assets in our consolidated balance sheet (see Note 2) and recorded a loss within loss (gain) on disposal or impairment of assets, net. We also agreed that we would only ship crude oil that we are required to purchase from WPX in utilizing our allotted capacity on these pipelines and they agreed to be fully responsible to us for all deficiency payments (money due when our actual shipments are less than our allotted capacity) for the remaining term of our contract, which totaled $50.3 million at June 30, 2018 (as discussed further in Note 9). As consideration for this transaction, we paid WPX a net $35.3 million, which was recorded as a loss within loss (gain) on disposal or impairment of assets, net.

Repurchase of Warrants

On April 26, 2018 and June 23, 2017, we repurchased outstanding warrants, as discussed further in Note 10, from funds managed by Oaktree, who were represented on the board of directors of our general partner (see Note 19).

Grassland

We previously had a loan receivable from Grassland Water Solutions, LLC (“Grassland”) and during the three months ended June 30, 2016, we received loan payments of $0.7 million from Grassland in accordance with the loan agreement. On June 3, 2016, we acquired the remaining 65% ownership interest in Grassland. Prior to the completion of this transaction, we accounted for our previously held 35% ownership interest in Grassland using the equity method of accounting. As we owned a controlling interest in Grassland, we revalued our previously held 35% ownership interest to fair value of $0.8 million and recorded a loss of $14.9 million. As the amount paid (cash plus the fair value of our previously held ownership interest) was less than the fair value of the assets acquired and liabilities assumed, we recorded a bargain purchase gain of $0.6 million. Once we acquired the remaining ownership interest in Grassland, the loan receivable was eliminated as Grassland was consolidated in our consolidated financial statements. As a result of the acquisition, we incurred an impairment charge of $1.7 million to write down the loan receivable to its fair value, which was reported within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations. On November 29, 2016, we sold Grassland and received proceeds of $22.0 million and recorded a loss on disposal of $2.3 million during the three months ended December 31, 2016. This loss is reported within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations.

Note 14—Employee Benefit Plan

We have established a defined contribution 401(k) plan to assist our eligible employees in saving for retirement on a tax-deferred basis. The 401(k) plan permits all eligible employees to make voluntary pre-tax contributions to the plan, subject

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

to applicable tax limitations. For every dollar that employees contribute up to 1% of their eligible compensation (as defined in the plan), we contribute one dollar, plus 50 cents for every dollar employees contribute between 1% and 6% of their eligible compensation (as defined in the plan). Our matching contributions prior to January 1, 2015 vest over five years and, effective January 1, 2015, our matching contributions vest over two years. Expenses under the plan for the years ended March 31, 2019, 2018 and 2017 were $1.9 million, $1.7 million and $1.5 million, respectively. Expenses for matching contributions related to Mid-Con, Gas Blending, TPSL and our former Retail Propane segment have been classified as discontinued operations within our consolidated statements of operations for all periods presented (see Note 1 and Note 17).

Note 15—Revenue from Contracts with Customers

Impact of Adoption

We adopted ASC 606 on April 1, 2018, using the modified retrospective method. Revenues for reporting periods beginning after April 1, 2018 are presented under Topic 606, while prior periods are not adjusted and continue to be reported under the accounting standard in effect for those periods. We recorded an increase to the beginning balance of equity as of April 1, 2018, due to the cumulative impact of adopting the standard, as discussed further below.

Based on our evaluation, we anticipate that from time to time, differences in the timing of revenues earned and our right to invoice customers may create contract assets or liabilities. These differences in timing would be the result of contracts that contain minimum volume commitments and tiered pricing provisions, primarily within our Water Solutions segment. In addition, we completed the process of implementing appropriate changes to our business processes, systems and controls to support recognition and disclosure under this standard. Furthermore, under this standard we made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction that we collect from a customer.

As discussed previously, we sold our general partner interest in TransMontaigne Partners L.P. (“TLP”) and deferred a portion of the gain related to the sale of which the current portion was recorded in accrued expenses and other payables and the long-term portion was recorded in other noncurrent liabilities at March 31, 2018 within our consolidated balance sheet. During the years ended March 31, 2018 and 2017, we recognized $30.1 million and $30.1 million, respectively, of the deferred gain in our consolidated statements of operations. As this transaction was accounted for under the real estate guidance in ASC 360-20, Property, Plant and Equipment, we had been amortizing the gain over the life of the related lease agreements. Upon adoption of ASC 606, we determined that this transaction should be accounted for under the guidance of ASC 810-10-40 and utilizing the modified retrospective approach of adoption, the deferred gain as of March 31, 2018 of $139.3 million was recognized in the beginning balance of retained earnings as part of our cumulative effect adjustment at April 1, 2018.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following tables summarize the impact of adoption on our consolidated balance sheet at March 31, 2019 and our consolidated statements of operations for the year ended March 31, 2019:

	Consolidated Balance Sheet
	March 31, 2019
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Increase/(Decrease)
	(in thousands)
Accrued expenses and other liabilities	$107,759	$137,872	$(30,113)
Other noncurrent liabilities	$63,542	$142,623	$(79,081)
Equity:
General partner	$(50,603)	$(50,712)	$109
Limited partners	$2,067,197	$1,958,113	$109,084

	Consolidated Statement of Operations
	March 31, 2019
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Increase/(Decrease)
	(in thousands)
Loss on disposal or impairment of assets, net	$34,296	$4,183	$30,113
Operating income	$126,728	$156,841	$(30,113)
Net income	$339,395	$369,508	$(30,113)

Prior to April 1, 2018, we recognized revenue for services and products when all of the following criteria were met under Topic 605: (i) either services have been rendered or products have been delivered or sold; (ii) persuasive evidence of an arrangement existed; (iii) the price for services was fixed or determinable; and (iv) collectibility was reasonably assured. We recorded deferred revenue when we received amounts from our customers but had not yet met the criteria listed above. We recognized deferred revenue in our consolidated statement of operations when the criteria had been met and all services had been rendered.

Effective April 1, 2018, we recognize revenue for services and products under revenue contracts as our obligations to either perform services or deliver or sell products under the contracts are satisfied. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation in the contract and is recognized as revenue when, or as, the performance obligation is satisfied. Our revenue contracts in scope under ASC 606 primarily have a single performance obligation. The evaluation of when performance obligations have been satisfied and the transaction price that is allocated to our performance obligations requires significant judgment and assumptions, including our evaluation of the timing of when control of the underlying good or service has transferred to our customers and the relative stand-alone selling price of goods and services provided to customers under contracts with multiple performance obligations. Actual results can vary from those judgments and assumptions. We do not have any material contracts with multiple performance obligations or under which we receive material amounts of non-cash consideration at March 31, 2018. Our costs to obtain or fulfill our revenue contracts were not material as of March 31, 2019.

The majority of our revenue agreements are within scope under ASC 606 and the remainder of our revenue comes from contracts that are accounted for as derivatives under ASC 815 or that contain nonmonetary exchanges or leases and are in scope under Topics 845 and 840, respectively. See Note 12 for a detail of disaggregated revenue. Revenue from contracts accounted for as derivatives under ASC 815 within our Refined and Renewables segment includes $4.2 million of net gains related to changes in the mark-to-market value of these arrangements recorded during the year ended March 31, 2019.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to allow customers to secure the right to reserve the product or storage capacity to be received or used at a later date, not to receive financing from our customers or to provide customers with financing.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

We report taxes collected from customers and remitted to taxing authorities, such as sales and use taxes, on a net basis. We include amounts billed to customers for shipping and handling costs in revenues in our consolidated statements of operations.

Crude Oil Logistics Performance Obligations

Within the Crude Oil Logistics segment, revenue is disaggregated into two primary revenue streams that include revenue from the sale of commodities and service revenue. For sales of commodities, we are obligated to deliver a predetermined amount of product on a month-to-month basis to our customers. For these types of agreements, revenue is recognized at a point in time based on when the product is delivered and control is transferred to the customer.

For revenue received from services rendered, we are obligated to provide throughput services to move product via pipeline, truck, railcar, or marine vessel or to provide terminal maintenance services. In either case, the obligation is satisfied over time utilizing the output method based on each volume of product that is moved from the origination point to the final destination or based on the passage of time.

Water Solutions Performance Obligations

Within the Water Solutions segment, revenue is disaggregated into two primary revenue streams that include service revenue and commodity sales revenue. For contracts involving disposal services, we accept wastewater and solids for disposal at our facilities. In cases where we have agreed within a contract or are required by law to remove hydrocarbons from the wastewater, the skim oil will be valued as non-cash consideration. Ordinarily, it is required that the fair value of the skim oil is to be estimated at contract inception; however, due to variability of the form of the non-cash consideration, the amount and dollar value is unknown at the contract inception date. Accordingly, ASC 606-10-32-11 allows us to value the skim oil on the date in which the value becomes known.

The Water Solutions segment has certain disposal contracts that contain the following types of terms or pricing structures that involve significant judgment that impacts the determination and timing of revenue.

•
Minimum volume commitments. We receive a shortfall fee if the customer does not deliver a certain amount of volume of wastewater over a specified period of time. At each reporting period, we make a determination as to the likelihood of earning this fee. We recognize revenue from these contracts when (i) actual volumes are received; and (ii) when the likelihood of a customer exercising its remaining rights to make up the deficient volumes under minimum volume commitments becomes remote (also known as the breakage model).

•
Tiered pricing. For contracts with tiered pricing provisions, the period in which the tiers are earned and settled (i.e. the “reset period”) may vary from monthly to over a period of multiple months. If the tiered pricing is based on a month, we allocate the fee to the distinct daily service to which it relates. If the tiered pricing spans across multiple reporting periods, we estimate the total transaction price at the beginning of each reset period, based on the expected volumes. We revise our estimates of variable consideration at each reporting date throughout each reset period.

•
Volume discount pricing. Volume discount pricing is a form of variable consideration whereby the customer pays for the volumes delivered on a cumulative basis. Similar to tiered pricing, the period in which the cumulative volumes are earned and settled (i.e. the “reset period”) may vary from daily to over a period of multiple months. If the volume discount is based on a month, we allocate the fee to the distinct daily service to which it relates. If the volume discount period spans across multiple reporting periods, we estimate the total transaction price at the beginning of each reset period, based on the expected volumes. We revise the estimate of variable consideration at each reporting date.

For all of our disposal contracts within the Water Solutions segment, revenue will be recognized over time utilizing the output method based on the volume of wastewater or solids we accept from the customer. For contracts that involve the sale of recovered hydrocarbons and freshwater, we will recognize revenue at a point in time, based on when control of the product is transferred to the customer.

Liquids Performance Obligations

Within the Liquids segment, revenue is disaggregated into two primary revenue streams that include revenue from the sale of commodities and providing services. For commodity sales, we are obligated to deliver a specified amount of product over a specified period of time. For these types of agreements, revenue is recognized at a point in time based on when the

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

product is delivered and control is transferred to the customer. For revenue received from services rendered, we offer a variety of services which include: (i) storage services where product is commingled; (ii) railcar transportation services; (iii) transloading services; and (iv) logistics services. We are obligated to provide these services over a predetermined period of time. Revenue from service contracts is recognized at a point in time upon the transfer of control each month. All revenue from services is recognized over time utilizing the output method based on volumes stored or moved.

Refined Products and Renewables Performance Obligations

The Refined Products and Renewables segment has one distinct revenue stream, which is revenue from commodity sales. In these agreements, we are obligated to sell a predetermined amount of product over a specified period of time. Revenue for all commodity sales is recognized at a point in time once the customer has lifted the agreed-upon volumes.

Remaining Performance Obligations

Most of our service contracts are such that we have the right to consideration from a customer in an amount that corresponds directly with the value to the customer of our performance completed to date. Therefore, we are utilizing the practical expedient in ASC 606-10-55-18 under which we recognize revenue in the amount to which we have the right to invoice. Applying this practical expedient, we are not required to disclose the transaction price allocated to remaining performance obligations under these agreements. The following table summarizes the amount and timing of revenue recognition for such contracts at March 31, 2019 (in thousands):

Fiscal Year Ending March 31,
2020	$167,061
2021	128,572
2022	119,016
2023	113,861
2024	99,430
Thereafter	242,032
Total	$869,972

Many agreements are short-term in nature with a contract term of one year or less. For those contracts, we utilized the practical expedient in ASC 606-10-50 that exempts us from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less. Additionally, for our product sales contracts, we have elected the practical expedient set out in ASC 606-10-50-14A, which states that we are not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under these agreements, each unit of product represents a separate performance obligation and therefore future volumes are wholly unsatisfied and disclosure of transaction price allocated to remaining performance obligations is not required. Under product sales contracts, the variability arises as both volume and pricing (typically index-based) are not known until the product is delivered.

Contract Assets and Liabilities

Amounts owed from our customers under our revenue contracts are typically billed as the service is being provided on a monthly basis and are due within 1-30 days of billing, and are classified as accounts receivable-trade on our consolidated balance sheets. Under certain of our contracts, we recognize revenues in excess of billings, referred to as contract assets, within prepaid expenses and other current assets in our consolidated balance sheets. Accounts receivable from contracts with customers are presented within accounts receivable-trade and accounts receivable-affiliates in our consolidated balance sheets. Our contract asset balances primarily relate to our underground cavern storage contracts with multi-period contracts in which the fee escalates each year and the customer provides upfront payment at the beginning of the contract period. We did not record any contract assets during this period.

Under certain of our contracts we may be entitled to receive payments in advance of satisfying our performance obligations under the contract. We recognize a liability for these payments in excess of revenue recognized, referred to as deferred revenue or contract liabilities, within advance payments received from customers in our consolidated balance sheets. Our deferred revenue primarily relates to:

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

•
Prepayments. Some revenue contracts contain prepayment provisions within our Liquids segment. Revenue received related to our underground cavern storage services is received upfront at the beginning of the contract period and is deferred until services have been rendered. In some cases, we also receive prepayments from customers purchasing commodities, which allows the customer to secure the right to receive their requested volumes in a future period. Revenue from these contracts is initially deferred, thus creating a contract liability.

•
Multi-period contract in which fee escalates each subsequent year of the contract. Revenue from these contracts is recognized over time based on a weighted average of what is expected to be received over the life of the contract. As the actual amount billed and received from the customer differs from the amount of revenue recognized, a contract liability is recorded.

•
Tiered pricing and volume discount pricing. As described above, we revise our estimates of variable consideration at each reporting date throughout each reset period. As the actual amount billed and received from the customer differs from the amount of revenue recognized, a contract liability is recorded.

•
Capital reimbursements. Certain contracts in our Water Solutions segment require that our customers reimburse us for capital expenditures related to the construction of long-lived assets, such as water gathering pipelines and custody transfer points, utilized to provide services to them under the revenue contracts. Because we consider these amounts as consideration from customers associated with ongoing services to be provided to customers, we defer these upfront payments in deferred revenue and recognize the amounts in revenue over the life of the associated revenue contract as the performance obligations are satisfied under the contract.

The following tables summarizes the balances of our contract assets and liabilities at the dates indicated (in thousands):

	Balance at
	April 1, 2018	March 31, 2019
Accounts receivable from contracts with customers	$542,593	$613,827

Contract liabilities balance at April 1, 2018	$7,889
Payment received and deferred	77,981
Payment recognized in revenue	(77,409)
Contract liabilities balance at March 31, 2019	$8,461

Amounts in the tables above do not include contract assets and liabilities related to TPSL, as these amounts have been classified as current assets and current liabilities held for sale within our March 31, 2019 consolidated balance sheet (see Note 1 and Note 17).

Note 16—Other Matters

Sale of South Pecos Water Disposal Business

On February 28, 2019, we completed the sale of our South Pecos water disposal business to a subsidiary of WaterBridge Resources LLC for $232.2 million in net cash proceeds and recorded a gain on disposal of $107.9 million during the year ended March 31, 2019. This gain is reported within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations. These operations include: (i) nine saltwater disposal facilities, (ii) all disposal agreements, commercial, surface and other contracts related to those facilities, (iii) pipelines connected to the facilities and (iv) several disposal permits. All of the assets sold in this transaction are located near the town of Pecos, Texas in southern Reeves and Ward counties. WaterBridge Resources LLC also has the option to acquire additional land and permits once the permitting process has been completed.

As this sale transaction did not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Water Solutions segment have not been classified as discontinued operations.

Sale of Bakken Saltwater Disposal Business

On November 30, 2018, we completed the sale of NGL Water Solutions Bakken, LLC to an affiliate of Tallgrass Energy, LP for $85.0 million in net cash proceeds and recorded a gain on disposal of $33.4 million during the year ended

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

March 31, 2019 within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations. These operations include five saltwater disposal wells located in McKenzie and Dunn Counties, North Dakota.

As this sale transaction did not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Water Solutions segment have not been classified as discontinued operations.

Sawtooth Joint Venture

On March 30, 2018, we completed the transaction to form a joint venture with Magnum Liquids, LLC, a portfolio company of Haddington Ventures LLC, along with Magnum Development, LLC and other Haddington-sponsored investment entities (collectively “Magnum”) to focus on the storage of natural gas liquids and refined products by combining our Sawtooth salt dome storage facility with Magnum’s refined products rights and adjacent leasehold. Magnum acquired an approximately 28.5% interest in Sawtooth from us, in exchange for consideration consisting of a cash payment of approximately $37.6 million (excluding working capital) and the contribution of certain refined products rights and adjacent leasehold, which we valued at $21.6 million and recorded within intangible assets in our consolidated balance sheet. The disposition of this interest was accounted for as an equity transaction, no gain or loss was recorded and the carrying value of the noncontrolling interest was adjusted to reflect the change in ownership interest of the subsidiary. We own approximately 71.5% of the joint venture; and within the next two years, Magnum has options to acquire our remaining interest for an additional $182.4 million.

Sale of Interest in Glass Mountain Pipeline, LLC (“Glass Mountain”)

On December 22, 2017, we sold our previously held 50% interest in Glass Mountain for net proceeds of $292.1 million and recorded a gain on disposal of $108.6 million during the three months ended December 31, 2017 within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations.

As this sale transaction did not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Crude Oil Logistics segment have not been classified as discontinued operations.

Termination of a Storage Sublease Agreement

During the year ended March 31, 2017, we agreed to terminate a storage sublease agreement that was scheduled to commence in January 2017 and had a term of five years. For terminating this agreement, the counterparty agreed to pay us a specific amount in five equal payments which began in February 2017 and in January of the next four years and removed any future obligations of the Partnership. As a result, we discounted the future payments and recorded a gain of $16.2 million to other (expense) income, net in our consolidated statement of operations during the year ended March 31, 2017.

Termination of Development Agreement

On June 3, 2016, we entered into a purchase and sale agreement with the counterparty to the development agreement in our Water Solutions segment. Total cash consideration paid under the agreement was $49.6 million and in return we received the following:

•	Termination of the development agreement (see Note 7);

•	Additional interest in the water pipeline company we acquired in January 2016;

•	Release of contingent consideration liabilities attributed to certain of our water treatment and disposal facilities;

•	Certain parcels of land and permits to develop saltwater disposal wells and other parcels of land containing water wells and equipment; and

•	A two-year non-compete agreement with the counterparty.
We accounted for the transaction as an acquisition of assets. We allocated $1.2 million of the total consideration to property, plant and equipment, $3.3 million to intangible assets, $2.8 million to noncontrolling interest, $25.5 million to the release of contingent consideration liabilities and $16.9 million to the termination of the development agreement. We recorded a $21.3 million gain on the release of $46.8 million of contingent consideration liabilities, which was recorded within (loss) gain on early extinguishment of liabilities, net in our consolidated statement of operations during the year ended March 31, 2017. For the termination of the development agreement, we recorded a loss of $22.7 million, which included the carrying value of the development agreement asset that was written off (see Note 7). This loss was recorded within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations during the year ended March 31, 2017.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Sale of TLP Common Units

On April 1, 2016, we sold all of the TLP common units we owned to ArcLight for approximately $112.4 million in cash and recorded a gain on disposal of $104.1 million during the year ended March 31, 2017. This gain is reported within loss (gain) on disposal or impairment of assets, net in our consolidated statement of operations.

Note 17—Assets, Liabilities and Redeemable Noncontrolling Interest Held for Sale and Discontinued Operations

As discussed in Note 1, we met the criteria for classifying certain assets and liabilities of the Mid-Con and Gas Blending businesses as held for sale and the operations as discontinued. On January 3, 2020, we completed the sale of Mid-Con to a third-party. See Note 1 for a further discussion.

As discussed in Note 1, we met the criteria for classifying the assets and liabilities of TPSL as held for sale and the operations as discontinued. On September 30, 2019, we completed the sale of TPSL and associated assets to Trajectory for total consideration of $233.8 million and recorded a loss on disposal of $181.2 million during the nine months ended December 31, 2019. See Note 1 and Note 19 for a further discussion.

As discussed in Note 1, as of June 30, 2018, we met the criteria for classifying the assets, liabilities and redeemable noncontrolling interest of our Retail Propane segment as held for sale and the operations as discontinued. On March 30, 2018, we sold a portion of our Retail Propane segment to DCC for net proceeds of $212.4 million in cash, and recorded a gain on disposal of $89.3 million during the year ended March 31, 2018. On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior for net proceeds of $889.8 million in cash, and recorded a gain on disposal of $408.9 million during the year ended March 31, 2019. On August 14, 2018, we sold our previously held interest in Victory Propane. See Note 1 for a further discussion.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes the major classes of assets, liabilities and redeemable noncontrolling interest classified as held for sale at the dates indicated:

	March 31,
	2019	2018
	(in thousands)
Current Assets Held for Sale
Cash and cash equivalents	$—	$4,113
Accounts receivable-trade, net	164,716	252,136
Inventories	327,015	402,904
Prepaid expenses and other current assets	89,254	49,518
Total current assets held for sale	580,985	708,671
Noncurrent Assets Held for Sale
Property, plant and equipment, net	15,553	207,661
Goodwill	35,405	142,028
Intangible assets, net	137,446	279,395
Other noncurrent assets (1)	46,147	42,987
Total noncurrent assets held for sale	234,551	672,071
Total assets held for sale	$815,536	$1,380,742

Current Liabilities Held for Sale
Accounts payable-trade	$85,602	$79,432
Accrued expenses and other payables	140,691	92,845
Advance payments received from customers	460	13,327
Current maturities of long-term debt	—	2,550
Total current liabilities held for sale	226,753	188,154
Noncurrent Liabilities Held for Sale
Long-term debt, net	—	2,888
Other noncurrent liabilities	33	190
Total noncurrent liabilities held for sale	33	3,078
Total liabilities held for sale	226,786	191,232
Redeemable Noncontrolling Interest Held for Sale
Redeemable noncontrolling interest	—	9,927
Total liabilities and redeemable noncontrolling interest held for sale	$226,786	$201,159

(1)
Primarily comprised of tank bottoms, which are product volumes required for the operation of storage tanks, that are recorded at historical cost. We recover tank bottoms when the storage tanks are removed from service. At March 31, 2019 and 2018, tank bottoms held in third party terminals consisted of 389,737 barrels and 366,212 barrels of refined products, respectively. Tank bottoms held in terminals we own are included within property, plant and equipment (see Note 5).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes the results of operations from discontinued operations for the periods indicated:

	Year Ended March 31,
	2019	2018	2017
	(in thousands)
Revenues	$15,398,608	$10,474,860	$7,904,143
Cost of sales	15,338,614	10,418,447	7,681,429
Operating expenses	37,348	137,780	134,879
General and administrative expense	2,716	11,471	15,727
Depreciation and amortization	9,593	44,314	43,592
Gain on disposal or impairment of assets, net (1)	(407,608)	(88,194)	(196)
Operating income (loss) from discontinued operations	417,945	(48,958)	28,712
Equity in earnings (loss) of unconsolidated entities	1,183	425	(746)
Interest expense	(126)	(421)	(877)
Other income, net	837	1,930	1,244
Income (loss) from discontinued operations before taxes (2)	419,839	(47,024)	28,333
Income tax expense	(989)	(104)	(6)
Income (loss) from discontinued operations, net of tax	$418,850	$(47,128)	$28,327

(1)
Amount for the year ended March 31, 2019 includes a gain of $408.9 million on the sale of virtually all of our remaining Retail Propane segment to Superior on July 10, 2018, partially offset by a loss of $1.3 million on the sale of a portion of our Retail Propane segment to DCC on March 30, 2018 related to a working capital adjustment.

(2)
Amounts include income (loss) attributable to redeemable noncontrolling interests. Loss attributable to redeemable noncontrolling interest was $0.4 million for the year ended March 31, 2019 and income attributable to redeemable noncontrolling interest was $1.0 million for the year ended March 31, 2018.

Continuing Involvement

As of March 31, 2019, we have commitments to sell up to 7.4 million gallons of propane, valued at $5.7 million (based on the contract price) to Superior and DCC, the purchasers of our former Retail Propane segment, through March 2020. During the year ended March 31, 2019, we received a combined $84.2 million from Superior and DCC for propane sold to them during the period.

Note 18—Quarterly Financial Data (Unaudited)

The following tables summarize our unaudited quarterly financial data. The computation of net income (loss) per common unit is done separately by quarter and year. The total of net income (loss) per common unit of the individual quarters may not equal net income (loss) per common unit for the year, due primarily to the income allocation between the general partner and limited partners and variations in the weighted average units outstanding used in computing such amounts.

Our former Retail Propane segment’s business (included within discontinued operations, see Note 17) is seasonal due to weather conditions in our service areas. Its results are affected by winter heating season requirements, which generally results in net income during the period from October through March of each year and either net losses or lower net income during the period from April through September of each year. Our Liquids segment is also subject to seasonal fluctuations, as demand for propane and butane is typically higher during the winter months. Our operating revenues from our other segments are less weather sensitive. Additionally, the acquisitions described in Note 4 impact the comparability of the quarterly information within the year, and year to year.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

	Quarter Ended				Year Ended
	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	March 31, 2019
	(in thousands, except unit and per unit amounts)
Total revenues	$2,054,952	$2,215,682	$2,295,369	$2,123,154	$8,689,157
Total cost of sales	$1,946,565	$2,051,448	$2,048,659	$1,936,389	$7,983,061
(Loss) income from continuing operations	$(202,799)	$(31,725)	$97,202	$57,867	$(79,455)
Net (loss) income	$(169,289)	$354,939	$110,528	$43,217	$339,395
Net (loss) income attributable to NGL Energy Partners LP	$(168,546)	$355,505	$110,835	$62,253	$360,047
Basic (loss) income per common unit
(Loss) income from continuing operations	$(1.83)	$(0.45)	$0.55	$0.31	$(1.39)
Net (loss) income	$(1.55)	$2.70	$0.65	$0.20	$2.01
Diluted (loss) income per common unit
(Loss) income from continuing operations	$(1.83)	$(0.45)	$0.54	$0.31	$(1.39)
Net (loss) income	$(1.55)	$2.70	$0.64	$0.19	$2.01
Basic weighted average common units outstanding	121,544,421	122,380,197	123,892,680	124,262,014	123,017,064
Diluted weighted average common units outstanding	121,544,421	122,380,197	125,959,751	126,926,589	123,017,064

	Quarter Ended				Year Ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	March 31, 2018
	(in thousands, except unit and per unit amounts)
Total revenues	$1,361,513	$1,452,072	$1,996,370	$2,143,992	$6,953,947
Total cost of sales	$1,216,591	$1,279,871	$1,807,132	$1,959,967	$6,263,561
(Loss) income from continuing operations	$(13,004)	$(109,381)	$105,035	$(5,127)	$(22,477)
Net (loss) income	$(63,707)	$(173,579)	$56,769	$110,912	$(69,605)
Net (loss) income attributable to NGL Energy Partners LP	$(63,362)	$(173,371)	$56,256	$109,602	$(70,875)
Basic (loss) income per common unit
(Loss) income from continuing operations	$(0.19)	$(1.03)	$0.73	$(0.19)	$(0.68)
Net (loss) income	$(0.61)	$(1.56)	$0.33	$0.76	$(1.08)
Diluted (loss) income per common unit
(Loss) income from continuing operations	$(0.19)	$(1.03)	$0.71	$(0.19)	$(0.68)
Net (loss) income	$(0.61)	$(1.56)	$0.32	$0.76	$(1.08)
Basic weighted average common units outstanding	120,535,909	121,314,636	120,844,008	121,271,959	120,991,340
Diluted weighted average common units outstanding	120,535,909	121,314,636	124,161,966	121,271,959	120,991,340

The following summarizes significant items recognized during the years ended March 31, 2019 and 2018:

Year Ended March 31, 2019

•	During the fourth quarter of fiscal year 2019, we recorded a goodwill impairment charge related to Sawtooth (see Note 6);

•	On February 28, 2019, we sold our South Pecos water disposal business and recorded a gain (see Note 16);

•	On November 30, 2018, we sold our Bakken saltwater disposal business and recorded a gain (see Note 16);

•	On July 10, 2018, we sold virtually all of our remaining Retail Propane segment and recorded a gain (see Note 17);

•	On May 3, 2018, we sold our previously held interest in E Energy Adams, LLC and recorded a gain (see Note 2); and

•
During fiscal year 2019, we repurchased a portion of our 2019 Notes and 2023 Notes and redeemed the outstanding 2019 Notes and 2021 Notes and recorded a loss on the early extinguishment of these notes (see Note 8).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Year Ended March 31, 2018

•	On March 30, 2018, we sold a portion of our Retail Propane segment to DCC and recorded a gain (see Note 17);

•	On March 30, 2018, we closed the joint venture related to Sawtooth and sold a portion of our interest in Sawtooth (see Note 16);

•	On December 22, 2017, we sold our previously held interest in Glass Mountain (see Note 16);

•	During the second quarter of fiscal year 2018, we recorded a goodwill impairment charge related to Sawtooth (see Note 6);

•	During fiscal year 2018, we repurchased a portion of our 2019 Notes, 2023 Notes and 2025 Notes and recorded a net gain on the early extinguishment of these notes (see Note 8); and

•
During the first and third quarters of fiscal year 2018, we repurchased a portion of and then all of the remaining outstanding Senior Secured Notes and recorded a loss on the early extinguishment of these notes (see Note 8).

Note 19—Subsequent Events

Issuance of Class C Preferred Units

On April 2, 2019, we issued the Class C Preferred Units. See Note 10 for a further discussion.

Redemption of Class A Preferred Units

On April 5, 2019, we made a partial redemption of the Class A Preferred Units and on May 11, 2019, we redeemed the remaining outstanding Class A Preferred Units. See Note 10 for a further discussion. In connection with the redemption, Jared Parker resigned from the board of directors of our general partner.

Exercise of Warrants

On April 5, 2019, Oaktree exercised all of its remaining warrants to purchase common units. See Note 10 for a further discussion.

Issuance of 2026 Notes

On April 9, 2019, we issued the 2026 Notes. See Note 8 for a further discussion.

Acquisitions

On May 14, 2019, we entered into a definitive agreement with Mesquite Disposals Unlimited, LLC (“Mesquite”) to acquire all of its assets for approximately $892.5 million. Mesquite SWD Inc. will remain the operator of the Mesquite assets led by Mesquite’s current management team. The assets consist of a fully interconnected produced water pipeline transportation and disposal system in Eddy and Lea Counties, New Mexico, and Loving County, Texas. At closing, the Mesquite system is expected to have 35 saltwater disposal wells in total. The transaction is subject to certain regulatory and other customary closing conditions and is expected to close in July 2019.

On April 10, 2019, we acquired one saltwater disposal facility (including three saltwater disposal wells) for total consideration of approximately $53.0 million.

On April 3, 2019, we acquired land and two saltwater disposal wells for total consideration of approximately $13.0 million.

Dispositions

On January 3, 2020, we completed the sale of our Mid-Con business. The business was sold to a third-party whom purchased the inventory and open derivative positions and assumed the Partnership’s obligations under certain system storage agreements. The Partnership retained all of the outstanding accounts receivable and accounts payable balances associated with this business that related to transactions prior to the closing date. To facilitate the assignment of the system storage agreements, the Partnership paid $6.3 million. See Note 1 and Note 17 for a further discussion of the transaction.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

On January 31, 2020, we paid Trajectory $41.7 million, which includes interest charges through the date of payment, related to the final working capital adjustment for the sale of TPSL. See Note 1 and Note 17 for a further discussion of the transaction.

Note 20—Consolidating Guarantor and Non-Guarantor Financial Information

Certain of our wholly owned subsidiaries have, jointly and severally, fully and unconditionally guaranteed the Senior Unsecured Notes (see Note 8). Pursuant to Rule 3-10 of Regulation S-X, we have presented in columnar format the consolidating financial information for NGL Energy Partners LP (Parent), NGL Energy Finance Corp., the guarantor subsidiaries on a combined basis, and the non-guarantor subsidiaries on a combined basis in the tables below. NGL Energy Partners LP and NGL Energy Finance Corp. are co-issuers of the Senior Unsecured Notes. Since NGL Energy Partners LP received the proceeds from the issuance of the Senior Unsecured Notes, all activity has been reflected in the NGL Energy Partners LP (Parent) column in the tables below.

During the periods presented in the tables below, the status of certain subsidiaries changed, in that they either became guarantors of or ceased to be guarantors of the Senior Unsecured Notes. For purposes of the tables below, when the status of a subsidiary changes, all subsidiary activity is included in either the guarantor subsidiaries column or non-guarantor subsidiaries column based on the status of the subsidiary at the balance sheet date regardless of activity during the year.

There are no significant restrictions that prevent the parent or any of the guarantor subsidiaries from obtaining funds from their respective subsidiaries by dividend or loan. None of the assets of the guarantor subsidiaries (other than the investments in non-guarantor subsidiaries) are restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended.

For purposes of the tables below, (i) the consolidating financial information is presented on a legal entity basis, (ii) investments in consolidated subsidiaries are accounted for as equity method investments, and (iii) contributions, distributions, and advances to (from) consolidated entities are reported on a net basis within net changes in advances with consolidated entities in the consolidating statement of cash flow tables below.

As discussed further in Note 1 and Note 17, certain assets and liabilities related to Mid-Con and Gas Blending and the assets and liabilities related to TPSL have been classified as held for sale within our March 31, 2019 and 2018 consolidated balance sheets. In addition, the assets and liabilities related to our former Retail Propane segment have been classified as held for sale within our March 31, 2018 consolidated balance sheet. The results of operations and cash flows related to Mid-Con, Gas Blending, TPSL and our former Retail Propane segment (including equity in earnings of Victory Propane) have been classified as discontinued operations for all periods presented and prior periods have been retrospectively adjusted in the consolidated statements of operations and consolidated statements of cash flows.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Balance Sheet
(in Thousands)

	March 31, 2019
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,798	$—	$3,728	$2,046	$—	$18,572
Accounts receivable-trade, net of allowance for doubtful accounts	—	—	996,192	2,011	—	998,203
Accounts receivable-affiliates	—	—	12,867	—	—	12,867
Inventories	—	—	135,094	1,034	—	136,128
Prepaid expenses and other current assets	—	—	65,443	475	—	65,918
Assets held for sale	—	—	580,985	—	—	580,985
Total current assets	12,798	—	1,794,309	5,566	—	1,812,673
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	—	—	1,620,084	208,856	—	1,828,940
GOODWILL	—	—	1,105,281	5,175	—	1,110,456
INTANGIBLE ASSETS, net of accumulated amortization	—	—	725,542	75,347	—	800,889
INVESTMENTS IN UNCONSOLIDATED ENTITIES	—	—	1,127	—	—	1,127
NET INTERCOMPANY RECEIVABLES (PAYABLES)	862,186	—	(808,610)	(53,576)	—	—
INVESTMENTS IN CONSOLIDATED SUBSIDIARIES	2,503,848	—	170,690	—	(2,674,538)	—
OTHER NONCURRENT ASSETS	—	—	113,857	—	—	113,857
ASSETS HELD FOR SALE	—	—	234,551	—	—	234,551
Total assets	$3,378,832	$—	$4,956,831	$241,368	$(2,674,538)	$5,902,493
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$—	$—	$872,122	$6,941	$—	$879,063
Accounts payable-affiliates	1	—	28,468	—	—	28,469
Accrued expenses and other payables	25,497	—	80,765	1,497	—	107,759
Advance payments received from customers	—	—	7,550	911	—	8,461
Current maturities of long-term debt	—	—	648	—	—	648
Liabilities held for sale	—	—	226,753	—	—	226,753
Total current liabilities	25,498	—	1,216,306	9,349	—	1,251,153
LONG-TERM DEBT, net of debt issuance costs and current maturities	984,450	—	1,175,683	—	—	2,160,133
OTHER NONCURRENT LIABILITIES	—	—	60,961	2,581	—	63,542
NONCURRENT LIABILITIES HELD FOR SALE	—	—	33	—	—	33
CLASS A 10.75% CONVERTIBLE PREFERRED UNITS	149,814	—	—	—	—	149,814
EQUITY:
Partners’ equity	2,219,070	—	2,503,848	229,693	(2,733,286)	2,219,325
Accumulated other comprehensive loss	—	—	—	(255)	—	(255)
Noncontrolling interests	—	—	—	—	58,748	58,748
Total equity	2,219,070	—	2,503,848	229,438	(2,674,538)	2,277,818
Total liabilities and equity	$3,378,832	$—	$4,956,831	$241,368	$(2,674,538)	$5,902,493

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Balance Sheet
(in Thousands)

	March 31, 2018
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,915	$—	$3,329	$1,850	$—	$22,094
Accounts receivable-trade, net of allowance for doubtful accounts	—	—	815,404	5,148	—	820,552
Accounts receivable-affiliates	—	—	4,772	—	—	4,772
Inventories	—	—	161,324	325	—	161,649
Prepaid expenses and other current assets	—	—	81,589	431	—	82,020
Assets held for sale	—	—	681,867	26,804	—	708,671
Total current assets	16,915	—	1,748,285	34,558	—	1,799,758
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	—	—	1,365,174	147,112	—	1,512,286
GOODWILL	—	—	1,093,270	77,260	—	1,170,530
INTANGIBLE ASSETS, net of accumulated amortization	—	—	691,382	83,705	—	775,087
INVESTMENTS IN UNCONSOLIDATED ENTITIES	—	—	17,236	—	—	17,236
NET INTERCOMPANY RECEIVABLES (PAYABLES)	2,110,940	—	(2,121,741)	10,801	—	—
INVESTMENTS IN CONSOLIDATED SUBSIDIARIES	1,703,327	—	244,109	—	(1,947,436)	—
LOAN RECEIVABLE-AFFILIATE	—	—	1,200	—	—	1,200
OTHER NONCURRENT ASSETS	—	—	202,954	—	—	202,954
ASSETS HELD FOR SALE	—	—	672,071	—	—	672,071
Total assets	$3,831,182	$—	$3,913,940	$353,436	$(1,947,436)	$6,151,122
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$—	$—	$778,965	$2,232	$—	$781,197
Accounts payable-affiliates	1	—	1,253	—	—	1,254
Accrued expenses and other payables	41,104	—	94,853	1,285	—	137,242
Advance payments received from customers	—	—	4,022	3,867	—	7,889
Current maturities of long-term debt	—	—	646	—	—	646
Liabilities held for sale	—	—	175,640	12,514	—	188,154
Total current liabilities	41,105	—	1,055,379	19,898	—	1,116,382
LONG-TERM DEBT, net of debt issuance costs and current maturities	1,704,909	—	974,831	—	—	2,679,740
OTHER NONCURRENT LIABILITIES	—	—	167,398	5,926	—	173,324
NONCURRENT LIABILITIES HELD FOR SALE	—	—	3,078	—	—	3,078
CLASS A 10.75% CONVERTIBLE PREFERRED UNITS	82,576	—	—	—	—	82,576
REDEEMABLE NONCONTROLLING INTEREST HELD FOR SALE	—	—	9,927	—	—	9,927
EQUITY:
Partners’ equity	2,002,592	—	1,704,896	327,858	(2,030,939)	2,004,407
Accumulated other comprehensive loss	—	—	(1,569)	(246)	—	(1,815)
Noncontrolling interests	—	—	—	—	83,503	83,503
Total equity	2,002,592	—	1,703,327	327,612	(1,947,436)	2,086,095
Total liabilities and equity	$3,831,182	$—	$3,913,940	$353,436	$(1,947,436)	$6,151,122

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Operations
(in Thousands)

	Year Ended March 31, 2019
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$8,665,597	$27,542	$(3,982)	$8,689,157
COST OF SALES	—	—	7,986,019	1,024	(3,982)	7,983,061
OPERATING COSTS AND EXPENSES:
Operating	—	—	217,597	13,468	—	231,065
General and administrative	—	—	106,595	812	—	107,407
Depreciation and amortization	—	—	201,513	10,460	—	211,973
(Gain) loss on disposal or impairment of assets, net	—	—	(31,924)	66,220	—	34,296
Revaluation of liabilities	—	—	(5,373)	—	—	(5,373)
Operating Income (Loss)	—	—	191,170	(64,442)	—	126,728
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	2,533	—	—	2,533
Interest expense	(104,716)	—	(60,008)	(46)	45	(164,725)
Loss on early extinguishment of liabilities, net	(12,340)	—	—	—	—	(12,340)
Other expense, net	—	—	(30,187)	—	(231)	(30,418)
(Loss) Income From Continuing Operations Before Income Taxes	(117,056)	—	103,508	(64,488)	(186)	(78,222)
INCOME TAX EXPENSE	—	—	(1,233)	—	—	(1,233)
EQUITY IN NET INCOME (LOSS) FROM CONTINUING OPERATIONS OF CONSOLIDATED SUBSIDIARIES	477,103	—	(44,865)	—	(432,238)	—
Income (Loss) From Continuing Operations	360,047	—	57,410	(64,488)	(432,424)	(79,455)
Income (Loss) From Discontinued Operations, Net of Tax	—	—	419,693	(1,029)	186	418,850
Net Income (Loss)	360,047	—	477,103	(65,517)	(432,238)	339,395
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS					20,206	20,206
LESS: NET LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS					446	446
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNER LP	$360,047	$—	$477,103	$(65,517)	$(411,586)	$360,047

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Operations
(in Thousands)

	Year Ended March 31, 2018
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$6,935,485	$19,954	$(1,492)	$6,953,947
COST OF SALES	—	—	6,263,562	1,491	(1,492)	6,263,561
OPERATING COSTS AND EXPENSES:
Operating	—	—	186,056	7,020	—	193,076
General and administrative	—	—	97,402	577	—	97,979
Depreciation and amortization	—	—	197,497	10,901	—	208,398
(Gain) loss on disposal or impairment of assets, net	—	—	(133,993)	116,875	—	(17,118)
Revaluation of liabilities	—	—	20,124	592	—	20,716
Operating Income (Loss)	—	—	304,837	(117,502)	—	187,335
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	7,539	—	—	7,539
Interest expense	(142,159)	—	(56,989)	(46)	45	(199,149)
Loss on early extinguishment of liabilities, net	(23,201)	—	—	—	—	(23,201)
Other income, net	—	—	7,152	19	(819)	6,352
(Loss) Income From Continuing Operations Before Income Taxes	(165,360)	—	262,539	(117,529)	(774)	(21,124)
INCOME TAX EXPENSE	—	—	(1,353)	—	—	(1,353)
EQUITY IN NET INCOME (LOSS) FROM CONTINUING OPERATIONS OF CONSOLIDATED SUBSIDIARIES	94,485	—	(116,224)	—	21,739	—
(Loss) Income From Continuing Operations	(70,875)	—	144,962	(117,529)	20,965	(22,477)
(Loss) Income From Discontinued Operations, Net of Tax	—	—	(50,477)	2,575	774	(47,128)
Net (Loss) Income	(70,875)	—	94,485	(114,954)	21,739	(69,605)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(240)	(240)
LESS: NET INCOME ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS					(1,030)	(1,030)
NET (LOSS) INCOME ATTRIBUTABLE TO NGL ENERGY PARTNER LP	$(70,875)	$—	$94,485	$(114,954)	$20,469	$(70,875)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Operations
(in Thousands)

	Year Ended March 31, 2017
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$5,197,416	$19,639	$(790)	$5,216,265
COST OF SALES	—	—	4,738,820	533	(790)	4,738,563
OPERATING COSTS AND EXPENSES:
Operating	—	—	166,519	6,527	—	173,046
General and administrative	—	—	100,436	403	—	100,839
Depreciation and amortization	—	—	172,172	7,441	—	179,613
Gain on disposal or impairment of assets, net	—	—	(208,982)	—	—	(208,982)
Revaluation of liabilities	—	—	6,305	412	—	6,717
Operating Income	—	—	222,146	4,323	—	226,469
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	3,830	—	—	3,830
Revaluation of investments	—	—	(14,365)	—	—	(14,365)
Interest expense	(91,259)	—	(58,214)	(174)	46	(149,601)
Gain on early extinguishment of liabilities, net	8,507	—	16,220	—	—	24,727
Other income, net	—	—	27,013	—	(593)	26,420
(Loss) Income From Continuing Operations Before Income Taxes	(82,752)	—	196,630	4,149	(547)	117,480
INCOME TAX EXPENSE	—	—	(1,933)	—	—	(1,933)
EQUITY IN NET INCOME (LOSS) FROM CONTINUING OPERATIONS OF CONSOLIDATED SUBSIDIARIES	219,794	—	(1,336)	—	(218,458)	—
Income From Continuing Operations	137,042	—	193,361	4,149	(219,005)	115,547
Income From Discontinued Operations, Net of Tax	—	—	26,433	1,347	547	28,327
Net Income	137,042	—	219,794	5,496	(218,458)	143,874
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(6,832)	(6,832)
NET INCOME ATTRIBUTABLE TO NGL ENERGY PARTNER LP	$137,042	$—	$219,794	$5,496	$(225,290)	$137,042

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statements of Comprehensive Income (Loss)
(in Thousands)

	Year Ended March 31, 2019
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net income (loss)	$360,047	$—	$477,103	$(65,517)	$(432,238)	$339,395
Other comprehensive (loss) income	—	—	(18)	9	—	(9)
Comprehensive income (loss)	$360,047	$—	$477,085	$(65,508)	$(432,238)	$339,386

	Year Ended March 31, 2018
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net (loss) income	$(70,875)	$—	$94,485	$(114,954)	$21,739	$(69,605)
Other comprehensive income (loss)	—	—	58	(45)	—	13
Comprehensive (loss) income	$(70,875)	$—	$94,543	$(114,999)	$21,739	$(69,592)

	Year Ended March 31, 2017
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net income	$137,042	$—	$219,794	$5,496	$(218,458)	$143,874
Other comprehensive loss	—	—	(1,626)	(45)	—	(1,671)
Comprehensive income	$137,042	$—	$218,168	$5,451	$(218,458)	$142,203

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Cash Flows
(in Thousands)

	Year Ended March 31, 2019
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities-continuing operations	$(116,033)	$—	$295,293	$(27,551)	$(186)	$151,523
Net cash provided by operating activities-discontinued operations	—	—	182,506	3,221	—	185,727
Net cash (used in) provided by operating activities	(116,033)	—	477,799	(24,330)	(186)	337,250
INVESTING ACTIVITIES:
Capital expenditures	—	—	(414,522)	(41,064)	—	(455,586)
Acquisitions, net of cash acquired	—	—	(296,687)	(3,927)	—	(300,614)
Net settlements of commodity derivatives	—	—	(10,173)	—	—	(10,173)
Proceeds from sales of assets	—	—	16,177	—	—	16,177
Proceeds from divestitures of businesses and investments, net	—	—	335,809	—	—	335,809
Investments in unconsolidated entities	—	—	(389)	—	—	(389)
Distributions of capital from unconsolidated entities	—	—	1,440	—	—	1,440
Repayments on loan for natural gas liquids facility	—	—	10,336	—	—	10,336
Loan to affiliate	—	—	(1,515)	—	—	(1,515)
Net cash used in investing activities-continuing operations	—	—	(359,524)	(44,991)	—	(404,515)
Net cash provided by investing activities-discontinued operations	—	—	851,006	6,982	—	857,988
Net cash provided by (used in) investing activities	—	—	491,482	(38,009)	—	453,473
FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	4,098,500	—	—	4,098,500
Payments on revolving credit facilities	—	—	(3,897,000)	—	—	(3,897,000)
Repayment and repurchase of senior secured and senior unsecured notes	(737,058)	—	—	—	—	(737,058)
Payments on other long-term debt	—	—	(653)	—	—	(653)
Debt issuance costs	(30)	—	(1,353)	—	—	(1,383)
Contributions from noncontrolling interest owners, net	—	—	—	169	—	169
Distributions to general and common unit partners and preferred unitholders	(236,633)	—	—	—	—	(236,633)
Repurchase of warrants	(14,988)	—	—	—	—	(14,988)
Common unit repurchases and cancellations	(297)	—	—	—	—	(297)
Payments for settlement and early extinguishment of liabilities	—	—	(4,577)	—	—	(4,577)
Net changes in advances with consolidated entities	1,100,922	—	(1,163,504)	62,396	186	—
Net cash provided by (used in) financing activities-continuing operations	111,916	—	(968,587)	62,565	186	(793,920)
Net cash used in financing activities-discontinued operations	—	—	(295)	(30)	—	(325)
Net cash provided by (used in) financing activities	111,916	—	(968,882)	62,535	186	(794,245)
Net (decrease) increase in cash and cash equivalents	(4,117)	—	399	196	—	(3,522)
Cash and cash equivalents, beginning of period	16,915	—	3,329	1,850	—	22,094
Cash and cash equivalents, end of period	$12,798	$—	$3,728	$2,046	$—	$18,572

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Cash Flows
(in Thousands)

	Year Ended March 31, 2018
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities-continuing operations	$(141,967)	$—	$433,678	$9,411	$(774)	$300,348
Net cash (used in) provided by operating activities-discontinued operations	—	—	(165,862)	3,481	—	(162,381)
Net cash (used in) provided by operating activities	(141,967)	—	267,816	12,892	(774)	137,967
INVESTING ACTIVITIES:
Capital expenditures	—	—	(130,760)	(3,001)	—	(133,761)
Acquisitions, net of cash acquired	—	—	3,100	(22,997)	—	(19,897)
Net settlements of commodity derivatives	—	—	(39,113)	—	—	(39,113)
Proceeds from sales of assets	—	—	33,844	—	—	33,844
Proceeds from divestitures of businesses and investments, net	—	—	292,112	37,668	—	329,780
Transaction with Victory Propane (Note 13)	—	—	(6,424)	—	—	(6,424)
Investments in unconsolidated entities	—	—	(21,465)	—	—	(21,465)
Distributions of capital from unconsolidated entities	—	—	11,969	—	—	11,969
Repayments on loan for natural gas liquids facility	—	—	10,052	—	—	10,052
Loan to affiliate	—	—	(2,510)	—	—	(2,510)
Repayments on loan to affiliate	—	—	4,160	—	—	4,160
Net cash provided by investing activities-continuing operations	—	—	154,965	11,670	—	166,635
Net cash provided by (used in) investing activities-discontinued operations	—	—	104,666	(719)	—	103,947
Net cash provided by investing activities	—	—	259,631	10,951	—	270,582
FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	2,434,500	—	—	2,434,500
Payments on revolving credit facilities	—	—	(2,279,500)	—	—	(2,279,500)
Repayment and repurchase of senior secured and senior unsecured notes	(486,699)	—	—	—	—	(486,699)
Payments on other long-term debt	—	—	(877)	—	—	(877)
Debt issuance costs	(692)	—	(2,008)	—	—	(2,700)
Contributions from noncontrolling interest owners, net	—	—	—	23	—	23
Distributions to general and common unit partners and preferred unitholders	(225,067)	—	—	—	—	(225,067)
Distributions to noncontrolling interest owners	—	—	—	(3,082)	—	(3,082)
Proceeds from sale of preferred units, net of offering costs	202,731	—	—	—	—	202,731
Repurchase of warrants	(10,549)	—	—	—	—	(10,549)
Common unit repurchases and cancellations	(15,817)	—	—	—	—	(15,817)
Payments for settlement and early extinguishment of liabilities	—	—	(3,408)	—	—	(3,408)
Net changes in advances with consolidated entities	688,718	—	(669,452)	(20,040)	774	—
Net cash provided by (used in) financing activities-continuing operations	152,625	—	(520,745)	(23,099)	774	(390,445)
Net cash used in financing activities-discontinued operations	—	—	(3,446)	(390)	—	(3,836)
Net cash provided by (used in) financing activities	152,625	—	(524,191)	(23,489)	774	(394,281)
Net increase in cash and cash equivalents	10,658	—	3,256	354	—	14,268
Cash and cash equivalents, beginning of period	6,257	—	73	1,496	—	7,826
Cash and cash equivalents, end of period	$16,915	$—	$3,329	$1,850	$—	$22,094

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Cash Flows
(in Thousands)

	Year Ended March 31, 2017
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities-continuing operations	$(749,250)	$—	$750,978	$16,675	$(547)	$17,856
Net cash (used in) provided by operating activities-discontinued operations	—	—	(47,923)	5,029	—	(42,894)
Net cash (used in) provided by operating activities	(749,250)	—	703,055	21,704	(547)	(25,038)
INVESTING ACTIVITIES:
Capital expenditures	—	—	(296,395)	(6,367)	—	(302,762)
Acquisitions, net of cash acquired	—	—	(41,928)	—	—	(41,928)
Net settlements of commodity derivatives	—	—	9,648	—	—	9,648
Proceeds from sales of assets	—	—	28,232	—	—	28,232
Proceeds from divestitures of businesses and investments, net	—	—	112,370	22,000	—	134,370
Investments in unconsolidated entities	—	—	(2,105)	—	—	(2,105)
Distributions of capital from unconsolidated entities	—	—	9,692	—	—	9,692
Repayments on loan for natural gas liquids facility	—	—	8,916	—	—	8,916
Loan to affiliate	—	—	(3,200)	—	—	(3,200)
Repayments on loan to affiliate	—	—	655	—	—	655
Payment to terminate development agreement	—	—	(16,875)	—	—	(16,875)
Net cash (used in) provided by investing activities-continuing operations	—	—	(190,990)	15,633	—	(175,357)
Net cash used in investing activities-discontinued operations	—	—	(175,371)	(12,398)	—	(187,769)
Net cash (used in) provided by investing activities	—	—	(366,361)	3,235	—	(363,126)
FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	1,700,000	—	—	1,700,000
Payments on revolving credit facilities	—	—	(2,733,500)	—	—	(2,733,500)
Issuance of senior unsecured notes	1,200,000	—	—	—	—	1,200,000
Repayment and repurchase of senior secured and senior unsecured notes	(21,193)	—	—	—	—	(21,193)
Payments on other long-term debt	—	—	(46,153)	—	—	(46,153)
Debt issuance costs	(21,868)	—	(11,690)	—	—	(33,558)
Contributions from general partner	49	—	—	—	—	49
Contributions from noncontrolling interest owners, net	—	—	—	672	—	672
Distributions to general and common unit partners and preferred unitholders	(181,581)	—	—	—	—	(181,581)
Distributions to noncontrolling interest owners	—	—	—	(3,292)	—	(3,292)
Proceeds from sale of preferred units, net of offering costs	234,975	—	—	—	—	234,975
Proceeds from sale of common units, net of offering costs	287,136	—	—	—	—	287,136
Payments for settlement and early extinguishment of liabilities	—	—	(28,468)	—	—	(28,468)
Net changes in advances with consolidated entities	(767,760)	—	788,334	(21,121)	547	—
Net cash provided by (used in) financing activities-continuing operations	729,758	—	(331,477)	(23,741)	547	375,087
Net cash used in financing activities-discontinued operations	—	—	(3,443)	(190)	—	(3,633)
Net cash provided by (used in) financing activities	729,758	—	(334,920)	(23,931)	547	371,454
Net (decrease) increase in cash and cash equivalents	(19,492)	—	1,774	1,008	—	(16,710)
Cash and cash equivalents, beginning of period	25,749	—	(1,701)	488	—	24,536
Cash and cash equivalents, end of period	$6,257	$—	$73	$1,496	$—	$7,826